Exhibit 10.1

EXECUTION VERSION

LOAN AGREEMENT

dated as of May 3, 2019

among

C-PAK Consumer Product Holdings LLC

and

C-PAK Consumer Product IP SPV LLC

as the Borrowers,

C-PAK Consumer Product HoldingS SPV I LLC

and the other GUARANTORS from time to time party hereto,

the LENDERS from time to time party hereto,

PINEY LAKE OPPORTUNITIES ECI MASTER FUND LP,

as Administrative Agent,

and Collateral Agent

and

PINEY LAKE OPPORTUNITIES ECI MASTER FUND LP,

as Sole Lead Arranger

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

(continued)

Page(s)
SCHEDULES

Schedule 1.01(a)	Term Loan Commitments
Schedule 7.08	Litigation
Schedule 7.09	Capitalization and Subsidiaries
Schedule 7.14	Intellectual Property
Schedule 7.15	Real Property
Schedule 7.19	Security Filings and Filing Offices
Schedule 7.23	Brokers
Schedule 7.24	Insurance
Schedule 7.25	Existing Indebtedness
Schedule 7.26	Deposit Accounts, Securities Accounts and Commodity Accounts
Schedule 7.34(a)	Material Contracts
Schedule 7.35	Affiliate Transactions
Schedule 7.37	Collective Bargaining Agreements
Schedule 8.13	Excluded Real Property
Schedule 9.02	Liens
Schedule 9.05	Investments
Schedule 9.12	Description of Business

EXHIBITS

Exhibit A	Form of Term Loan Note
Exhibit B	Reserved
Exhibit C	Reserved
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Perfection Certificate
Exhibit F	Form of Assignment and Acceptance

vi

LOAN AGREEMENT

LOAN AGREEMENT dated as of May 3, 2019 among C-PAK Consumer Product Holdings LLC, a Delaware limited liability company (“C-PAK”), C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company (“C-PAK IP”, and collectively, jointly and severally with C-PAK, the “Borrowers”, and each individually, a “Borrower”), C-Pak Consumer Product Holdings SPV I LLC, a Delaware limited liability company (“Holdings”), the Subsidiaries of Holdings that are Guarantors or become Guarantors hereunder pursuant to Section 8.10 hereof, the Lenders from time to time party hereto, Piney Lake Opportunities ECI Master Fund LP (“Piney Lake”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”, and together with the Administrative Agent, each an “Agent” and collectively the “Agents”).

Introductory Statement

WHEREAS, the Borrowers have requested that the Lenders extend term loans to the Borrowers on the Closing Date in the aggregate principal amount of $22,000,000, on the terms and subject to the conditions set forth herein, the proceeds of which term loans the Borrowers will use in accordance with Section 8.12; and

WHEREAS, the Lenders desire to extend such term loans to the Borrowers, the Administrative Agent desires to act as administrative agent for the Lenders, and the Collateral Agent desires to act as collateral agent for the Secured Parties, in each case on and subject to the terms and conditions of this Loan Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, in reliance upon the representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used herein, the following terms have the meanings specified in this Section 1.01 unless the context otherwise requires:

“Account Control Agreement” means, with respect to a deposit account or a securities account (other than an Excluded Deposit Account), an account control agreement in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the Loan Party owning such account, the Collateral Agent, and the applicable depositary bank or securities intermediary, as applicable, which account control agreement provides the Collateral Agent with, among other things, “control” over such account (as defined in, and for purposes of, the UCC) and the cash or investment property therein, as applicable.

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“Accounting System” means an accounting system and related accounting processes that allow the Loan Parties to generate customary accounting reports and complete customary accounting functions, in each case, with respect to the Loan Parties and their Subsidiaries.

“Accounts Receivable” means “Accounts”, as such term is defined in the UCC as in effect on the date hereof.

“Acquisition” means the acquisition by the Borrowers of substantially all of the assets relating to the Joy Business (as defined in the Transaction Agreement) and the Cream Suds Business (as defined in the Transaction Agreement) pursuant to the Transaction Documents.

“Acquisition Consideration” means the consideration for any Permitted Acquisition and all other payments, directly or indirectly, by any Loan Party or any Subsidiary of any Loan Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of properties (including capital expenditures used to fund any portion of a purchase price) or otherwise (but excluding exchange of capital stock) and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency (calculated, in the case of an earn-out, as the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith and in its reasonable business judgment), and includes any and all payments representing the purchase price and any assumptions of Indebtedness, earn-outs and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like), or events or actions of any Person or business. The foregoing to the contrary notwithstanding, except to the extent expressly treated as a component of the purchase price calculation in connection with the applicable Permitted Acquisition, any fees, costs, or expenses of the Loan Parties associated with the Permitted Acquisition shall not constitute Acquisition Consideration.

“Acquisition Debt” has the meaning given to such term in Section 2.09(a).

“Additional Lender” has the meaning given to such term in Section 2.09(c).

“Administrative Agent” has the meaning given to such term in the preamble to this Loan Agreement.

“Affiliate” means, with respect to any Person, (i) any other Person that directly, or indirectly (through one or more intermediaries or otherwise), Controls or is Controlled by or is under common Control with such Person, and (ii) such Person’s officers, directors and other Persons functioning in substantially similar roles. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that, for purposes of this definition, any Person which owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person. The terms “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, neither Agent nor any Lender nor any of their respective managed or Approved Funds or Affiliates shall be deemed an Affiliate of any of Parent or any of its Subsidiaries or any other their respective Affiliates.

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“Agents” and “Agent” each has the meaning given to such term in the preamble to this Loan Agreement.

“Anti-Terrorism Laws” has the meaning given to such term in Section 7.31.

“Applicable Laws” means, as to any Person, any Laws applicable to, or otherwise binding upon, such Person or any of its property, products, business, assets or operations, or to which such Person or any of its property, products, business, assets or operations is subject.

“Applicable Term Loan Margin” means twelve percent (12.00%).

“Approved Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or investing in one or more debt securities, bank loans, other commercial loans, or other similar extensions of credit in the ordinary course of business, and which Person either: (i) is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages, advises or underwrites a Lender; or (ii) purchases, holds or invests in, or was formed for the purpose of purchasing, holding or investing in, one or more debt securities, bank loans, other commercial loans, or other similar extensions of credit originated by (a) a Lender or (b) an Affiliate of a Lender.

“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit F.

“Assignment of Claims Act” means (i) Title 31, United States Code § 3727, and Title 41, United States Code § 15, in each case as revised or amended, and any rules or regulations issued pursuant thereto, and (ii) all other federal and state laws, rules and regulations governing the assignment of government contracts or claims against a Governmental Authority.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Officer” means, with respect to any Person, the president, chief executive officer, chief financial officer, chief operating officer or secretary of such Person (or a manager, in the case of a Person that is a limited liability company), provided that: (i) with respect to financial reporting and other financial matters (including Compliance Certificates, Consolidated Excess Cash Flow, and Solvency Certificates), “Authorized Officer” means the chief financial officer of the applicable Loan Party or such other officer or similar Person performing such duties for such Loan Party; and (ii) with respect to the certificate delivered pursuant to Section 5.10(a), in the case of clauses (ii) and (v) of such Section, “Authorized Officer” means each of the chief financial officer and the chief executive officer of the applicable Loan Party or such other officer or similar Person performing such duties for such Loan Party.

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Board” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Board of Directors” has the meaning given to such term in Section 8.17(a).

“Borrower(s)” has the meaning given to such term in the preamble to this Loan Agreement.

“Budget” has the meaning given to such term in Section 8.01(f).

“Business” means branded consumer product cleaning supplies, detergents and soaps, and any branded business reasonably related or incidental thereto.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York are required, authorized or otherwise permitted by law or other governmental actions to close, and (b) with respect to any notices or determinations in connection with any LIBOR Rate established hereunder, any day that is also a day for trading by and between banks in Dollar deposits in the London Interbank Eurodollar market (or its successor or replacement).

“C-PAK” has the meaning given to such term in the preamble to this Loan Agreement.

“C-PAK Exclusive License” means that certain Intercompany Trademark License Agreement, by and between C-PAK and C-PAK IP of even date herewith, in form and substance satisfactory to the Administrative Agent, as amended from time to time as permitted hereby.

“C-PAK IP” has the meaning given to such term in the preamble to this Loan Agreement.

“Capital Park Group” means collectively, Parent and its Controlled Investment Affiliates.

“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, membership interests in a limited liability company, partnership interests of a limited partnership, any and all equivalent ownership interests in a Person, and in each case any and all warrants, rights or options to purchase, and all conversion or exchange rights, voting rights, calls or rights of any character with respect to, any of the foregoing.

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“Capitalized Lease Obligations” means, as applied to any Person, subject to Section 1.03, all obligations under Capitalized Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Capitalized Leases” means, as applied to any Person, all leases of property (real or personal) that have been or should be, in accordance with GAAP, classified as capitalized leases on the balance sheet of such Person or any of its Subsidiaries, on a consolidated basis.

“Cash Equivalents” means:

(a) any direct obligation of, or unconditional guaranty by, the United States of America (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States of America) maturing not more than one (1) year after the date of acquisition thereof;

(b) commercial paper maturing not more than one hundred eighty (180) days from the date of issue and issued by a corporation (other than an Affiliate of any Loan Party) organized under the laws of any state of the United States of America or of the District of Columbia and, at the time of acquisition thereof, rated A 1 or higher by S&P or P 1 or higher by Moody’s;

(c) any Dollar denominated certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one (1) year after its date of issuance, which is issued by a bank organized under the laws of the United States of America (or any state thereof) which has, at the time of acquisition of such certificate of deposit, time deposit or bankers’ acceptance, as applicable, (i) a credit rating of A or higher from S&P or A-2 or higher from Moody’s and (ii) a combined capital and surplus greater than $500,000,000;

(d) any repurchase agreement having a term of thirty (30) days or less entered into with any commercial banking institution satisfying, at the time of acquisition thereof, the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e) mutual funds with assets in excess of $5,000,000, substantially all of which are of the type described in clauses (a) through (d) of this definition; and

(f) other short term liquid investments approved in writing by the Administrative Agent.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and binding standards and guidelines issued thereunder.

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“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of an amount of equity securities of Parent representing 35% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding Capital Stock of Parent, and the percentage of the aggregate ordinary voting power (or the equivalent thereof) so owned by such “person” or “group” is greater than the aggregate ordinary voting power (or equivalent thereof) that is owned and controlled, directly or indirectly, by Permitted Holders, or (ii) the Permitted Holders at any time ceasing to own and control directly, beneficially and of record, on a fully diluted basis, the greater of (x) sixty-six and two-thirds percent (66 2/3%) of the Management Stock of Parent, or (y) the percentage of any class or series of Management Stock required to constitute Requisite Holders (or any other defined term, or component thereof, in each case, indicating the requisite percentage of such Management Stock necessary to authorize the actions set forth in Section 5 of the Parent’s Certificate of Designation, Preferences, and Rights of Series B Preferred Stock (or, to the extent such certificate is amended, restated, replaced, substituted, or otherwise modified, any section or provision thereof (or substitute therefor) setting forth equivalent or similar actions));

(b) Capital Park Group at any time ceasing to own and control directly, beneficially and of record, on a fully diluted basis, 100% of the outstanding voting and economic equity interests of PrefCo (other than any equity interests of PrefCo owned by Piney Lake or any of its Affiliates or assignees);

(c) PrefCo at any time ceasing to own and control directly, beneficially and of record, on a fully diluted basis, 90% of the outstanding voting and economic equity interests of Holdings;

(d) Holdings at any time ceasing to own and control directly, beneficially and of record, on a fully diluted basis, 100% of the outstanding voting and economic equity interests of C-PAK;

(e) C-PAK at any time ceasing to own and control directly, beneficially and of record, on a fully diluted basis, 100% of the outstanding voting and economic equity interests of C-PAK IP;

(f) other than as a result of a liquidation or dissolution of a Subsidiary of any Loan Party permitted under Section 9.03, any Borrower or any other Loan Party at any time ceasing to own and control, directly or indirectly, beneficially and of record, on a fully diluted basis, 100% of the Capital Stock of any Guarantor (other than Holdings); or

(g) a “change of control” (as defined in the Revolving Credit Agreement) or any term of similar effect under any Revolving Loan Document.

For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the ability to exercise voting power, and the terms “controlling” and “controlled” have meanings correlative thereto. Notwithstanding anything herein to the contrary, neither Agent nor any Lender nor any of their respective managed or Approved Funds or Affiliates shall be deemed to have control over any Loan Party or Affiliate thereof solely by virtue of the transactions contemplated by this Loan Agreement and the other Loan Documents or on account of ownership of Holdings Common Units or Preferred Stock.

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“Charges” has the meaning given to such term in Section 12.28.

“Claims” has the meaning given to such term in the definition of Environmental Claims.

“Closing Date” means the first date upon which all conditions precedent listed in Article V have been satisfied pursuant to the terms thereof (i.e., May 3, 2019).

“Closing Date IP Contribution” has the meaning given to such term in Section 5.25.

“Closing Date IP Contribution Agreement” means that certain Assignment of Intellectual Property dated as of the date hereof, between C-PAK and C-PAK IP, in form and substance satisfactory to the Administrative Agent.

“Closing Date Leverage Test” has the meaning given to such term in Section 5.10(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all rules, regulations, standards and guidelines issued thereunder. Section references to the Code are to the Code as in effect at the date of this Loan Agreement, and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means any assets of any Loan Party or other assets upon which the Collateral Agent has been granted a Lien in connection with this Loan Agreement, including pursuant to the Security Documents.

“Collateral Agent” has the meaning given to such term in the preamble to this Loan Agreement.

“Collateral Assignee” has the meaning given to such term in Section 12.06(d).

“Collateral Assignee Default Notice” has the meaning given to such term in Section 11.09(b).

“Collateral Assignment of Transaction Documents” means that certain Collateral Assignment of Transaction Documents dated as of the Closing Date between C-PAK and the Collateral Agent (for the benefit of the Secured Parties), as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Collections” means all cash, checks, credit card slips or receipts, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Loan Parties.

“Commitment” means with respect to each Lender, such Lender’s Term Loan Commitment.

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“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of Holdings on behalf of each Borrower substantially in the form of Exhibit D, together with such changes thereto or departures therefrom as the Administrative Agent may reasonably request or approve from time to time.

“Confidential Information” has the meaning given to such term in Section 12.18.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for a specified period, an amount determined for the Consolidated Companies equal to, on a trailing twelve month basis (including, subject to the established Consolidated Adjusted EBITDA amounts provided below, any months that precede the Closing Date): (a) Consolidated Net Income of the Consolidated Companies, plus (b) to the extent reducing Consolidated Net Income, the sum of, without duplication, amounts for

(i) Consolidated Interest Expense during such measurement period,

(ii) provisions for Taxes based on income,

(iii) total depreciation expense,

(iv) total amortization expense,

(v) other non-cash charges and expenses reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) including, without limitation, non-cash compensation expense in respect of stock option and incentive plans and accrued Management Fees and the Transaction Fee,

(vi) fees and expenses incurred in connection with the consummation of the Transactions to the extent paid on or within thirty (30) days of the Closing Date not to exceed $1,500,000 in the aggregate,

(vii) reasonable out-of-pocket fees and expenses paid in connection with (a) Permitted Acquisitions that have been consummated, (b) acquisitions (that would qualify as Permitted Acquisitions if consummated), other Investments, Capital Stock issuances and other similar non-ordinary course transactions that have not been (and will not be) consummated, in an aggregate amount, solely with respect to this clause (b), not to exceed $250,000 in the aggregate during any trailing twelve month period and $500,000 in the aggregate during the term of this Loan Agreement,

(viii) non-recurring costs, charges and expenses not to exceed $200,000 for the term of this Loan Agreement or that have otherwise been approved by the Administrative Agent as add-backs to Consolidated Adjusted EBITDA,

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(ix) amounts paid by any Borrower or its Subsidiaries during such period which (a) have been indemnified or reimbursed by third parties that are not Affiliates of such Borrower (excluding any seller under the Transaction Agreement) during such period or (b) are reasonably expected to be indemnified or reimbursed by third parties that are not Affiliates of such Borrower (excluding any seller under the Transaction Agreement) pursuant to a Contractual Obligation; provided that a readjustment to Consolidated Adjusted EBITDA shall be made if such amount is not indemnified or reimbursed in accordance with the terms of such Contractual Obligation within ninety (90) days of such expected indemnification or reimbursement,

(x) fees paid to the Administrative Agent and the Lenders to the extent not included above,

(xi) proceeds of any business interruption insurance,

(xii) each payments made to members of the Board of Directors of each Loan Party with respect to board of director fees and expenses to the extent permitted hereby,

(xiii) extraordinary (as such term was defined in GAAP prior to the effectiveness of FASB 2015-01) losses during the specified period, and

(xiv) other add-backs to Consolidated Adjusted EBITDA mutually agreed upon in writing by the Borrowers and the Administrative Agent.

minus (without duplication) (c) to the extent increasing Consolidated Net Income, the sum of, without duplication, (i) amounts for other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) and (ii) extraordinary (as such term was defined in GAAP prior to the effectiveness of FASB 2015-01) and other non-recurring items paid during the specified period;

For purposes of calculating Consolidated Adjusted EBITDA (other than for purposes of calculating Consolidated Excess Cash Flow) for any Test Period, if at any time during such Test Period the Loan Parties shall have consummated a Permitted Acquisition, the calculation of Consolidated Adjusted EBITDA shall be made on a pro forma basis giving effect to each Permitted Acquisition that shall have been consummated during such Test Period with each such Permitted Acquisition being deemed to have occurred on the first day of such Test Period, using Consolidated Adjusted EBITDA attributable to the Person, asset, Related Brand or license of a Related Brand acquired pursuant to each such Permitted Acquisition for the most recent four fiscal quarter period ending prior to the date on which such Permitted Acquisition is consummated, calculated in a manner acceptable to the Administrative Agent in its sole discretion.

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Notwithstanding anything herein to the contrary, (X) proceeds of an Equity Cure Investment shall not be included in the calculation of Consolidated Adjusted EBITDA for purposes of any calculation of Consolidated Excess Cash Flow and (Y) any positive EBITDA of any Foreign Subsidiary or any Domestic Subsidiary that is not a Loan Party shall be excluded for the purpose of calculating Consolidated Adjusted EBITDA for any purpose set forth herein, except to the extent of the amount of dividends or other distributions actually paid in cash to any Loan Party for such period.

Consolidated Adjusted EBITDA for each of the following periods set forth below shall be as set forth opposite such period:

Historical Consolidated Adjusted EBITDA figures:

Fiscal quarter ended March 31, 2018	$2,116,999.18
Fiscal quarter ended June 30, 2018	$2,444,153.47
Fiscal quarter ended September 31, 2018	$1,772,282.23
Fiscal quarter ended December 31, 2018	$1,672,130.89

“Consolidated Adjusted EBITDA Calculation” means the calculations set forth as Attachment (2a) to the Compliance Certificate.

“Consolidated Capital Expenditures” means, for any specified period, the sum of, without duplication, all expenditures made, directly or indirectly, by the Consolidated Companies during such period, determined on a consolidated basis in accordance with GAAP, that are or should be reflected as additions to property, plant or equipment or similar items reflected in the consolidated statement of cash flows of the Consolidated Companies, or have a useful life of more than one year, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution, improvement, expansion or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) with cash proceeds of Dispositions that are reinvested in accordance with this Loan Agreement, (d) with proceeds of landlord financed leasehold improvements, or (e) with the Net Equity Proceeds of an equity issuance (other than the Net Equity Proceeds from any Equity Cure Investment) by Holdings to the extent not prohibited by this Loan Agreement, and (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or other Investments permitted hereunder in all or substantially all of the equity or assets of another Person or business unit or division.

“Consolidated Companies” means the Loan Parties and their Subsidiaries on a consolidated basis in accordance with GAAP.

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“Consolidated Excess Cash Flow” means, for a specified period, the excess (if any), of: (a) Consolidated Adjusted EBITDA for such period, minus (b) the sum for such period (without duplication and to the extent that the following amounts have not already been deducted in determining Consolidated Adjusted EBITDA for such period) of (i) Consolidated Interest Expense paid in cash, plus (ii) scheduled principal payments actually made during such period in accordance with Section 2.03(a), plus (iii) Taxes based on income required to be paid during such period and actually paid in cash by the Consolidated Companies, plus (iv) Consolidated Capital Expenditures made in cash (and not financed other than with the proceeds of Term Loans or loans under the Revolving Credit Facility or under any other revolving credit facility), plus (v) Tax distributions paid in cash during such period, plus (vi) [reserved], plus (vii) any cash add-backs to Consolidated Adjusted EBITDA, plus (viii) cash payments under any subordinated Indebtedness (including the Revolving Credit Facility to the extent accompanied by a permanent reduction of the commitments thereunder), to the extent permitted to be paid under this Loan Agreement, plus (ix) [reserved], plus (x) increases in Consolidated Working Capital (minus decreases in Consolidated Working Capital); plus (xi) insurance proceeds solely to the extent actually reinvested within the allotted reinvestment period pursuant to Section 4.02(a); plus (xii) amounts paid in cash to redeem Capital Stock in accordance with Section 9.06(e), in each case above to the extent permitted to be paid under the terms of the Loan Documents.

“Consolidated Interest Expense” means, for the Consolidated Companies, the sum of: all interest (net of interest income) in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capitalized Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period); provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated Interest Expense shall include the amount of any interest on the Term Loans that otherwise would be required to be paid if not for the prepayment of the Term Loans with the proceeds of any Equity Cure Investment, for the fiscal quarter immediately preceding such Equity Cure Investment and, without duplication, for each of the following three fiscal quarters.

“Consolidated Net Income” means, for any specified period, the consolidated net income (or deficit) of the Consolidated Companies, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary (as such term was defined in GAAP prior to the effectiveness of FASB 2015-01) nonrecurring items of income or loss, provided that there shall be excluded (i) the income (or loss) of any Person in which any Person (other than any of the Consolidated Companies) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to any of the Consolidated Companies by such Person during such specified period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a consolidated Subsidiary of any of the Consolidated Companies or is merged into or consolidated with any of the Consolidated Companies or such Person’s assets are acquired by any of the Consolidated Companies, and (iii) the income of any consolidated Subsidiary of any of the Consolidated Companies to the extent that the declaration or payment of dividends or other distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of any Contractual Obligation, its Organization Documents or Applicable Law applicable to that consolidated Subsidiary (iv) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (v) any gain attributable to the write-up of any asset and any loss attributable to the write-down of any asset; (vi) any net gain from the collection of the proceeds of life insurance policies; (vii) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of any of the Consolidated Companies, (viii) in the case of a successor to any consolidated Subsidiary of any of the Consolidated Companies by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of asset (unless such successor was a consolidated Subsidiary of any of the Consolidated Companies prior to such consolidation, merger or transfer), (ix) any deferred credit representing the excess of equity in any consolidated Subsidiary of any of the Consolidated Companies at the date of acquisition of such consolidated Subsidiary over the cost to the Consolidated Companies of the investment in such Subsidiary, (x) the cumulative effect of any change in GAAP during such period, and (xi) any noncash FASB ASC 815 income (or loss) related to hedging activities.

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“Consolidated Working Capital” means, as of any date of determination, the excess of (a) the sum of all amounts (other than cash and current tax assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Consolidated Companies at such date minus (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Consolidated Companies on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Indebtedness, (ii) all Indebtedness consisting of the Term Loans to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income Taxes; provided, however, that if a Permitted Acquisition is consummated during the applicable period of determination, changes in Consolidated Working Capital for the target of such Permitted Acquisition will be measured for the period commencing on the first day of the first month after such Permitted Acquisition was consummated and ending on the last day of the period of determination.

“Contingent Liability” means, for any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which such Person or any of its property is bound or subject.

“Controlled Investment Affiliate” means, with respect to any Person, (x) any other investment fund or similar Person that (i) is organized for the purpose of making equity investments in one or more companies and (ii) is controlled by, or is under common control with, such Person or (y) any fund, investment vehicle or other Person that is a co-investor in such Person, directly or indirectly, but only so long as Parent controls such investment in such Person by such co-investor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person through the ownership of voting Capital Stock.

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“Copyright Security Agreements” means any Copyright Security Agreements made in favor of the Collateral Agent (for the benefit of the Secured Parties) by each applicable Loan Party, in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Cream Suds Business” has the meaning given to such term in the Transaction Agreement as in effect on the Closing Date.

“Cure Notice” has the meaning given to such term in Section 9.13(e)(i).

“Default” means any event, act or condition that, with notice or lapse of time, or both, would constitute an Event of Default.

“Diligence Materials” has the meaning given to such term in Section 2.09.

“Disposition” means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or any of such Person’s Subsidiaries’ assets or properties (including Capital Stock of Subsidiaries) to any other Person in a single transaction or series of transactions. Without limiting any of the foregoing, a Disposition shall include the transfer or distribution of assets through a Division.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is six (6) months after the Maturity Date; provided, that if such Capital Stock is issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations. Notwithstanding anything here to the contrary, the Preferred Stock shall not be deemed to be Disqualified Capital Stock for purposes of this Loan Agreement.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable Law with respect to any corporation, limited liability company, partnership or other entity. The word “Divide,” when capitalized, shall have a correlative meaning.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

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“Domestic Subsidiary” means each Subsidiary of a Loan Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) an Approved Fund, but excluding in every case each Loan Party, Permitted Holder, and each Affiliate of the foregoing (it being understood that, notwithstanding anything to the contrary, Piney Lake and its managed and Approved Funds and all Affiliates thereof are Eligible Assignees for all purposes hereunder).

“Environmental Claims” means any and all actions (including administrative, regulatory and judicial actions), suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, warning letters, notices of deficiencies, investigations (other than internal reports prepared by the Loan Parties (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (“Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, fines, penalties, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, fines, penalties, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from any alleged violation of Environmental Law.

“Environmental Law” means any applicable federal, state, foreign, local or municipal statute, law, rule, regulation, order, ordinance, code, decree, or other binding written requirement of any Governmental Authority now or hereafter in effect, in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to or imposing liability or standards of conduct concerning protection of the environment or natural resources, protection of human health or safety (from exposure to Hazardous Materials), or occupational health and safety (from exposure to Hazardous Materials), including public environmental notification requirements and environmental transfer of ownership, notification or approval statutes.

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“Equity Cure Investment” has the meaning given to such term in Section 9.13(e)(ii).

“Equity Cure Right” has the meaning given to such term in Section 9.13(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA as in effect at the date of this Loan Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that, together with any Loan Party or any Subsidiary of any Loan Party, is, or within the last six (6) years was, treated as a “single employer” (i) within the meaning of Sections 414(b), (c), (m) or (o) of the Code or (ii) as a result of any Loan Party or any Subsidiary of any Loan Party being or having been a general partner of such person.

“ERISA Event” means any of the following: (i) a Reportable Event occurs or is reasonably likely to occur with respect to any Plan; (ii) any Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of ERISA (or is reasonably likely to be insolvent or in reorganization) or notice of any such insolvency or reorganization has been given to any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate; (iii) any Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) any Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), or is reasonably likely to do so, or any of the Loan Parties or any Subsidiary of any Loan Party has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA with respect to any Plan; (v) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate fails to make a required installment under Section 430(j) of the Code with respect to any Plan or to make any required contribution to a Multiemployer Plan when due; (vi) any of the Loan Parties, any of their respective Subsidiaries or to the extent applicable or potentially applicable to the Loan Parties or any of their respective Subsidiaries, any ERISA Affiliate incurs (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971, 4975 or 4980 of the Code or is notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; (vii) any proceeding in instituted (or is reasonably likely to be instituted) to terminate, partially terminate or reorganize any Plan or to appoint a trustee to administer any Plan, or any written notice of any such proceeding is given to any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate; (viii) the imposition of any Lien under the Code or ERISA on the assets of any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate or notification to any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate that such a Lien will be imposed on the assets of any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate on account of any Plan; (ix) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; (x) the complete or partial withdrawal of any of the Loan Parties, any of their respective Subsidiaries or any ERISA Affiliate from a Multiemployer Plan which results in the imposition of Withdrawal Liability, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or (xi) a determination that any Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Article X.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Deposit Accounts” means, collectively, deposit accounts which (i) are used for the sole purpose of making payroll for the then current payroll period and withholding Tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) are used for the sole purpose of paying Taxes, including withholding and sales Taxes, (iii) are zero balance deposit accounts, (iv) constitute custodian, trust, fiduciary or other escrow accounts established for the benefit of third parties in the ordinary course of business in connection with transactions permitted hereunder, or (v) deposit accounts, together with all other deposit accounts (other than those identified in clauses (i) through (iv) above) which have an average daily balance for each fiscal month of less than $100,000 in the aggregate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 12.07) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning given to such term in Section 7.31.

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“Extraordinary Receipts” means any cash or other amounts or receipts received by, on behalf of or on account of any Loan Party or any Subsidiary of any Loan Party from the following: (a) proceeds of judgments, proceeds of settlements and other consideration of any kind received in connection with any cause of action, (b) releases of escrowed amounts under the Transaction Documents or under any other purchase agreement or related documentation, (c) any cash or other receipts in the nature of indemnification payments under or in respect of the Transaction Agreement or any other purchase agreement or related documentation, (d) payment under any so-called “representation and warranty policy” or other insurance policy issued pursuant to the Transaction Document or under any other purchase agreement or related documentation or otherwise issued in relation to the transactions contemplated by the Transaction Documents or under any other purchase agreement or related documentation, (e) any pension plan reversions or purchase price adjustment (excluding any working capital adjustment) received pursuant to the Transaction Documents or under any other purchase agreement or related documentation, and (f) foreign, United States, state or local tax refunds, but excluding (1) any of the foregoing amounts that are received to the extent that such amounts so received are applied for the purpose of remedying the condition giving rise to the claim for reimbursement or to reimburse the Loan Party for any such claim previously remedied and (2) any amounts received which are subject to any other clause in Section 4.02(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Flood Insurance” means federally-backed or private insurance that either meets the requirements set forth by the Federal Emergency Management Agency in its Mandatory Purchase of Flood Insurance Guidelines or is available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Fee Letter” means the fee letter, dated as of the date hereof, among each Borrower and Administrative Agent, as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Fees” means all amounts payable pursuant to, or referred to in, Section 3.01 or in the Fee Letter.

“Financial Covenant Cure Amount” has the meaning given to such term in Section 9.13(e)(i).

“Financial Covenant Default” has the meaning given to such term in Section 9.13(e).

“Fixed Charge Coverage Ratio” means (without duplication), as of the last day of any specified Test Period, the ratio of (x) Consolidated Adjusted EBITDA for such Test Period ending on such date minus (a) cash income Taxes, (b) any Restricted Payments paid in cash, (c) unfinanced Consolidated Capital Expenditures (except to the extent financed with the Term Loans, loans under the Revolving Credit Facility or loans under any other revolving credit facility), excluding Consolidated Capital Expenditures made with Capital Stock contributions or reinvestment of asset sales or insurance proceeds within the permitted reinvestment period pursuant to Section 4.02(a), and (d) earn outs paid in cash, divided by (y) Fixed Charges.

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“Fixed Charges” means the sum of (a) cash interest expense (including on Capitalized Lease Obligations) and (b) regularly scheduled principal amortization (including on Capitalized Lease Obligations), in each case giving pro forma effect to any Permitted Acquisitions consummated during the relevant Test Period and the incurrence of any Indebtedness in connection therewith; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio for any Test Period ending on or prior to March 31, 2020, the amounts calculated pursuant to clauses (a) and (b) for the relevant Test Periods shall equal such actual amounts from the Closing Date to and including the last day of the relevant Test Period, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to such date of determination.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“Funded Debt” means, as of any date of determination, all then outstanding Indebtedness of the Consolidated Companies of the type described in clauses (a), (b), (d), (f) and (j) of the definition of “Indebtedness” and in each case, the Guaranty Obligations with respect to each of the foregoing; provided, however, that for purposes of financial covenant calculations, the amount of any prepayment of the Term Loans shall not include any such payment from the proceeds of any Equity Cure Investment for any period in which the proceeds of such Equity Cure Investment are deemed to increase Consolidated Adjusted EBITDA.

“GAAP” means generally accepted accounting principles in the United States of America set forth from time to time in statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 1.03.

“Governmental Authority” means any federal, state or local government of the United States, any foreign country, any multinational authority, or any state, commonwealth, province, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions, and in each case any department or agency thereof.

“Guarantors” means (a) Holdings, (b) each Person that is a Subsidiary of Holdings (other than the Borrowers) on the Closing Date, and (c) each other Person that becomes a party to the Guaranty and Security Agreement or otherwise provides a guaranty for the payment and performance of the Obligations after the Closing Date pursuant to an agreement reasonably acceptable to the Collateral Agent pursuant to Section 8.10.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement among each Loan Party and the Collateral Agent for the benefit of the Secured Parties dated as of the Closing Date, as amended, supplemented or otherwise modified, renewed or replaced from time to time.

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“Guaranty Obligations” means, as to any Person, any Contingent Liability of such Person or other obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, that the term “Guaranty Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date, entered into in connection with any acquisition or disposition of assets permitted under this Loan Agreement (other than with respect to Indebtedness). The amount of any Guaranty Obligation shall be determined in accordance with GAAP.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “waste”, “recycled materials”, “sludge”, “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import under any applicable Environmental Law; and (c) any other chemical, waste, recycled material, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” means (a) any and all agreements or documents not entered into for speculative purposes that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Holdings” has the meaning given to such term in the preamble to this Loan Agreement.

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“Holdings Common Units” means any Common Units (as defined in the Holdings Limited Liability Company Agreement).

“Holdings Equity Investment Agreement” means that certain C-Pak Consumer Product Holdings SPV I LLC Subscription Agreement, dated as of the date hereof, by and between Holdings and Piney Lake, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof.

“Holdings Equity Investment Documents” means the Holdings Equity Investment Agreement, the Holdings Investors’ Rights Agreement and any other agreements, documents and instruments executed in connection therewith, dated as of the date hereof, each of which shall be in form and substance satisfactory to the Administrative Agent.

“Holdings Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of the date hereof, by and among Holdings, PrefCo and Piney Lake, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof.

“Holdings Limited Liability Company Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Holdings, dated as of the date hereof, as amended from time to time in accordance with the terms hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, the following:

(a) all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net Hedging Obligations of such Person;

(d) all obligations of such Person from installment purchases of property or services or representing the deferred purchase price for property or services, other than trade accounts payable in the ordinary course of business (but including any earn-out obligations, calculated in accordance with GAAP);

(e) obligations (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including obligations arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

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(g) all obligations of such Person in respect of Disqualified Capital Stock;

(h) all other obligations upon which interest charges are customarily paid or accrued, other than ordinary trade payables and balances on credit cards incurred in the ordinary course of business;

(i) all Guaranty Obligations of such Person in respect of any of the foregoing; and

(j) trade payables more than ninety (90) days past due which such Person is not disputing in good faith and by appropriate measures.

provided, however, that Indebtedness shall not include (i) prepaid or deferred revenue arising in the ordinary course of business, and (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset.

Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would constitute Funded Debt. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning given to such term in Section 12.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes

“Initial Accounting Termination Date” means the earlier to occur of (a) the date on which the Loan Parties shall have implemented an Accounting System reasonably satisfactory to the Administrative Agent and (b) November 2, 2019.

“Initial Lenders” means Piney Lake together with its Affiliates and Approved Funds, severally and not jointly.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Note” has the meaning given to such term in Section 9.01(j).

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“Intercreditor Agreement” means the intercreditor agreement to be executed in connection with the Revolving Credit Facility, which shall be in form and substance satisfactory to the Administrative Agent in its sole discretion, as such intercreditor agreement may be amended, supplemented, or otherwise modified, renewed or replaced from time to time.

“Interest Payment Date” means the last day of each fiscal month (or portion thereof), commencing with the last day of June 2019; provided that if any Interest Payment Date occurs on a day that is not a Business Day, then such Interest Payment Date shall be deemed to occur on the next succeeding Business Day.

“Interest Period” means, with respect to any Term Loan, initially the period from the Closing Date through the last day of the first calendar month to end after the Closing Date, and at all times thereafter each period of one (1) calendar month.

“Inventory” means any and all “goods” (as defined in the UCC) which shall at any time constitute “inventory” (as defined in the UCC) of any Loan Party, wherever located (including without limitation, goods in transit and goods in the possession of third parties), or which from time to time are held for sale, lease or consumption in any Loan Party’s business, furnished under any contract of service or held as raw materials, work in process, finished inventory or supplies (including without limitation, packaging and/or shipping materials).

“Investment” means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; (b) the incurrence of Contingent Liabilities in favor of any other Person; and (c) the acquisition of, or capital contribution in respect of, any Capital Stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal or capital amount thereof less all returns of principal or equity or capital thereon received (in cash or in the same form as the Investment) on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment. Without limiting any of the foregoing, an Investment shall include the effective acquisition, purchase, contribution or any other investment effected through a Division.

“IP Rights” has the meaning given to such term in Section 7.14.

“IRS” means the U.S. Internal Revenue Service.

“Joy Business” has the meaning given to such term in the Transaction Agreement as in effect on the Closing Date.

“Landlord Agreement” means, with respect to (i) the headquarters location of each Loan Party and (ii) each leased location of a Loan Party and each other location owned by a third party at which a Loan Party stores (1) original books and records, primary servers, or any other material systems necessary to operate the business in the ordinary course of business are located or (2) Collateral with an aggregate value of greater than $250,000, a landlord waiver, bailee letters, collateral access agreement or other acknowledgement agreement of the applicable landlord, lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in such Collateral as may be reasonably requested by the Collateral Agent, in each case in form and substance reasonably satisfactory to the Collateral Agent.

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“Law” means any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or binding governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority or determination of an arbitrator.

“Lender” means each Person identified as a “Lender” on Schedule 1.01(a), their assignees pursuant to Section 12.06, and each other Lender that has made or holds Term Loans, and “Lenders” means all such Persons collectively.

“LIBOR Rate” means, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1.00%) equal to the greater of (i) one percent (1.00%) per annum and (ii) Three Month London Inter-Bank Offered Rate for U.S. Dollar Deposits as set and published by ICE Benchmark Administration Limited (or its successor) and as obtained by the Administrative Agent from a wire that is sent through Bloomberg, L.P. (or, if unavailable, another service or publication selected by the Administrative Agent) two (2) Business Days prior to the first day of such Interest Period. If the applicable Bloomberg LP page (or the applicable successor page) no longer reports LIBOR or if such index no longer exists, the Administrative Agent may, in consultation with Borrowers, select a replacement index, replacement page or replacement rate, as the case may be.

“Lien” means any statutory or other lien, security interest, mortgage, pledge, hypothecation, assignment for collateral purposes, encumbrance, option, purchase right, call right, easement, right-of-way, license, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

“Liquidity” means unrestricted cash and Cash Equivalents of Holdings and its Domestic Subsidiaries plus amounts available to be drawn under the Revolving Credit Facility; provided that the amount available to be drawn under the Revolving Credit Facility shall be deemed to be $0 after the occurrence and during the continuance of an event of default under the Revolving Credit Facility.

“Loan Agreement” means this Loan Agreement, as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Loan Documents” means this Loan Agreement, the Notes, the Fee Letter, the Security Documents, the Perfection Certificates, any intercreditor or subordination agreements in favor of any Agent with respect to this Loan Agreement, and any other document, instrument, certificate or agreement executed by any Loan Party, or by either Borrower on behalf of any Loan Party, and delivered to any Agent or Lender in connection with any of the foregoing or the Obligations, in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time.

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“Loan Party” means the Borrowers, Holdings, each of the other Guarantors, and each other Person that becomes a Loan Party pursuant to the execution of joinder documents.

“Make-Whole Amount” means, as to any prepayment (or deemed prepayment) under Sections 4.01 or 4.02 of the Term Loans (unless otherwise expressly provided in this Loan Agreement), occurring at any time on or prior to the second anniversary of the Closing Date, an amount equal to the present value at such prepayment date of (i) 4% of the aggregate principal amount of the Term Loans then prepaid (or deemed prepaid), plus (ii) all required remaining scheduled interest payments due on the principal amount of such Term Loans prepaid (or deemed prepaid) through the second anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such prepayment). For purposes of this definition, (A) “present value” with respect to each clause hereof shall be computed using a discount rate applied quarterly equal to the Treasury Rate as of the date of such prepayment (or repayment) plus 50 basis points and (B) “Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to and including the date that is the second anniversary of the Closing Date; provided that the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Management Agreement” means that certain Management Services Agreement of even date herewith by and between C-PAK and Parent, as amended from time to time.

“Management Fees” means, collectively, that certain quarterly “Management Fee” (as defined in the Management Agreement as in effect on the date hereof) payable by C-PAK to Parent in an amount not to exceed 4% of EBITDA (as defined in the Management Agreement as in effect on the date hereof) for the subject fiscal quarter and any indemnities, fees, costs and expenses of Parent payable pursuant to the Management Agreement.

“Management Rights” shall mean the right to vote with respect to any one or more of the actions that are described in Section 5 of the Parent’s Certificate of Designation, Preferences, and Rights of Series B Preferred Stock (as in effect on the Closing Date, or, to the extent such certificate is amended, restated, replaced, substituted, or otherwise modified, any section or provision thereof (or substitute therefor) setting forth equivalent or similar voting rights).

“Management Stock” shall mean and include the Series B Preferred Stock of Parent, or any other class or series of Capital Stock, in each case, having the power to exercise Management Rights.

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U or X of the Board.

“Master Agreement” has the meaning given to such term in the definition of the term “Hedging Agreement.”

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“Material Adverse Effect” means any event, development, state of facts, change, circumstance, occurrence, condition or effect that, either individually or in the aggregate: (a) has had or could reasonably be expected to have a material adverse effect or material adverse change on (i) the financial condition, results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business, or value of the Loan Parties and their respective Subsidiaries, taken as a whole, (ii) the validity or enforceability of this Loan Agreement, any of the other Loan Documents, any material provision hereof or thereof, or any material right or remedy of the Secured Parties hereunder or thereunder or (iii) the attachment, perfection or priority of any Liens granted to the Collateral Agent in or to any material portion of the Collateral (other than as a result of any action or inaction of the Agents or any Lender), or (b) has materially impaired or could reasonably be expected to materially impair the ability of any Loan Party, or any of their respective Subsidiaries, to perform any of their obligations contained in this Loan Agreement or any of the other Loan Documents.

“Material Contracts” means (i) those contracts (as in effect on the Closing Date or as amended or modified in accordance with the terms of this Loan Agreement) listed on Schedule 7.34(a), which schedule may be updated from time to time by the Loan Parties in accordance with Section 7.34, (ii) the Transition Services Agreement, (iii) the Transitional Distribution Agreement, (iv) the Transitional Supply Agreement, (v) the Shared Technology License Agreement, (vi) the Senior Executive Consulting Agreement, (vii) any agreement entered into by any Loan Party or any Subsidiary of any Loan Party in connection with the Acquisition or any other acquisition consummated after the Closing Date pursuant to which any Loan Party or any Subsidiary of any Loan Party shall receive material transition services from any third Person in connection with the Acquisition or such other acquisition, (viii) the Transaction Agreement, (ix) any contract or related contracts between any Loan Party or any Subsidiary of any Loan Party (or, at any time that the Transition Services Agreement is in effect, any other party thereto) and any customer of any Loan Party or any Subsidiary of a Loan Party (or, at any time that the Transition Services Agreement is in effect, any other party thereto), pursuant to which contract or contracts the Loan Parties and their Subsidiaries generate ten percent (10%) or more of the annual aggregate revenue of the Loan Parties and their Subsidiaries without replacement thereof within thirty (30) days following expiry or termination thereof, (x) any Material License and (xi) any other contract, agreement, permit or license, the failure to comply with which, or the termination (without contemporaneous replacement) of which, could reasonably be expected to have a Material Adverse Effect.

“Material IP Rights” has the meaning given to such term in Section 7.14.

“Material License” means any license agreement pursuant to which any Loan Party or any Subsidiary of a Loan Party licenses Material IP Rights from any Person. For the avoidance of doubt, the C-PAK Exclusive License shall constitute a Material License.

“Maturity Date” means May 2, 2024.

“Maximum Rate” has the meaning given to such term in Section 12.28.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

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“Mortgage” means a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Loan Party and the Collateral Agent for the benefit of the Secured Parties in respect of any Real Property owned by such Loan Party, in form and substance satisfactory to the Collateral Agent.

“Mortgaged Property” means each parcel of Real Property and the improvements thereto (if any) with respect to which a Mortgage is granted pursuant to Section 8.13(a).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by any Loan Party or any of its Subsidiaries in connection with such Casualty Event (net of all collection expenses thereof (including, without limitation, any legal or other professional fees) (except with respect to any expenses paid to a Loan Party or an Affiliate thereof)), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien that is senior in right of security to the Liens securing payment of the Obligations permitted by Section 9.02(c) or (d) on the property which is the subject of such Casualty Event, and less any Taxes payable by such Person on account of such insurance proceeds or condemnation award, actually paid, assessed or estimated by such Person (in good faith) to be payable within the next 12 months in cash in connection with such Casualty Event, in each case to the extent, but only to the extent, that the amounts are properly attributable to such transaction; provided, that if, after the expiration of such 12-month period, the amount of such estimated or assessed Taxes, if any, exceeded the Taxes actually paid in cash in respect of proceeds from such Casualty Event, the aggregate amount of such excess shall constitute additional Net Casualty Proceeds under Section 4.02(a)(iii) and be applied to the prepayment of the Obligations pursuant to Section 4.02(c).

“Net Debt Proceeds” means, with respect to the sale or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness, the excess of: (a) the gross cash proceeds received by any Loan Party or any of its Subsidiaries of such Indebtedness from such sale or issuance, over (b) all underwriting commissions and legal, investment banking, underwriting, brokerage, accounting and other professional fees, sales commissions and disbursements and all other fees, costs, expenses and charges, in each case actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Loan Party or, unless such expenses are permitted by Section 9.10 and payable pursuant to Section 9.06(g), an Affiliate thereof in connection therewith.

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“Net Disposition Proceeds” means, with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess of: (a) the gross cash proceeds received by such Person from such Disposition, over (b) the sum of: (i) all legal, investment banking, underwriting, brokerage and accounting and other professional fees, sales commissions and disbursements and all other fees, costs, expenses and charges, in each case actually incurred in connection with such Disposition which have not been paid and are not payable to any Loan Party or, unless such expenses are permitted by Section 9.10 and payable pursuant to Section 9.06(g), an Affiliate thereof in connection therewith, and (ii) all Taxes payable by such Person on account of proceeds from such Disposition, actually paid, assessed or estimated by such Person (in good faith) to be payable in cash within the next 12 months in connection with such proceeds, in each case to the extent, but only to the extent, that the amounts are properly attributable to such transaction; provided, that if, after the expiration of the twelve-month period referred to in clause (b)(ii) above, the amount of estimated or assessed Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of proceeds from such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds under Section 4.02(a)(ii) and be applied to the prepayment of the Obligations pursuant to Section 4.02(c).

“Net Equity Proceeds” means, with respect to the sale, issuance or exercise after the Closing Date by any Loan Party or any of its Subsidiaries of any Capital Stock or any capital contribution by any Person to any such Loan Party or Subsidiary, the excess of (a) the gross cash proceeds received by such Loan Party or Subsidiary from such sale, issuance or exercise, over (b) all underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid and are not payable to any Loan Party or, unless such expenses are permitted by Section 9.10 and payable pursuant to Section 9.06(g), an Affiliate thereof in connection therewith.

“Notes” means, collectively, the Term Loan Notes.

“Obligations” means (a) with respect to each Borrower, all obligations (monetary or otherwise, whenever arising, and whether absolute or contingent, liquidated or unliquidated, due or to become due, or matured or unmatured) of such Borrower arising under or in connection with this Loan Agreement, the Notes, the Fee Letter or any other Loan Document, including the principal of, and interest (including interest accruing after the commencement or during the pendency of any proceeding, action or case under the Bankruptcy Code or otherwise of the type described in Section 10.01(j), whether or not allowed in such proceeding, action or case) on, and the Prepayment Premium with respect to, the Term Loans, and all fees, expenses, costs, indemnities and other sums payable at any time under any Loan Document and (b) with respect to each Loan Party other than the Borrowers, all obligations (monetary or otherwise, whenever arising, and whether absolute or contingent, liquidated or unliquidated, due or to become due, or matured or unmatured) of such Loan Party arising under or in connection with this Loan Agreement or any other Loan Document.

“OFAC Sanctions” has the meaning given to such term in Section 7.32.

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“Organization Documents” means, (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, its certificate or articles of formation or organization and its operating agreement, (c) with respect to any partnership, joint venture, trust or other form of business entity, its partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) with respect to any entity, any applicable stockholders agreement, shareholders agreement, voting agreement or other similar agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.07).

“Parent” means Capital Park Holdings Corp., a Delaware corporation.

“Participant” has the meaning given to such term in Section 12.06(c)(i).

“Participant Register” has the meaning given to such term in Section 12.06(c)(iii).

“Patent Security Agreements” means any Patent Security Agreements made in favor of the Collateral Agent (for the benefit of the Secured Parties) by each applicable Loan Party, in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Patriot Act” has the meaning given to such term in Section 12.21.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” means a Perfection Certificate substantially in the form of Exhibit E, or otherwise in form and substance reasonably satisfactory to the Collateral Agent, delivered by each Loan Party to the Administrative Agent pursuant to Section 5.06(b).

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Permitted Acquisition” means a Related Brand Acquisition which satisfies and is conducted in accordance with the following requirements:

(a) the aggregate Acquisition Consideration for any such acquisition consummated after the Closing Date does not exceed $20,000,000;

(b) if such acquisition is structured as an acquisition of the Capital Stock of any Person, then the Person so acquired shall (1) become a wholly-owned direct Domestic Subsidiary of a Borrower or other Domestic Subsidiary of a Borrower that is a Loan Party and such applicable Loan Party shall comply with Section 8.11 hereof and cause such acquired Person to comply with Section 8.10 hereof or (2) be merged with and into such Loan Party (and, in the case of (i) a Borrower, such Borrower being the surviving entity and (ii) any other Loan Party, such Loan Party shall be the surviving entity), in each case, within ten (10) Business Days of the consummation of such acquisition; provided that any Related Brand and IP Rights related thereto acquired shall be transferred to, and owned by, C-PAK IP contemporaneously with the consummation of such acquisition or promptly thereafter;

(c) if such acquisition is structured as the acquisition of assets, such assets (other than a de minimis amount of assets and any Related Brand any license or other IP Rights related thereto) shall be acquired directly by a Loan Party and any Related Brand and IP Rights related thereto shall be acquired by C-PAK IP, and the Loan Parties shall comply with Section 8.10 hereof with respect to such acquired assets, in each case, within ten (10) Business Days of the consummation of such acquisition;

(d) the Loan Parties and their Subsidiaries shall have delivered to the Agents and the Lenders not less than fifteen (15) (or such shorter period of time agreed to by the Administrative Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with copies of all material documents relating to such acquisition (including the acquisition agreement and any license agreement, transition services agreement, distribution agreement, sales agreement or other related material document, each of which may be in the form of drafts with updated copies provided as available), all material due diligence information prepared in connection with such acquisition and historical financial information reasonably satisfactory to the Administrative Agent, the pro forma Projections, and such other information as the Administrative Agent may reasonably request, prior to the effective date of the acquisition;

(e) (i) both immediately before and immediately after the consummation of such acquisition, no Event of Default shall have occurred and be continuing and (ii) each of the representations and warranties set forth in Article VII shall be true and correct in all material respects (except as already subject to a materiality qualifier, which representations and warranties shall be true and correct in all respects) on the date of the proposed acquisition (or if such representation or warranties specifically relates to an earlier date, on and as of such earlier date);

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(f) the board of directors (or other managers) of the seller of the assets or issuer of the Capital Stock being acquired shall not have disapproved such transaction or withdrawn any approval of such transaction;

(g) if such acquisition is structured as an acquisition of Capital Stock of any Person, then such Person so acquired shall have positive consolidated adjusted EBITDA for the trailing twelve month period most recently ended (to be calculated with add-backs to be mutually agreed upon by the Borrowers and the Administrative Agent);

(h) no Indebtedness or Liens shall be assumed in connection with such acquisition except to the extent permitted under this Loan Agreement;

(i) all licenses, authorizations, exemptions, qualifications, consents and approvals of any Governmental Authority necessary under any laws applicable to such Loan Party that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, Governmental Authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof satisfactory in form and substance to the Administrative Agent shall have been delivered, or caused to have been delivered, by the Loan Parties and their Subsidiaries to the Agents and the Lenders;

(j) both immediately before and after giving effect to the consummation of such acquisition, the Total Leverage Ratio calculated on a pro forma basis as of the most recent Test Period for which financial statements were required to have been delivered pursuant to Section 8.01(b) or (c), shall not be greater than the Total Leverage Ratio set forth in Section 9.13(a) for the corresponding fiscal quarter;

(k) in connection with such acquisition, any Related Brands acquired in the form a license or other right to use agreement shall be pursuant to an exclusive, perpetual, royalty-free license or other right to use agreement of such Related Brands, and such license or other agreement shall be freely assignable by the Loan Party acquiring such Related Brands;

(l) there are no actions pending or threatened against or affecting the acquisition target company or assets in any court which could reasonably be expected to have a material adverse effect on the business, prospects, operations, properties or financial condition of the acquisition target and its subsidiaries, taken as a whole, or would materially adversely affect the ability of the acquisition target or seller to enter into or perform its obligations in connection with the acquisition nor any actions pending or threatened against the Loan Parties that would materially adversely affect the ability of the Loan Party to enter into or perform its obligations in connection with the proposed acquisition;

(m) such acquisition shall be permitted under the Revolving Loan Documents (or shall have been consented to by the requisite parties thereto), to the extent such Revolving Loan Documents exist; and

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(n) the Loan Parties have delivered to the Administrative Agent a certificate signed by an Authorized Officer certifying that conditions set forth in clauses (a)-(m) above, to the extent applicable, have been satisfied (together with supporting calculations, as applicable), which certificate shall be delivered no earlier than fifteen (15) Business Days but no later than the date of such acquisition.

“Permitted Holders” means, collectively, Parent and its Controlled Investment Affiliates.

“Permitted Liens” has the meaning given to such term in Section 9.02.

“Person” means any individual, corporation, limited liability company, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, or other enterprise (whether or not legally formed) or any Governmental Authority.

“Piney Lake” has the meaning given to such term in the preamble to this Loan Agreement.

“Plan” means any Multiemployer Plan or any “employee benefit plan,” as defined in Section 3 of ERISA subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, sponsored, maintained or contributed to by any Loan Party, Subsidiary of a Loan Party or any ERISA Affiliate (or to which any Loan Party, Subsidiary of a Loan Party or any ERISA Affiliate has or could have an obligation to contribute or to make payments), and each such plan for the five-year period immediately following the latest date on which any Loan Party, Subsidiary of a Loan Party or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Sections 4069 or 4212(c) of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Pledged Stock” has the meaning given to such term in the Guaranty and Security Agreement.

“PrefCo” means C-PAK PrefCo SPV I, Inc., a Delaware corporation.

“PrefCo Certificate of Incorporation” means that certain Certificate of Incorporation of PrefCo, dated May 3, 2019, as may be amended, restated, amended and restated otherwise modified from time to time,

“Preferred Equity Distribution” means any payment to PrefCo, in an amount equal to (a) the redemption price, calculated in accordance with the terms of the PrefCo Certificate of Incorporation, of any Preferred Stock that PrefCo is obligated to redeem under the terms of the PrefCo Certificate of Incorporation as of the date of such payment and (b) the amount of all due and unpaid dividends, liquidation preference, fees and expenses, and any other amounts arising due and payable in respect of the Preferred Stock.

“Preferred Equity Documents” means the Preferred Equity Investment Agreement and any other agreements, documents and instruments executed in connection therewith, dated as of the date hereof, each of which shall be in form and substance satisfactory to the Administrative Agent.

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“Preferred Equity Investment Agreement” means that certain C-Pak Consumer Product Holdings SPV I, LLC Subscription Agreement, dated as of the date hereof, by and between PrefCo, Parent and each party thereto as a subscriber, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the terms hereof.

“Preferred Stock” means any shares of Preferred Stock (in the PrefCo Certificate of Incorporation) owned by any Lender or any managed or Approved Funds or Affiliates.

“Prepayment Premium” means, as of the date of the occurrence of a Prepayment Premium Trigger Event:

(a) during the period of time from and after the Closing Date up to (and including) the date that is the second anniversary of the Closing Date, an amount equal to the Make-Whole Amount on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(b) during the period of time from the date immediately succeeding the second anniversary of the Closing Date up to (and including) the date that is the third anniversary of the Closing Date, an amount equal to 4.0% of the principal amount of the Term Loan prepaid (or deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders;

(c) during the period of time from and after the date immediately succeeding the third anniversary of the Closing Date up to (and including) the date that is the fourth anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Term Loan prepaid (or deemed to be prepaid) on such date in cash to the Administrative Agent for the ratable account of the Lenders; and

(d) from and after the date immediately succeeding the fourth anniversary of the Closing Date, zero.

“Prepayment Premium Trigger Event” means:

(a) any prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, but not limited to, any optional prepayment or mandatory prepayment, and distribution in respect thereof, and any refinancing thereof), whether in whole or in part, and whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding involving any Loan Party or Subsidiary thereof, and notwithstanding any acceleration (for any reason) of the Obligations; provided, that any payment required to be made pursuant to Section 4.02(a)(iii), Section 4.02(a)(iv) (solely with respect to any Net Equity Proceeds from any Equity Cure Investment), Section 4.02(a)(v) and Section 4.02(a)(vi), or any Term Loan Repayment Amount shall not constitute a Prepayment Premium Trigger Event;

(b) the acceleration of the Obligations for any reason, including, but not limited to, acceleration in accordance with Section 10.02, including as a result of the commencement of any proceeding under the Bankruptcy Code;

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(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any commencement of any proceeding under the Bankruptcy Code, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any commencement of any proceeding under the Bankruptcy Code to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations; or

(d) the termination of this Loan Agreement for any reason.

For purposes of the definition of the term Prepayment Premium, if a Prepayment Premium Trigger Event occurs under clause (b), (c) or (d), solely for the purposes of determining whether such Prepayment Premium is due, the entire outstanding principal amount of the Term Loan shall be deemed to have been prepaid on the date on which such Prepayment Premium Trigger Event occurs.

“Prime Rate” means the prime rate of interest that under current practice is listed as such under the heading “Money Rates” in the Eastern Edition of The Wall Street Journal.

“Prior Financial Statements” means a report titled “CONSOLIDATED FINANCIALS FOR JOY RETAIL / JOY PROFESSIONAL / CREAM SUDS PROFESSIONAL / JOY LA EXPORT BUSINESS” prepared by The Procter & Gamble Company for the period beginning January 1, 2013 and ending December 31, 2018.

“Projections” means the all financial estimates, forecasts, models, projections, other forward-looking information, and underlying assumptions relating to any of the foregoing, concerning the Loan Parties and their respective Subsidiaries, that have been or are hereafter made available to the Administrative Agent or a Lender by or on behalf of a Loan Party.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” has the meaning given to such term in Section 12.08.

“Real Property” means, with respect to any Person, all right, title and interest of such Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, and (c) any Lender, as applicable.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness, so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than by the amount of the fees and expenses incurred in connection therewith);

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(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended;

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning given to such term in Section 12.06(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Related Brand” means an identifiable and differentiated name, symbol and/or design that is related to the Business.

“Related Brand Acquisition” means the acquisition by any Loan Party of a Related Brand or license of, or other right to use, a Related Brand, together, if applicable, with any assets held for use in the manufacture and distribution of products under the name of the Related Brand.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, members, partners, investors, holders of Capital Stock, auditors, funding and financing sources, attorneys, accountants, consultants and other professional advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, emanating or migrating of Hazardous Materials in the environment, and in any event includes any “release” as such term is defined in CERCLA.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA and as to which the PBGC has not waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement that the PBGC be notified of such event.

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“Request for Funding” means a written request for funding from the Authorized Officers of each Borrower.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Term Loans.

“Restricted Payment” means, with respect to any Person, (a) the declaration or payment of any dividend on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, (b) any payment of a management fee or other fee of a similar nature by such Person to any holder of its Capital Stock or any other Affiliate thereof, or (c) the payment or prepayment of principal of, or premium or interest on, any Indebtedness subordinate to the Obligations unless such payment is permitted under the terms of the subordination agreement applicable thereto, in each case, with respect to the foregoing clauses (a) through (c), whether by means of a Division or otherwise.

“Retained Excess Cash Flow” means, for any fiscal year of the Borrowers, commencing with the fiscal year ending December 31, 2020, an amount (which amount shall not be less than zero) equal to (x) the amount of Consolidated Excess Cash Flow for the applicable fiscal year, minus (y) the portion of such Consolidated Excess Cash Flow that is required to be applied to the prepayment of the Term Loans in accordance with Section 4.02(a)(vi) (without giving effect to the proviso set forth in the first sentence of Section 4.02(a)(vi)).

“Revolving Credit Agreement” means a revolving credit agreement evidencing a Revolving Credit Facility, which shall be in form and substance satisfactory to the Administrative Agent.

“Revolving Credit Facility” means a revolving credit facility to be provided to any of the Loan Parties.

“Revolving Loan Documents” means the Revolving Credit Agreement and any other agreements, documents and instruments executed in connection therewith, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” has the meaning given to such term in Section 7.32.

“Sanctioned Person” has the meaning given to such term in Section 7.32.

“Sanctions” has the meaning given to such term in Section 7.32.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to some or all of the functions thereof.

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“Secured Parties” means, collectively, (a) the Lenders, (b) the Agents, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents, (d) any successors, endorsees, transferees and assigns of each of the foregoing, and (e) any other holder of any Secured Obligation (as defined in the Guaranty and Security Agreement).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” has the meaning given to such term in Section 12.08.

“Security Documents” means, collectively, the Guaranty and Security Agreement, the Collateral Assignment of Transaction Documents, each Mortgage, each Landlord Agreement, each Account Control Agreement, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, and each other instrument or document executed and delivered pursuant to Sections 8.10, 8.11, 8.13, 8.14, 8.15, 8.20 or pursuant to any of the Security Documents to guarantee or secure any of the Obligations.

“Senior Executive Consulting Agreement” means that certain Senior Executive Consulting Agreement, dated as of the date hereof, by and among CPG Sales Solutions LLC and C-PAK, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

“Shared Technology License Agreement” means that certain Shared Technology License Agreement, dated as of the date hereof, by and among The Procter & Gamble Company and C-PAK, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

“Solvency Certificate” means a solvency certificate duly executed by an Authorized Officer of Holdings on behalf of the Borrower and delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Solvent” means, with respect to the Loan Parties and their Subsidiaries, taken as a whole that:

(a)	the fair value of the assets (on a going concern basis) of the Loan Parties and their Subsidiaries on a consolidated basis taken as a whole, exceeds its and their respective debts and liabilities on a consolidated basis taken as a whole, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the property (on a going concern basis) of the Loan Parties and their Subsidiaries on a consolidated basis taken as a whole, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

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(c)	the Loan Parties and their Subsidiaries on a consolidated basis, taken as a whole, are able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	the Loan Parties and their Subsidiaries on a consolidated basis, taken as a whole, are not engaged in, and are not prepared to engage in following the Closing Date, business contemplated as of the date hereof for which they have unreasonably small capital.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a “100-year flood”) in any given year.

“Subsidiary” of any Person means and includes (a) any corporation more than 50% of whose Voting Stock having by the terms thereof power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries has more than a 50% equity interest (measured by vote or value) at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a direct or indirect Subsidiary of Holdings.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations typically used for such mark-to-market valuation purpose and provided by any recognized independent dealer in such Hedging Agreements.

“Tax Distributions” means payments to any direct or indirect parent entity of C-PAK (the “Parent Entity”) that files for each Tax year (or a portion thereof) a consolidated U.S. federal or combined or unitary state, local or foreign Tax return that includes the taxable income of C-PAK, in an amount equal to U.S. federal, state, local and foreign Taxes actually payable by such Parent Entity in respect of the taxable income of C-PAK; provided that if the Parent Entity receives a refund from a Governmental Authority in respect of any amounts paid as Tax Distributions, any subsequent Tax Distributions shall be reduced by the amount of such refund.

“Taxes” and “taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given to such term in Section 2.01(a).

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“Term Loan Commitment” means, in the case of each Lender as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.01(a) as such Lender’s “Term Loan Commitment”, as the same may be changed from time to time pursuant to the terms hereof including Section 2.09.

“Term Loan ECF Percentage” means (a) 50.0% for any fiscal year if the Total Leverage Ratio calculated as of the last day of such fiscal year is greater than or equal to 2.00:1.00, (b) 25.0% for any fiscal year if the Total Leverage Ratio calculated as of the last day of such fiscal year is less than 2.00:1.00 but greater than or equal to 1.50:1.00 and (c) 0.0% for any fiscal year if the Total Leverage Ratio calculated as of the last day of such fiscal year is less than 1.50:1.00.

“Term Loan Note” means a promissory note substantially in the form of Exhibit A.

“Term Loan Repayment Amount” has the meaning given to such term in Section 2.03(a).

“Term Loan Repayment Date” has the meaning given to such term in Section 2.03(a).

“Test Period” means, for any determination under this Loan Agreement, the four consecutive fiscal quarters of the Consolidated Companies most recently ended as of the date of such determination.

“Total Credit Exposure” means, as of any date of determination, (a) with respect to each Lender, the outstanding principal amount of such Lender’s Term Loans, and (b) with respect to all Lenders, the aggregate outstanding principal amount of all Term Loans.

“Total Leverage Ratio” means (i) Funded Debt divided by (ii) Consolidated Adjusted EBITDA.

“Total Term Loan Commitment” means the sum of all Lenders’ Term Loan Commitments, which as of the Closing Date is as set forth on Schedule 1.01(a). As of the Closing Date, the aggregate amount of Lenders’ Total Term Loan Commitments is $22,000,000.

“Trademark Security Agreements” means any Trademark Security Agreements made in favor of the Collateral Agent (for the benefit of the Secured Parties) by each applicable Loan Party, in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time.

“Trading with the Enemy Act” has the meaning given to such term in Section 7.31.

“Transaction Agreement” means that certain Transaction Agreement, dated as of the date hereof, between The Procter & Gamble Company, C-PAK, and Parent, together with all schedules and exhibits thereto, as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted thereunder and hereunder.

“Transaction Documents” means the Transaction Agreement, the Shared Technology License Agreement, the Transition Services Agreement, the Transitional Distribution Agreement and the each other material agreement, document or instrument executed pursuant to, or delivered in connection with, the Transaction Agreement (including without limitation any employment agreements, escrow agreements, subscription agreements, stockholder agreement, earnout stock warrants, and transaction bonus agreements executed and delivered in connection therewith), in each case together with all schedules and exhibits thereto, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

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“Transaction Fee” means, the “Transaction Fee Accrued Liability” (as defined in the Management Agreement as in effect on the date hereof) earned by C-PAK to Parent in an amount not to exceed $900,000.

“Transactions” means (i) the consummation of the Acquisition (including the entry into the Transition Services Agreement, the Transitional Distribution Agreement, the Transitional Supply Agreement, the Shared Technology License Agreement and the Senior Executive Consulting Agreement), (ii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and (iii) the disbursement of the Term Loans hereunder on the Closing Date.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and among The Procter & Gamble Company and C-PAK, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

“Transitional Distribution Agreement” means that certain Transitional Distribution Agreement, dated as of the date hereof, by and among The Procter & Gamble Company and C-PAK, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

“Transitional Supply Agreement” means that certain Transitional Supply Agreement, dated as of the date hereof, by and among The Procter & Gamble Company and C-PAK, and in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time to the extent permitted hereunder.

“U.S.” and “United States” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning given to such term in Section 4.04(f).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unasserted Contingent Obligations” has the meaning given to such term in the Guaranty and Security Agreement.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

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“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors (or Persons acting in a comparable capacity) of such Person under ordinary circumstances.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Other Interpretive Provisions. With reference to this Loan Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, clause, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The terms “include”, “includes” and “including” are by way of example and not limitation, and shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

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(g) Unless otherwise provided herein or in any other Loan Document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Loan Agreement, any other Loan Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act, provided that, notwithstanding anything herein to the contrary, neither Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Agent pursuant to procedures approved by such Agent.

(h) The Table of Contents and Article, Section and clause headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Loan Agreement or any other Loan Document.

Section 1.03. Accounting Terms and Principles. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Loan Agreement after the Initial Accounting Termination Date shall be prepared in conformity with, GAAP, consistently applied, except as otherwise specifically prescribed herein. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article IX, including Section 9.13, or otherwise in this Loan Agreement unless the Borrower and the Administrative Agent agree in writing to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein or in any other Loan Document (including any Compliance Certificate) shall be construed, and all computations of amounts and ratios referred to in Article IX shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10 or (ii) Accounting Standards Codifications 470-20 or 835-30 (or, in the case of clauses (i) and (ii), any other Financial Accounting Standard having a result or effect similar to any such standard), to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” or any other standard that does not reflect 100% of the outstanding principal amount thereof without deducting any debt issuance costs. A breach of a financial covenant contained in Article IX shall be deemed to have occurred as of any date of determination by the Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered or required to be delivered to any Agent or any Lender. In addition, any lease treated as an operating lease on the date it is entered into shall continue to be treated as an operating lease during the term of this Loan Agreement notwithstanding a change in the treatment thereof to a Capital Lease in accordance with any change in GAAP.

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Section 1.04. Rounding. Any financial ratios required to be maintained or complied with by any Loan Party pursuant to this Loan Agreement (or required to be satisfied in order for a specific action to be permitted under this Loan Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including this Loan Agreement and each of the other Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight saving or standard, as then applicable).

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Corporate Terminology. All references to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or other matters relating to a corporation, herein or in any other Loan Document, with respect to a Person that is not a corporation, mean and are references to the comparable terms used with respect to such Person.

Section 1.09. Independence of Provisions. This Loan Agreement and the other Loan Documents may use different limitations, tests, “baskets”, thresholds or other measurements to regulate the same or similar matters. All such limitations, tests, “baskets”, thresholds and other measurements are cumulative, and each must be performed or complied with independently of all others.

Section 1.10. Divisions. Any restriction, condition or prohibition applicable to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term set forth in the Loan Documents shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

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ARTICLE II

AMOUNT AND TERMS OF CREDIT FACILITIES

Section 2.01. Term Loans.

(a) Subject to and upon the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make a loan or loans (each a “Term Loan” and collectively the “Term Loans”) to the Borrower on the Closing Date in an amount equal to such Lender’s Term Loan Commitment on and as of the Closing Date. All such Term Loans in the aggregate on the Closing Date shall not exceed the Total Term Loan Commitment on and as of the Closing Date. Any Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed.

(b) [Reserved].

(c) Each Lender may, at its option, make any Term Loan in its entirety by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided, that (i) any exercise of such option shall not affect the obligation of each Borrower to repay such Term Loan in accordance with the terms hereof and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it, and in the event of any Lender request for costs for which compensation is provided under this Loan Agreement, the provisions of Section 2.06 shall apply).

Section 2.02. Disbursement of Funds.

(a) Each Lender will make available its pro rata portion of the Term Loans to be made by it in the manner provided below by no later than 3:00 p.m. on the Closing Date.

(b) Each Lender shall make available to the Administrative Agent (or, at the direction of the Administrative Agent, directly to either Borrower) in immediately available funds, in Dollars, all amounts such Lender is required to fund to the Borrowers, and, following receipt thereof in an account designated by the Administrative Agent (to the extent not directed to be made available directly to either Borrower), the Administrative Agent will make available to the Borrowers in immediately available funds, in Dollars, the aggregate of the amounts so made available, by remitting such aggregate amount to an account designated by the Borrowers to the Administrative Agent in writing. The failure of any Lender to make available the amounts it is required to fund hereunder or to make a payment required to be made by it under any Loan Document shall not relieve any other Lender of its obligations under any Loan Document, but no Lender shall be responsible for the failure of any other Lender to make any payment required to be made by such other Lender under any Loan Document.

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(c) Nothing in this Section 2.02 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

Section 2.03. Payment of Loans; Notes.

(a) The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders, on the last Business Day of each March, June, September, and December of each year, beginning on September 30, 2019 (each, a “Term Loan Repayment Date”), the principal of the Term Loan in the amount of $440,000, (each a “Term Loan Repayment Amount”).

(b) The Borrowers agree to pay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the principal amount of the Term Loans then outstanding, together with all accrued interest thereon.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Loan Agreement.

(d) At the request of any Lender, the Borrowers shall execute and deliver to the Administrative Agent on the Closing Date one or more Notes payable to such Lender which in the aggregate equal the amount of such Lender’s Term Loan Commitment.

(e) Any Lender may exchange its Note(s) for, and within five (5) Business Days following a written request from such Lender, the Borrowers shall issue, one or more replacement Notes in an aggregate principal amount equal to the principal amount of the Note(s) being replaced, in such smaller or larger denominations as such Lender may request.

(f) Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note(s) (or on any continuation of such grid), which notations, if made, shall be prima facie evidence (absent manifest error) of, among other things, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to, the Term Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Loan Party absent manifest error; provided, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Loan Party. The Administrative Agent shall maintain the Register pursuant to Section 12.06(b)(iv), with a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Term Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent from the Borrowers and each Lender’s share thereof.

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(g) The entries made in the Register and accounts and subaccounts maintained pursuant to Section 2.03(c) and (f) shall, to the extent permitted by Applicable Law, be prima facie evidence (absent manifest error) of the existence and amounts of the obligations of the Borrowers recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Term Loans made to the Borrowers by such Lender in accordance with the terms of this Loan Agreement.

Section 2.04. Pro Rata Borrowings. Each borrowing of Term Loans under this Loan Agreement shall be granted by the Lenders, pro rata on the basis of their Term Loan Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans, as applicable, committed to be made by it hereunder regardless of the failure of any other Lender to fulfill its commitments hereunder.

Section 2.05. Interest.

(a) Subject to Section 2.05(c), the unpaid principal amount of each Term Loan shall accrue interest from the date of the borrowing thereof to but excluding the date of any repayment in full thereof, at a rate per annum equal to the LIBOR Rate in effect hereunder from time to time plus the Applicable Term Loan Margin.

(b) On each Interest Payment Date, interest accrued on each Term Loan shall be payable in cash in arrears.

(c) From and after the occurrence and during the continuance of any Event of Default, the Borrowers shall pay interest on the principal amount of the Term Loans, as applicable, and all other unpaid Obligations, to the extent permitted by Applicable Law, at the rate applicable to such Term Loans pursuant to Section 2.05(a) plus two percent (2%) per annum. Such increase shall apply (i) automatically upon the occurrence and during the continuance of an Event of Default under Section 10.01(a) or Section 10.01(j) and (ii) upon the written election of Required Lenders (or the Administrative Agent acting at the direction of Required Lenders), retroactively from the date of occurrence and during the continuance of any other Event of Default. All such additional interest shall be payable in cash on demand.

(d) All computations of interest hereunder shall be made in accordance with Section 4.06.

(e) The Administrative Agent, upon determining the interest rate for any borrowing of Term Loans, shall promptly notify the Borrowers and the Lenders thereof. Each such determination shall be final and conclusive and binding on all parties hereto absent manifest error.

Section 2.06. Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, in each case, shall have determined (which determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Term Loans are not generally available in the relevant market or (B) by reason of any changes arising after the Closing Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

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(ii) at any time, after the later of the Closing Date and the date such Person became a Lender hereunder, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Term Loan, including costs arising from Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) because of (A) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (B) other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Term Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank Eurodollar market, then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice to the Borrowers and the Administrative Agent of such determination, which notice the Administrative Agent shall promptly transmit to each of the Lenders. Thereafter (A) in the case of clause (i) above, Term Loans shall no longer accrue interest with reference to the LIBOR Rate pursuant to Section 2.05(a) and, in lieu thereof, shall accrue interest under Section 2.05(a) at a rate per annum equal to the Prime Rate plus the Applicable Term Loan Margin minus the lesser of (1) 100 basis points and (2) the difference between the Prime Rate and the last available LIBOR Rate, until such time as the Administrative Agent notifies the Borrowers, the Collateral Agent and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when it becomes aware that such circumstances no longer exist), (B) in the case of clause (ii) above, the Borrowers shall pay to such Lender, within five (5) Business Days after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender or its parent for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (C) in the case of clause (iii) above, the Borrowers shall take the actions specified by Applicable Law as promptly as possible and, in any event, within the time period required by Applicable Law. Administrative Agent or any such Lender shall be required to provide written notice of any of the foregoing events not later than 180 days after knowledge thereof, provided that to the extent any such increased costs are applied retroactively to any Lender, such 180-day period shall be extended to include any such period of retroactive effect.

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(b) If at any time that the Administrative Agent determine (which determination shall be conclusive absent manifest error) a specific date after which LIBOR Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent shall, upon consultation with the Borrower, endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for loans similar to the Term Loans in the United States at such time, and shall enter into an amendment to this Loan Agreement to reflect such alternate rate of interest and such other related changes to this Loan Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.01, such amendment shall become effective without any further action or consent of any other party to this Loan Agreement (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Term Loan Margin).

(c) If, after the later of the date hereof and the date such entity becomes a Lender hereunder, the adoption of any Law, rule, guideline, request or directive (including, regardless of the date enacted, adopted or issued, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III)), whether or not having the force of law, regarding capital adequacy, or any change to any such Law, rule, guideline, request or directive, or any change in the interpretation or administration of any such Law rule, guideline, request or directive by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender (or its lending office) or its parent with any request or directive made or adopted after such date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then within five (5) Business Days after receipt of written demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction; provided, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof or the later date on which it becomes a Lender, as the case may be. Each Lender (on its own behalf), upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.06(c), will, as promptly as practicable upon ascertaining knowledge thereof, give written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts. The failure or delay to give any such notice with respect to a particular event shall not release or diminish any of each Borrower’s obligations to pay additional amounts pursuant to this Section 2.06(c) for amounts accrued or incurred prior to the date that such notice with respect to such event is actually given, unless such notice is given more than 180 days (or such longer period based on any retroactive effect as described in Section 2.06(a)) after Lender has knowledge of any such event.

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Section 2.07. Compensation. If (a) any payment of principal of a Term Loan is made by either Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term Loans as a result of a payment pursuant to Sections 2.03, 4.01 or 4.02, as a result of acceleration of the maturity of the Term Loans pursuant to Article X or for any other reason, or (b) any prepayment of principal of a Term Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 4.01 or 4.02, the Borrowers shall within five (5) Business Days after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Term Loan.

Section 2.08. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.06(a)(ii), 2.06(a)(iii), or 4.04 with respect to such Lender, it will, if requested by the Borrowers use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event if, in the judgment of such Lender, such designation will eliminate or reduce amounts payable pursuant to Sections 2.06(a)(ii), 2.06(a)(iii) or 4.04, as the case may be, in the future; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage or unreimbursed costs, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.08 shall affect or postpone any of the obligations of either Borrower or the right of any Lender provided in Sections 2.06 or 4.04.

Section 2.09. Right of First Offer.

(a) In connection with any Permitted Acquisition which is financed with debt (“Acquisition Debt”), the Lenders shall be offered the first opportunity, prior to the Borrowers soliciting from, offering opportunities or accepting offers to or from any other lender, to provide such Acquisition Debt. The Borrowers shall provide such information as the Lenders may reasonably request in order to permit the Lenders to propose terms for such Acquisition Debt (it being understood and agreed that the delivery requirements in this clause shall be subject to (x) customary access agreements for third party reports and (y) the execution and delivery by the Lenders of a customary confidentiality agreement for all non-Borrower information) to the Lenders as promptly as such materials are available (collectively the “Diligence Materials”). The Lenders shall have five (5) days after receipt of the Diligence Materials to advise the Borrowers, in writing, if they have an interest (which shall not constitute any obligation) to provide such Acquisition Debt (a “Notice of Interest”) and fifteen (15) Business Days after delivery of a Notice of Interest to the Borrowers to make an offer to provide such Acquisition Debt in writing to the Borrowers, which offer will set forth the material terms, and economics of such Acquisition Debt (the “Acquisition Debt Offer”). The Borrowers will in good faith negotiate the terms of the Acquisition Debt Offer. During such negotiation, the Borrowers shall not solicit, offer any opportunities or accept any other offer, to provide such Acquisition Debt to or from any other lenders (the “Exclusivity Period”). Notwithstanding anything set forth in this Section 2.09 to the contrary, if a Notice of Interest is not delivered to Borrowers as and when required hereby, the Lenders rights under this Section 2.09 shall not be exclusive and Borrowers may contact, negotiate with and obtain any such Acquisition Debt from any other Person so long as Borrowers continue to negotiate in good faith with Lenders for the provision of such Acquisition Debt.

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(b) If the Borrowers accept an Acquisition Debt Offer or the parties otherwise negotiate agreed-upon terms for the Acquisition Debt, then, the Borrowers shall use commercially reasonable efforts to consummate the transaction in respect of the Acquisition Debt in accordance with the terms thereof.

(c) If the Borrowers decline the terms of the Acquisition Debt Offer proposed by the Lenders, the Borrowers may seek financing from other lenders (each an “Additional Lender”); provided that, prior to the Borrowers or any Subsidiary of the Borrowers entering into a binding commitment with any Additional Lender in respect of such Acquisition Debt or consummating the funding of such Acquisition Debt by any Additional Lender, the Borrowers shall first have provided the Lenders with a new opportunity to provide such Acquisition Debt on terms no worse than the terms for the Acquisition Debt offered by such Additional Lender. The Borrowers shall provide the Lenders with (A) a written summary of the material terms of any Additional Lender’s bona fide offer to provide such Acquisition Debt and (B) all additional business due diligence materials subject to any required customary access or confidentiality agreement to be executed by the Lenders. The Borrowers agree to negotiate with the Lenders in good faith in respect of any such proposal. For the avoidance of doubt, the Lenders shall not have any obligation hereunder to provide any Acquisition Debt and the incurrence of such Acquisition Debt shall be subject to the terms of this Loan Agreement. Notwithstanding any of the foregoing, any Acquisition Debt, and the ability of the Loan Parties to incur such Acquisition Debt, shall otherwise be subject to the terms of this Loan Agreement.

(d) For the avoidance of doubt, this Section 2.09 shall not apply to the Revolving Credit Facility.

ARTICLE III

FEES, PREMIUMS AND COMMITMENT TERMINATIONS

Section 3.01. Fees. In addition to any fees and expenses described in this Loan Agreement and in any other Loan Document, the Borrowers agree to pay to the Administrative Agent and each Lender, as applicable, all the fees set forth in the Fee Letter.

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Section 3.02. Prepayment Premiums. Upon the occurrence of a Prepayment Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Prepayment Premium. Notwithstanding anything to the contrary in this Loan Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. Any Prepayment Premium payable pursuant to this Section 3.02 shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Prepayment Premium Trigger Event, and the Borrower and Guarantors agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Loan Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY LAW, THE BORROWER AND GUARANTORS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and Guarantors expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 3.02, (E) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loans, (F) the Prepayment Premium represents a good faith, reasonable estimate of liquidated damages (including without limitation a calculation of the lost profits or other damages, and are a proportionate quantification of the actual loss of the anticipated stream of interest payments upon an early prepayment or acceleration of the Term Loans) of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such Prepayment Premium Trigger Event for various reasons (including, without limitation, because such damages would depend on, among other things, (1) when the Term Loans might otherwise be repaid and (2) future changes in interest rates which are not readily ascertainable on the Closing Date), (G) the Prepayment Premium represents additional consideration for providing the Term Loans, and (H) the Prepayment Premium is not a penalty to punish the Borrower for their early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration.

Section 3.03. [Reserved].

Section 3.04. Termination of Commitments. The obligation of each Lender to make its respective Term Loan to the Borrowers pursuant to Section 2.01 shall terminate upon the full disbursement of the Term Loans on the Closing Date.

ARTICLE IV

PAYMENTS

Section 4.01. Voluntary Prepayments.

(a) The Borrowers shall have the right to prepay Term Loans, at any time after the Closing Date, in whole or in part from time to time on the following terms and conditions:

(i) as a specifically negotiated requirement, additional consideration for providing the Term Loans, and an important economic provision upon which the Agents and the Lenders are relying, the Borrowers shall deliver to the Administrative Agent written notice of the Borrower’s intent to make such prepayment and the amount of such prepayment, no more than twenty (20) Business Days (and if such shorter period of time, no less than three (3) Business Days, subject to the requirements of Section 4.01(a)(ii) below) prior to the date of such prepayment, specifying the date on which such prepayment is to be made;

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(ii) a notice delivered pursuant to Section 4.01(a)(i) shall be irrevocable, shall include or be accompanied by a certification of an Authorized Officer of the Borrower that the prepayment is being made pursuant to and in compliance with all provisions of Section 4.01(a), and shall obligate the Borrower to prepay the amount specified in such notice on the date specified therein together with accrued interest thereon and the applicable Prepayment Premium, if any, all of which shall become due and payable on the prepayment date set forth in such notice; provided that notwithstanding the foregoing any such voluntary prepayment occurring as a result of a Change of Control, a refinancing of the Obligations or the closing of any other transaction may be conditional upon the closing of any such transaction;

(iii) each partial prepayment of any Term Loans shall be in a multiple of $50,000 and in an aggregate principal amount of at least $250,000;

(iv) each prepayment of Term Loans pursuant to this Section 4.01 on any day other than the last day of the applicable Interest Period shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.07; and

(v) on the date of prepayment of any Term Loan pursuant to this Section 4.01, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, the applicable Prepayment Premium, if any.

(b) Each prepayment pursuant to this Section 4.01 shall be applied first, on a pro rata basis to the remaining scheduled installments of the Term Loans (other than the payment due on the Maturity Date) until paid in full and, then to the installment of the Term Loans due on the Maturity Date, and shall be made, in each case, pro rata among the applicable Lenders, until paid in full.

Section 4.02. Mandatory Prepayments.

(a) The Borrowers shall prepay the Term Loans in accordance with the following:

(i) Concurrently with the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted under Section 9.01), the Borrowers shall prepay the Term Loans together with the applicable Prepayment Premium (if any) in an amount equal to one hundred percent (100%) of the applicable Net Debt Proceeds, to be applied as set forth in Section 4.02(b). Nothing in this Section 4.02(a)(i) shall be construed to permit or waive any Default or Event of Default arising from any incurrence of Indebtedness not permitted under the terms of this Loan Agreement.

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(ii) Within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any proceeds from any Disposition (other than any Disposition permitted under Section 9.04 (other than clause (b) thereof) the Borrowers shall prepay the Term Loans together with the applicable Prepayment Premium (if any) in an amount equal to one hundred percent (100%) of the Net Disposition Proceeds from such Disposition in excess of $250,000, to be applied as set forth in Section 4.02(b); provided, however, that the Borrowers may, at their option by written notice to the Administrative Agent on or prior to the date of the Disposition giving rise to such Net Disposition Proceeds, within one hundred eighty (180) days after such event, reinvest or commit to reinvest such Net Disposition Proceeds in assets to be used in the business of the Borrowers so long as (A) the aggregate amount of Net Disposition Proceeds reinvested by the Borrowers at any time after the Closing Date pursuant to this clause (ii) shall not exceed $250,000 during any fiscal year, (B) no Event of Default has occurred and is continuing, and each Borrower certifies in writing to the Administrative Agent that no Event of Default has occurred and is continuing and (C) such Net Disposition Proceeds are held in an account subject to an Account Control Agreement while awaiting reinvestment; provided further, that, if such Net Disposition Proceeds are committed to be reinvested within such one hundred eighty (180) day period, such Net Disposition Proceeds shall actually be reinvested within an additional one hundred eighty (180) day period. Nothing in this Section 4.02(a)(ii) shall be construed to permit or waive any Default or Event of Default arising from any Disposition not permitted under the terms of this Loan Agreement.

(iii) Within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of any proceeds from any Casualty Event, the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Net Casualty Proceeds, to be applied as set forth in Section 4.02(b); provided, however, that the Borrowers may, at their option by written notice to the Administrative Agent no later than thirty (30) days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds, apply such Net Casualty Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property so long as such Net Casualty Proceeds are in fact used or are committed to be used to rebuild or replace the damaged, destroyed or condemned assets or property within one hundred eighty (180) days following the receipt of such Net Casualty Proceeds, with the amount of Net Casualty Proceeds not so used after such period to be applied as set forth in Section 4.02(b); so long as (A) the aggregate amount of Net Casualty Proceeds reinvested by the Borrowers at any time after the Closing Date pursuant to this clause (iii) shall not exceed $500,000 during any fiscal year, (B) no Event of Default has occurred and is continuing, and each Borrower certifies in writing to the Administrative Agent that no Event of Default has occurred and is continuing and (C) such Net Casualty Proceeds are held in an account subject to an Account Control Agreement while awaiting reinvestment; provided further, that, if such Net Casualty Proceeds are committed to be reinvested within such one hundred eighty (180) day period, such Net Casualty Proceeds shall be actually reinvested within an additional one hundred eighty (180) days. Nothing in this Section 4.02(a)(iii) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any Casualty Event.

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(iv) Within three (3) Business Days of the receipt by any Loan Party or any of its Subsidiaries of (A) any Net Equity Proceeds from the issuance of any Capital Stock (other than from an Equity Cure Investment which is covered by clause (B) below) in excess of $250,000 during any fiscal year (other than (w) Net Equity Proceeds received in connection with Permitted Acquisitions and Consolidated Capital Expenditures, (x) Qualified Capital Stock issued in connection with any employee stock option plan or employee incentive plan to employees or Affiliates of the Borrowers, (y) Net Equity Proceeds received from the issuance of Capital Stock by Parent to Capital Park Group or any other equityholder of Parent or their respective Controlled Investment Affiliates as of the Closing Date or (z) Net Equity Proceeds received from the issuance of Capital Stock by Holdings to PrefCo or any other existing shareholder of Holdings (other than in connection with an Equity Cure Investment)), or (B) any Net Equity Proceeds from any Equity Cure Investment, the Borrowers shall prepay the Term Loans together with the applicable Prepayment Premium, in an amount equal to one hundred percent (100%) of such Net Equity Proceeds, to be applied as set forth in Section 4.02(b). Nothing in this Section 4.02(a)(iv) shall be construed to permit or waive any Default or Event of Default arising, directly or indirectly, from any such issuance of Capital Stock.

(v) Within three (3) Business Days of the receipt by or on behalf of any Loan Party or any Subsidiary of any Loan Party of any Extraordinary Receipts, the Borrowers shall prepay the Term Loans in an amount equal to one hundred percent (100%) of such Extraordinary Receipts in excess of $250,000, to be applied as set forth in Section 4.02(b).

(vi) For each fiscal year of the Borrowers, commencing with the fiscal year ending December 31, 2020, on the date on which annual financial statements are required to be delivered pursuant to Section 8.01(c) for such fiscal year, the Borrower shall deliver to the Administrative Agent a written calculation of Consolidated Excess Cash Flow for the applicable fiscal year, certified by an Authorized Officer of the Borrower, and prepay the Term Loan in amounts equal to the Term Loan ECF Percentage, of Consolidated Excess Cash Flow for such fiscal year; provided that all voluntary prepayments of the Term Loans paid in cash, prior to the date of any prepayment made pursuant to this Section 4.02(a)(vi) (but without duplication of any such payments made in prior periods that reduced any payment required to be made under this Section 4.02(a)(vi) with respect to a prior fiscal year) will reduce the amount of prepayments required to be made pursuant to this subsection (vi) on a dollar-for-dollar basis. Calculations of amounts payable under this Section 4.02(a)(vi) shall be based on the annual financial statements for Holdings and its Subsidiaries for the applicable fiscal year. Prepayments of Term Loans under this Section 4.02(a)(vi) shall be applied, in each case, first, on a pro rata basis to the remaining scheduled installments of the Term Loans (other than the payment due on the Maturity Date) until paid in full and, then to the installment of the Term Loans due on the Maturity Date, on a dollar for dollar basis, and shall be made, in each case, pro rata among the applicable Lenders.

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(vii) Notwithstanding anything to the contrary herein, immediately upon any acceleration of any Obligations pursuant to Section 10.02, (whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving any Borrower or any other Loan Party), the Borrowers shall immediately repay all the Term Loans together with the applicable Prepayment Premium, unless only a portion of all the Term Loans is so accelerated (in which case the portion so accelerated shall be so repaid together with the applicable Prepayment Premium). The parties hereto acknowledge and agree that the Prepayment Premium referred to in this Section 4.02(a)(vii) (i) is additional consideration for providing the Term Loans, (ii) is a material inducement to the Lenders to make the Term Loans, (iii) is reasonable and is the product of an arm’s length transaction between sophisticated parties ably represented by counsel, (iv) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an early prepayment of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), and (v) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default.

(viii) Concurrently with any Change of Control, the Borrowers shall repay all the Term Loans together with the applicable Prepayment Premium.

(ix) Notwithstanding any other provisions of Section 4.01(a)(ii), (iii) or (v), (i) to the extent that any of or all the Net Disposition Proceeds from a Disposition by a Foreign Subsidiary or Net Casualty Proceeds or Extraordinary Receipts received by a Foreign Subsidiary are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds, Net Casualty Proceeds or Extraordinary Receipts so affected will not be required to be applied to repay Term Loans at the times provided in this Section 4.01(a)(ii), (iii) or (v), as applicable, but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrowers hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds, Net Casualty Proceeds or Extraordinary Receipts is permitted under the applicable local law, an amount equal to such Net Cash Proceeds, Net Casualty Proceeds or Extraordinary Receipts that is permitted to be repatriated will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 4.01(a)(ii), (iii) or (v), as applicable, to the extent provided herein and (ii) to the extent that the Borrower Representative has determined in good faith that repatriation of any of or all the Net Disposition Proceeds from a Disposition by a Foreign Subsidiary or Net Casualty Proceeds or Extraordinary Receipts received by a Foreign Subsidiary would have materially adverse tax consequences to the Borrowers with respect to such Net Cash Proceeds, Net Casualty Proceeds or Extraordinary Receipts, such Net Cash Proceeds, Net Casualty Proceeds or Extraordinary Receipts so affected will not be required to be applied to repay Term Loans at the times provided in 4.01(a)(ii), (iii) or (v), as applicable, but may be retained by the applicable Foreign Subsidiary. Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to require any Foreign Subsidiary to repatriate cash to the United States.

(b) Application of Payments.

(i) Each payment and prepayment of the Term Loans required by Section 2.03(a) shall be applied as set forth therein.

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(ii) Voluntary prepayments shall be applied as set forth in Section 4.01(b), and, except as set forth in Section 4.02(c), each payment and prepayment of Term Loans required by Section 4.02 (other than any prepayment of Term Loans required by Section 4.02(a)(vi) which shall be applied as set forth therein), and any other amount that the Administrative Agent receives from any Person as a result of a provision in any Loan Document requiring that such amount be paid to the Administrative Agent shall be applied first, on a pro rata basis to the remaining scheduled installments of the Term Loans (other than the payment due on the Maturity Date) until paid in full and then to the installment of the Term Loans due on the Maturity Date, on a dollar for dollar basis and shall be made, in each case, pro rata among the applicable Lenders, until paid in full and finally to any other outstanding Obligations until paid in full; provided, that the Borrowers shall pay all amounts, if any, required to be paid pursuant to Section 2.07 with respect to prepayments of Term Loans made on any date other than the last day of the applicable Interest Period. Each such prepayment shall be accompanied by all accrued interest on the Term Loans so prepaid, through the date of such prepayment, and, to the extent applicable (and whether before, during or after acceleration of the Term Loans and/or the occurrence of any Event of Default and/or the commencement of any proceeding under the Bankruptcy Code involving any Borrower or any other Loan Party), the Prepayment Premium.

(c) Application of Collateral Proceeds. Notwithstanding anything to the contrary in Section 4.01 or this Section 4.02, all proceeds of Collateral received by the Collateral Agent, the Administrative Agent, a Lender or any other Person pursuant to the exercise of remedies against the Collateral, and all payments received upon and after the acceleration of any of the Obligations, shall be applied as follows:

(i) first, to pay any and all costs, fees, and expenses of, and any indemnity payments then due to, the Agents under the Loan Documents, until paid in full;

(ii) second, ratably to pay any costs, fees (including, without limitation, any Prepayment Premium payable pursuant to Section 3.02, Section 4.02(a) and Section 10.02), and any other applicable premiums in respect of the Term Loan, and expenses of, and any indemnity payments then due to, any of the Lenders under the Loan Documents, until paid in full;

(iii) third, ratably to the Lenders to pay interest due in respect of the outstanding Term Loan until paid in full;

(iv) fourth, ratably to the Lenders to pay the outstanding principal balance of the Term Loan in the inverse order of maturity until the Term Loan is paid in full;

(v) fifth, to pay any other Obligations; and

(vi) sixth, to the Borrowers or such other Person entitled thereto under Applicable Law.

Section 4.03. Payment of Obligations; Method and Place of Payment.

(a) The obligations of each Loan Party hereunder and under each other Loan Document are not subject to counterclaim, set-off, rights of rescission, or any other defense of any kind whatsoever (other than defense of payment). Subject to Section 4.04, and except as otherwise specifically provided herein, all payments under any Loan Document shall be made by the Borrowers, without counterclaim, set-off, rights of rescission, or deduction of any kind, to the Administrative Agent for the ratable account of the Secured Parties entitled thereto, not later than 1:00 p.m. on the date when due and shall be made in immediately available funds in Dollars to the Administrative Agent. The Administrative Agent will thereafter cause to be distributed (within one (1) Business Day if payment was actually received by the Administrative Agent at or prior to 1:00 p.m., and within two (2) Business Days if payment was actually received by the Administrative Agent after 1:00 p.m.) like funds relating to the payment of principal or interest or Fees ratably to the Secured Parties entitled thereto.

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(b) For purposes of computing interest or fees, any payments under this Loan Agreement that are made later than 1:00 p.m. on any Business Day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall continue to accrue during such extension at the applicable rate in effect immediately prior to such extension.

(c) Pursuant to Section 4.03(a), the Borrowers shall make each payment under any Loan Document by wire transfer to such U.S. account as the Administrative Agent may identify in a written notice to the Borrowers from time to time.

Section 4.04. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Law (as determined by an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. Without duplication of payments made pursuant to Section 4.04(a), the Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.04(d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.04, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the relevant Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(w) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(x) executed copies of IRS Form W-8ECI;

(y) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed copies of IRS Form W-8BEN or W-8BEN-E (as applicable); or

(z) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

Each Lender agrees that, if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.04, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (j) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.

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(h) Survival. Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of either or both of the Agents or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4.05. [Reserved].

Section 4.06. Computations of Interest and Fees. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of three hundred sixty (360) days. Payments due on a day that is not a Business Day shall (except as otherwise required by) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

Section 4.07. Investment Unit. The Borrower and the Lenders agree that the Term Loans, taken together with the Holdings Common Units held by the Lenders constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. The Borrower and the Lenders mutually agree that for purpose of the allocation of the issue price of such investment unit among the Loans, the Holdings Common Units held by the Lenders in accordance with Section 1273(c)(2) of the Code and U.S. Treasury Regulation Section 1.1273-2(h), $907,954.40 shall be allocated to the Holdings Common Units held by the Lenders, and neither the Borrower nor the Lenders shall take any position inconsistent with such allocation in any Tax return unless otherwise required by a tax authority or court.

Section 4.08. Debt. Each Borrower and the Lenders agree that: (i) the Term Loans are debt for federal income tax purposes; (ii) the issue price of the Term Loans equals the principal amount of such Term Loans; (iii) such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4; and (iv) they will adhere to this Loan Agreement for federal income tax purposes and not take any action or file any tax return, report or declaration inconsistent herewith unless otherwise required due to a change in law. The inclusion of this Section 4.08 is not an admission by any Lender that it is subject to United States taxation.

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ARTICLE V

CONDITIONS PRECEDENT TO TERM LOANS

The obligation of the Lenders to fund the Term Loans under this Loan Agreement is subject to the satisfaction of, and no Agent or Lender shall have any obligation to take or perform any other action hereunder until the satisfaction of (or waiver in writing by the Administrative Agent) of the following conditions precedent on or before the Closing Date:

Section 5.01. Loan Documents. The Administrative Agent shall have received copies of the following documents, duly executed and delivered by an Authorized Officer of each applicable Loan Party and each other relevant party thereto:

(a) this Loan Agreement;

(b) the Guaranty and Security Agreement;

(c) the Collateral Assignment of Transaction Documents;

(d) Landlord Agreements as of the Closing Date, to the extent required by Section 8.13(b);

(e) each such Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements as are required to perfect the Lien granted to the Collateral Agent in the IP Rights described on Schedule 7.14;

(f) the Fee Letter; and

(g) each other Loan Document.

Section 5.02. Lien and other Searches; Filings.

(a) The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings), tax Liens, judgment Liens, bankruptcies and litigations made with respect to each Loan Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in all such financing statements and other filings (or similar document) either are Permitted Liens or have been released or will be released on the Closing Date concurrently with the funding of the Term Loans hereunder.

(b) The Collateral Agent shall have received the results of searches of ownership of IP Rights in the United States Patent and Trademark Office and the United States Copyright Office.

(c) The Collateral Agent shall have received evidence in form and substance satisfactory to the Collateral Agent that appropriate UCC (or equivalent) financing statements have been provided for filing in such office or offices as may be necessary or, in the opinion of Collateral Agent, desirable, to perfect and evidence the Collateral Agent’s Liens in and to the Collateral.

Section 5.03. Stock Pledges. All Capital Stock of each Borrower and each of their Subsidiaries shall have been pledged pursuant to the Guaranty and Security Agreement, and the Collateral Agent shall have received all original certificates (if any) representing such Capital Stock accompanied by instruments of transfer and undated stock powers executed in blank.

Section 5.04. Legal Opinions. The Administrative Agent shall have received an executed legal opinion of Locke Lord LLP, counsel to the Loan Parties, which legal opinion shall be addressed to the Administrative Agent, the Collateral Agent and the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.

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Section 5.05. Secretary’s Certificates. The Administrative Agent shall have received a certificate for each Loan Party, dated the Closing Date, duly executed and delivered by such Loan Party’s secretary or assistant secretary, managing member or general partner, as applicable, as to:

(a) such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(b) resolutions of each such Person’s board of directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Loan Documents applicable to such Person and the execution, delivery and performance of each Loan Document, in each case to be executed by such Person; and

(c) the incumbency and specimen signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person, and a list of all officers and directors of the Loan Parties.

Each such certificate shall provide that each Secured Party may conclusively rely thereon until such Secured Party shall have received a further certificate of the secretary, assistant secretary, managing member or general partner, as applicable, of such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(m).

Section 5.06. Other Documents and Certificates. The Administrative Agent shall have received copies of the following documents and certificates, each of which shall be dated the Closing Date and duly executed by an Authorized Officer of each applicable Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(a) a certificate of an Authorized Officer of each Borrower, certifying as to such items as reasonably requested by the Administrative Agent, including, without limitation, the following:

(i) the contemporaneous consummation of the Acquisition on the Closing Date in accordance with the Transaction Agreement and all Applicable Laws;

(ii) that attached thereto are true, correct and complete copies of:

(A) the Transaction Agreement and all other Transaction Documents;

(B) the Transition Services Agreement;

(C) the Transitional Distribution Agreement;

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(D) the Transitional Supply Agreement;

(E) the Shared Technology License Agreement;

(F) the Senior Executive Consulting Agreement;

(G) the Preferred Equity Investment Agreement (as in effect on the Closing Date) and all other Preferred Equity Documents;

(H) the Holdings Equity Investment Agreement (as in effect on the Closing Date) and all other Holdings Equity Investment Documents;

(I) the Closing Date IP Contribution Agreement;

(J) the C-PAK Exclusive License; and

(K) all other Material Contracts of the Loan Parties and each other agreement not otherwise delivered pursuant to clauses (A) through (H) or between a Loan Party and any other Affiliate of any Loan Party (other than a Loan Party);

(iii) the receipt of all required consents and approvals of all Governmental Authorities and other third parties with respect to the consummation of the Transactions and the operation of the business of the Loan Parties, and the execution, delivery and performance of the Loan Documents, copies of all of which shall be attached thereto and certified as being true and complete copies thereof;

(iv) that both before and after giving effect to the Transactions, including the borrowing of the Term Loans on the Closing Date and the application of the proceeds thereof, (A) no Default or Event of Default has occurred, (B) no payment default or material default or event of default under, or event that could reasonably be expected to result in the termination of, any Material Contract has occurred, (C) there are no requested, proposed, anticipated or pending modifications to, or expiries or terminations of, any Material Contract that could reasonably be expected to have a Material Adverse Effect;

(v) with respect to all of the Loan Parties, all representations and warranties are true and correct; and

(vi) that all the conditions listed in this Article V have been fully satisfied or, if applicable, waived in writing by the Administrative Agent;

(b) a Perfection Certificate by, and in respect of, each Loan Party;

(c) certificates of good standing with respect to each Loan Party, each dated as of a date no more than fifteen (15) days prior to the Closing Date, such certificates to be issued (i) by the appropriate officer or official body of the jurisdiction of organization of such Loan Party, and (ii) the appropriate officer or official body of the other jurisdictions where such Loan Party is qualified to do business as a foreign entity (except for such jurisdictions where failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect), each of which certificates shall indicate that such Loan Party is in good standing in the applicable jurisdiction; and

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(d) a calculation or other written statement describing in detail the proposed use of the proceeds of the Term Loans, including all transaction fees, costs and expenses incurred and estimated as of the Closing Date in connection with this Loan Agreement and the Transactions, whether or not actually paid in cash on the Closing Date.

Section 5.07. Solvency. The Administrative Agent shall have received a Solvency Certificate duly executed by an Authorized Officer of Holdings on behalf of the Borrowers confirming the Solvency of the Loan Parties and their Subsidiaries, taken as a whole, after giving effect to the Transactions.

Section 5.08. Funding Notice. The Administrative Agent shall have received a written request for funding from an Authorized Officer of each Borrower, delivered to the Administrative Agent by 3:00 p.m. at least five (5) Business Days (or such shorter period, as the Administrative Agent may agree) in advance of the Closing Date.

Section 5.09. Capitalization. The Administrative Agent shall be satisfied with the Loan Parties’ capitalization on the Closing Date, which shall demonstrate an equity investment in Holdings of no less than $10,500,000 as of the Closing Date directly or indirectly held by the Permitted Holders and any existing management and shareholders and management (in form and substance reasonably satisfactory to the Administrative Agent).

Section 5.10. Financial and other Information.

(a) The Administrative Agent shall have received a certificate in form and substance satisfactory to it, dated the Closing Date and duly executed by an Authorized Officer of Holdings on behalf of each Borrower, attaching the following documents and reports (each in form and substance reasonably satisfactory to the Administrative Agent):

(i) the Prior Financial Statements;

(ii) calculations in form and substance satisfactory to the Administrative Agent demonstrating to the Administrative Agent’s satisfaction that the (i) Total Leverage Ratio of the Loan Parties for the last twelve (12) fiscal months ended prior to the Closing Date (the “Closing Date Leverage Test”) does not exceed 2.75:1.00 and (ii) the Consolidated Adjusted EBITDA of Loan Parties for the last twelve (12) fiscal months ended prior to the Closing Date is equal to at least $8,005,600, in each case on a pro forma basis after giving effect to the execution and delivery of this Loan Agreement, the incurrence of the Indebtedness hereunder, and the consummation of the other Transactions and calculated in a manner reasonably satisfactory to Administrative Agent (it being understood that calculations of Consolidated Adjusted EBITDA in substantially the same form as the Consolidated Adjusted EBITDA Calculation shall be satisfactory to the Administrative Agent); and

(iii) projections reasonably requested by Administrative Agent.

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(b) In the certificate delivered pursuant to clause (a), an Authorized Officer of Holdings on behalf of the Borrowers shall certify on behalf of each Borrower (i) that the documents and reports delivered pursuant to clauses (a)(i) through (a)(iii) above and attached to such certificate are true and complete in all material respects as of the Closing Date, (ii) that the projections delivered pursuant to clause (a)(iii) above were prepared in good faith based upon reasonable assumptions and utilizing due care in its preparation, it being understood that the forecasts and projections are subject to uncertainties and contingencies many of which are beyond the Loan Parties’ control and no assurance can be given that any forecast or projections will be realized and that actual results may differ and such differences may be material, and (iii) that the conditions described in clause (a)(ii) are satisfied.

Section 5.11. Insurance. The Collateral Agent shall have received certificates of insurance naming the Collateral Agent on behalf of the Secured Parties as additional insured and naming the Collateral Agent on behalf of the Secured Parties as loss payee, in each case with regard to the insurance required by Section 8.03, in form and substance reasonably satisfactory to the Collateral Agent.

Section 5.12. Payment of Outstanding Indebtedness.

(a) On the Closing Date, the Loan Parties and each of their respective Subsidiaries shall have no outstanding Indebtedness other than the Term Loans and the Indebtedness, if any, listed on Schedule 7.25 or otherwise permitted by Section 9.01, and the Administrative Agent shall have received copies of all documentation and instruments evidencing the discharge of all Indebtedness paid off in connection with the Transactions.

(b) All Liens (other than Permitted Liens) securing payment of any Indebtedness shall have been released, and the Administrative Agent shall have received pay-off letters, form UCC-3 termination statements, releases or terminations of mortgages, intellectual property security agreements and other instruments, all as may be reasonably requested by the Administrative Agent in connection therewith.

Section 5.13. Material Adverse Effect. No “Cream Suds Business MAE” (as defined in the Transaction Agreement) or “Joy Business MAE” (as defined in the Transaction Agreement) shall have occurred since July 1, 2017 and no Material Adverse Effect shall have occurred since the date of the Prior Financial Statements.

Section 5.14. [Reserved].

Section 5.15. [Reserved].

Section 5.16. Fees and Expenses. Each Agent and each Lender shall have received, for its own respective account, (a) all fees and expenses due and payable to such Person under the Fee Letter and (b) the reasonable fees, costs and expenses due and payable to such Person pursuant to Sections 3.01 and 12.05 (including the reasonable and documented fees, disbursements and other charges of counsel) due as of the Closing Date.

Section 5.17. Patriot Act Compliance and Reference Checks. The Administrative Agent shall have received completed background and reference checks with respect to each Loan Party’s senior management and any required Patriot Act compliance, in each case the results of which are satisfactory to the Administrative Agent in its sole discretion (the Administrative Agent hereby acknowledges receipt of such information and such information is satisfactory).

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Section 5.18. [Reserved].

Section 5.19. Banking Moratorium. No banking moratorium has been declared by either federal or state authorities that prohibits the Lenders from funding of the Term Loans.

Section 5.20. Structure and Terms of Acquisition; Transactions.

(a) The Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent that, substantially simultaneously with the making of the Term Loans hereunder, (i) the Acquisition shall have been consummated in accordance with the Transaction Agreement and all material Applicable Law, (ii) all necessary filings, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have been made, and all applicable waiting periods thereunder have expired or been terminated, (iii) no provision of the Transaction Agreement shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Agents or the Lenders, and (iv) no consent to or approval of any such waiver, amendment, supplement or modification shall have been given by either Borrower on terms that are materially adverse to the Agents or the Lenders, in each case without the prior written consent of the Administrative Agent (in its reasonable discretion) and in accordance with all applicable requirements of Applicable Laws.

(b) The Administrative Agent and the Lenders shall be reasonably satisfied with all aspects with the Transactions, including without limitation (i) the capital and corporate structure of the Loan Parties and their respective Subsidiaries after giving effect to the Transactions, and (ii) the terms and provisions of each of the documents relating to the Transactions.

Section 5.21. No Default. No Default or Event of Default shall have occurred and be continuing.

Section 5.22. Representations and Warranties.

All representations and warranties made by each Loan Party herein or in any other Loan Document shall be true and correct, in each case with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date).

Section 5.23. No Injunctions.

No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the Transactions shall have been issued and remain in force against the Loan Parties, any Agent or any Lender, and there shall be no pending litigation seeking to prohibit, enjoin or prevent any of the Transactions.

Section 5.24. No Adverse Actions.

There shall be no order or injunction or pending litigation in which there is a reasonable possibility of a decision that could reasonably be expected to have a Material Adverse Effect on any of the Loan Parties, or on the Loan Parties and their Subsidiaries taken as a whole.

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Section 5.25. IP Contribution.

C-PAK shall have contributed all IP Rights acquired by C-PAK pursuant to the Transaction Agreement to C-PAK IP (the “Closing Date IP Contribution”) pursuant to a the Closing Date IP Contribution Agreement, and C-PAK and C-PAK IP shall have entered into the C-PAK Exclusive License.

ARTICLE VI

[Reserved]

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Loan Agreement and the Lenders to make the Term Loans hereunder, each of the Loan Parties, jointly and severally, represents and warrants to the Agents and the Lenders (which representations and warranties the Agents and the Lenders are relying upon as a material inducement to enter into this Loan Agreement) as follows:

Section 7.01. Status. Each Loan Party (a) is a duly organized or formed and validly existing corporation or other registered entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact its business as presently conducted and (b) is duly qualified and authorized to do business, and is in good standing, in all jurisdictions where it does business or owns assets, except in the case of clause (b) where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02. Power and Authority; Execution and Delivery. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party (including, in the case of each Borrower, such power and authority to borrow the Term Loans as contemplated herein, in the case of the Guarantors, to guaranty the Obligations as contemplated by the Guaranty and Security Agreement, and in the case of all Loan Parties, to grant the Liens contemplated by this Loan Agreement and the other Security Documents) and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party.

Section 7.03. Enforceability. This Loan Agreement and the other Loan Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, other similar laws relating to or affecting creditors’ rights generally and general principles of equity.

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Section 7.04. No Violation. The execution, delivery and performance by the Loan Parties of this Loan Agreement and the other Loan Documents to which it is a party, the compliance with the terms and provisions hereof and thereof, and the consummation of the Transactions and the other transactions contemplated hereby, do not and will not (i) conflict with, contravene or violate any provision of any Applicable Law, (ii) violate any order or decree of, or require any authorization, consent, approval, exemption or other action by or notice to, any Governmental Authority, (iii) conflict with, result in a breach of any of the terms, covenants, conditions or provisions of, constitute a default under, otherwise result in the termination of or a termination right under (x) any indenture, note, loan agreement or other financing or security agreement with respect to Indebtedness in an amount in excess of $1,000,000 or (y) any other Material Contract, (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party (other than Liens created under the Loan Documents or any other Permitted Liens) or (v) violate any provision of the Organization Documents or any material Permit of any Loan Party.

Section 7.05. Approvals, Consents, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person, and no consent or approval under any contract or instrument (other than (a) those that have been duly obtained or made and which are in full force and effect or, if not obtained or made, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (b) the filing of UCC financing statements, (c) any Hart-Scott-Rodino filing, if any, and (d) the filings or other actions necessary to perfect Liens under the Loan Documents) is required for the consummation of the Transactions or the due execution, delivery or performance by any Loan Party of any Loan Document to which it is a party, or for the due execution, delivery or performance of the Loan Documents, in each case by any of the Loan Parties party thereto. There is no judgment, order, injunction or other restraint issued or filed with respect to the transactions contemplated by the Loan Documents, the consummation of the Transactions, the making of any Term Loan or the performance by any Loan Party of its Obligations under the Loan Documents.

Section 7.06. Use of Proceeds; Regulations T, U and X. The Borrowers will use the proceeds of the Term Loans solely for the purposes set forth in, as permitted by, and in accordance with Section 8.12 and Section 9.20. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulations T, U or X, and no proceeds of any Term Loan will be used to purchase or carry any margin stock or margin security or otherwise for a purpose which violates or would be inconsistent with Regulations T, U or Regulation X.

Section 7.07. Investment Company Act; Etc. No Loan Party is, or after giving effect to the Transactions and the other transactions contemplated under the Loan Documents will be, (i) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, or (ii) subject to the Federal Power Act, the Interstate Commerce Act, or any other Law limiting its ability to incur any of its respective obligations hereunder or under any of the other Loan Documents.

Section 7.08. Litigation, Labor Controversies, etc. Except as disclosed on Schedule 7.08 in the case of clause (ii) only, there is no pending or, to the knowledge of any Loan Party, threatened in writing, litigation, action, proceeding or labor controversy (including without limitation, strikes, lockouts or slowdowns) against or involving any of the Loan Parties or any of their respective Subsidiaries which (i) purports to affect the legality, validity or enforceability of any Loan Document, any Transaction Document or any of the Transactions, (ii) the amount of which could reasonably be expected to result in liability of $250,000 (or its equivalent in another currency or currencies) or more, in the aggregate, for any Loan Party or Subsidiary of any Loan Party, individually or collectively, that the Agent has not been previously notified of pursuant to Section 8.01(h)(ii) hereof, or (iii) could reasonably be expected to have a Material Adverse Effect.

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Section 7.09. Capitalization; Subsidiaries.

(a) The “Capitalization and Subsidiaries Schedule” attached hereto as Schedule 7.09 sets forth all issued and outstanding Capital Stock of each Loan Party, including the number of authorized, issued and outstanding shares or other units of Capital Stock of each Loan Party and the holders of such Capital Stock, all on and as of the Closing Date. Each outstanding share or unit of Capital Stock of each Loan Party have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights created by applicable Law, any Loan Party’s Organization Documents or by any agreement to which any Loan Party is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. All issued and outstanding Capital Stock of each Loan Party is free and clear of all Liens (except for the benefit of the Secured Parties and Liens permitted under Section 9.02(b)). No Loan Party has outstanding any Capital Stock convertible or exchangeable for any shares of its Capital Stock or any rights or options to subscribe for or to purchase its Capital Stock convertible into or exchangeable for its Capital Stock. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or acquire or retire any of its Capital Stock, other than stock repurchases otherwise permitted hereunder. None of the Loan Parties has violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Capital Stock, and, to the knowledge of any Loan Party, the issuance of the Notes hereunder does not require registration under the Securities Act or any applicable state securities Laws. Except for the agreements listed on Schedule 7.09, there are no agreements among Holdings’ stockholders with respect to the voting or transfer of Holdings’ Capital Stock.

(b) None of the Loan Parties has any Subsidiaries other than the Subsidiaries listed on Schedule 7.09. Schedule 7.09 describes the direct and indirect ownership interest of each of the Loan Parties in each Subsidiary.

Section 7.10. Accuracy of Information.

(a) All written factual information and data at any time furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender for purposes of or in connection with this Loan Agreement or any of the Transactions (including all information contained in the Loan Documents) is, and all other such written factual information and data hereafter furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender will be, true, correct and complete in all material respects on the date as of which such information or data is or will be furnished, and none of the factual information or data at any time furnished by any Loan Party, any of their respective Affiliates or any of their respective representatives to any Agent or any Lender for purposes of or in connection with this Loan Agreement or any of the Transactions (including all information contained in the Loan Documents) contains any untrue statement of a material fact or omits to state any material fact necessary to make such information and data, taken as a whole, not materially misleading, in each case, at the time such information and data was furnished in light of the circumstances under which such information or data was furnished; provided that, to the extent any such information or data was based upon or constitutes a forecast or projection, the Loan Parties represent only that such forecast or projection was prepared by the Loan Parties in good faith based upon reasonable assumptions and utilizing due care in its preparation, it being understood that forecasts and projections are subject to uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and no assurance can be given that any forecast or projection will be realized and that actual results may differ and such differences may be material.

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(b) The Budget and pro forma financial information provided to the Administrative Agent on or prior to the Closing Date were prepared in good faith based upon assumptions that were reasonable at the time made and as of the Closing Date, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 7.11. Financial Condition; Financial Statements. The Prior Financial Statements present fairly in all material respects the financial condition and results of operations of the Consolidated Companies at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information to changes resulting from normal year-end audit adjustments and to the absence of footnotes. The Prior Financial Statements have been prepared in a manner consistent with the historical accounting practices of The Procter & Gamble Company with respect to the Cream Suds Business and the Joy Business. For all periods following the Closing Date, all financial information furnished pursuant to Section 8.01 will be prepared in accordance with GAAP consistently applied. All of the financial information to be furnished pursuant to Section 8.01 will present fairly in all material respects the financial position and results of operations of the Loan Parties and their Subsidiaries at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information to changes resulting from normal year-end audit adjustments and to the absence of footnotes. Other than with respect to the Term Loans, none of the Loan Parties has, and none of their respective Subsidiaries has, any Indebtedness or other material obligations or liabilities, direct or contingent, that are not reflected in the financial information referenced in Section 5.10 to the extent required to be reflected therein in accordance with GAAP.

Section 7.12. Tax Returns and Payments. Each Loan Party has filed all applicable federal, state and local income Tax returns, and all other material Tax returns, domestic and foreign, required to be filed by them, and has paid all Taxes and assessments payable by them that have become due (whether or not reflected on a Tax return) other than those not yet delinquent or contested in good faith by appropriate proceedings in accordance with Section 9.02(i) and with respect to which the applicable Loan Party has maintained adequate reserves in accordance with GAAP. Each Loan Party and its Subsidiaries has paid, or has provided adequate reserves in accordance with GAAP for the payment of, all applicable federal, state, local and foreign income Taxes applicable for all prior fiscal years and for the current fiscal year. No Tax Lien has been filed.

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Section 7.13. Compliance with ERISA. Each Plan (and each related trust, insurance contract or fund) is in compliance in all material respects with its terms and with ERISA, the Code and all Applicable Laws. No ERISA Event has occurred or is reasonably expected to occur, which, individually or in the aggregate, has resulted or could result in material liability to any Loan Party or any Subsidiary of any Loan Party. Each Plan (and each related trust, if any) that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, including for all required amendments, regarding its qualification thereunder that considers the law changes incorporated in the Plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44, and nothing has occurred subsequent to the issuance of such determination or opinion letter which could reasonably be expected to prevent, or cause the loss of, such qualification. There has been no violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which any of the Loan Parties or any of their respective Subsidiaries may be directly or indirectly liable. No action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or threatened and anticipated to result in material liability. No Plan has an Unfunded Current Liability that has resulted or could reasonably be expected to result in material liability to any Loan Party or any Subsidiary of any Loan Party. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of any Loan Party or any of their respective Subsidiaries, provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. No liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA has been, or is reasonably expected to be, incurred.

Section 7.14. Intellectual Property; Licenses, etc. Each Loan Party and each Subsidiary of each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, Internet domain names, copyright registrations, issued patents, and other intellectual property rights or applications to register any of the foregoing and all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof (collectively, the “IP Rights”) that are or could be reasonably necessary for the operation of its respective businesses (the “Material IP Rights”). The conduct and operations of the businesses of each Loan Party and each of its Subsidiaries do not infringe, misappropriate, dilute, or otherwise conflict with or violate any Material IP Rights of any other Person in any material respect. Except as set forth on Schedule 7.14, no Person has challenged in writing any right, title or interest of any Loan Party or any of its Subsidiaries in any Material IP Rights of such Loan Party or Subsidiary. Except as set forth on Schedule 7.14, no Person has contested in writing the use of any Material IP Rights by any Loan Party or Subsidiary or the validity or enforceability of such Material IP Rights or, to the knowledge of the Loan Parties and their Subsidiaries, the use of the Material IP Rights subject to the Transaction Documents by the Seller (as defined in the Transaction Agreement) or the validity and enforceability or chain of title of such Material IP Rights. Except as disclosed on Schedule 7.14, no Loan Party or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any IP Rights. Schedule 7.14 is a complete and accurate list of (i) all IP Rights of each Loan Party and each of its Subsidiaries as of the Closing Date and (ii) all material license agreements or similar arrangements granting IP Rights of another Person to any Loan Party or any of its Subsidiaries (excluding any “shrink wrap” licenses and third-party software licenses generally available to the public at a cost of less than $25,000). As of the Closing Date, none of the IP Rights of any Loan Party or any of its Subsidiaries is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.14 and all Material IP Rights of the Loan Parties and their Subsidiaries have proper chain of title.

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Section 7.15. Ownership of Properties; Title; Real Property; Leases. Schedule 7.15 lists all of the Real Property owned or leased by any of the Loan Parties or their respective Subsidiaries as of the Closing Date, and each other location leased from or otherwise owned by a third party at which a Loan Party stores any Collateral as of the Closing Date, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessor and the location of the respective property in each case as such Schedule may be updated in accordance with Section 8.13. Each Loan Party owns (a) in the case of material owned Real Property, good, indefeasible and valid fee simple title to such Real Property, (b) in the case of material owned personal property, good and valid title to such personal property, and (c) in the case of material leased Real Property or personal property, valid and enforceable (except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws applicable to creditors’ rights generally and by generally applicable equitable principles) leasehold interests in such leased property, in each case, free and clear of all Liens or claims except for Permitted Liens.

Section 7.16. Environmental Matters.

(a) The Loan Parties, each of their respective Subsidiaries, and each of their respective businesses, operations and Real Property (i) are in compliance with all Environmental Laws in all jurisdictions in which the Loan Parties or such Subsidiary, as the case may be, are currently doing business, and (ii) have obtained and are in compliance with all permits required under Environmental Laws, in each case except any such noncompliance or failure to obtain any such permits which could not reasonably be expected to have a Material Adverse Effect. None of the Loan Parties or any of their respective Subsidiaries has become subject to any pending or, to the knowledge of such Loan Party, threatened in writing, Environmental Claim or any other liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(b) None of the Loan Parties or any of their respective Subsidiaries or, to the knowledge of any Loan Party, any other Person, has used, managed, handled, generated, treated, stored, transported, Released or disposed of Hazardous Materials in, on, at, under, to or from any currently or formerly owned or leased Real Property or facility relating to its business in a manner that requires or is reasonably expected to require corrective, investigative, monitoring, remedial or cleanup actions under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

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(c) To the knowledge of the Loan Parties, there are no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably be expected to form the basis of any Environmental Claim against any Loan Party or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(d) The Loan Parties have delivered or otherwise made available for inspection to the Administrative Agent true, complete and correct copies and results of all material reports, data, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments) studies, analyses, tests or monitoring in the custody, possession or control of the Loan Parties or any of their Subsidiaries pertaining to: (i) any Environmental Claims involving any Loan Party or any of their Subsidiaries; (ii) any Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any Loan Party or any of their Subsidiaries; or (iii) any Loan Party’s or any of their Subsidiaries’ compliance with applicable Environmental Laws, except any Environmental Claims, Hazardous Materials or noncompliance which could not reasonably be expected to have a Material Adverse Effect.

Section 7.17. Solvency. On the Closing Date after giving effect to the Transactions and the other transactions related thereto, the Loan Parties and their Subsidiaries on a consolidated basis are, Solvent.

Section 7.18. No Default. None of the Loan Parties or any of their respective Subsidiaries is in default under or with respect to, any Contractual Obligation or Material Contract that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 7.19. Security Documents; Perfection. (a) The Guaranty and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Loan Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof.

(b) In the case of the Pledged Stock described in the Guaranty and Security Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent; in the case of deposit accounts and securities accounts, when Account Control Agreements are executed and delivered by the Loan Parties owning such accounts, the Collateral Agent and the applicable depository bank or securities intermediary; and in the case of the other Collateral described in the Guaranty and Security Agreement, when financing statements and other filings specified on Schedule 7.19 in appropriate form are filed in the offices specified on Schedule 7.19, the Lien granted under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and first priority (subject only to Permitted Liens which, pursuant to the terms of this Loan Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent such proceeds can be perfected by a filing), as security for the Obligations.

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Section 7.20. Compliance with Laws and Permits; Authorizations. Each Loan Party and each of its Subsidiaries (a) is in compliance with all Applicable Laws and Permits and (b) has all requisite governmental licenses, Permits, authorizations, consents and approvals to operate its business as currently conducted, except in such instances in which (x) such requirement of Applicable Laws, Permits, government licenses, authorizations or approvals are being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to have or comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.21. No Material Adverse Effect. Since the date of the Prior Financial Statements, there has been no Material Adverse Effect, and there has been no circumstance, event or occurrence, and no fact exists to the actual knowledge of any of the Loan Parties, in each case that could reasonably be expected to result in a Material Adverse Effect.

Section 7.22. Contractual or Other Restrictions. Other than the Loan Documents and the Revolving Loan Documents, no Loan Party or any of its Subsidiaries is a party to any agreement or arrangement or subject to any Applicable Law that (a) limits its ability to pay dividends to, or otherwise make Investments in or other payments to, any Loan Party, (b) limits its ability to grant Liens in favor of the Collateral Agent or (c) otherwise limits its ability to perform the terms of the Loan Documents.

Section 7.23. No Brokers. Except as set forth on Schedule 7.23, no broker’s or finder’s fee or commission will be payable with respect to this Loan Agreement or any of the transactions contemplated hereby.

Section 7.24. Insurance. The properties of each Loan Party are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party (other than any deductible or self-insured portion) against loss and damage in such amounts, with such deductibles and covering such risks, as are customarily carried by Persons of comparable size and of established reputation engaged in the same or similar businesses and owning similar properties in the general locations where such Loan Party operates, in each case as described on Schedule 7.24. As of the Closing Date, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of any material violation or cancellation thereof and each Loan Party has complied in all material respects with the requirements of each such policy.

Section 7.25. Evidence of Other Indebtedness. Schedule 7.25 is a complete and correct list of each credit agreement, loan agreement, promissory note, indenture, purchase agreement, guaranty, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to any Loan Party outstanding on the Closing Date which will remain outstanding after the Closing Date (other than this Loan Agreement and the other Loan Documents). The aggregate principal or face amount outstanding or that may become outstanding under each such arrangement as of the Closing Date is correctly described in Schedule 7.25.

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Section 7.26. Deposit Accounts, Securities Accounts and Commodity Accounts.

Schedule 7.26 lists as of the Closing Date all of the deposit accounts, securities accounts and commodity accounts of each Loan Party, including, with respect to each depository bank, securities intermediary or commodity intermediary at which such accounts are maintained by such Loan Party, (a) the name and location of such Person and (b) the account numbers of the deposit accounts, securities accounts and commodity accounts maintained with such Person.

Section 7.27. Principal Business. As of the Closing Date and at all times thereafter each Loan Party, other than Holdings, is engaged solely in the Business.

Section 7.28. Absence of any Undisclosed Liabilities. There are no material liabilities of any Loan Party of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liabilities, other than those liabilities provided for or disclosed in the financial statements provided on or prior to the Closing Date or otherwise disclosed in writing to the Administrative Agent.

Section 7.29. Holdings.

(a) Holdings has not engaged in and does not engage in any activity prohibited by Section 9.17, and have not owned and do not own any assets or property prohibited by Section 9.17.

(b) Except as set forth in the Holdings Equity Investment Documents, none of the holders of any Capital Stock of Holdings has a contractual or other right to require Holdings to purchase or redeem any Capital Stock of Holdings.

Section 7.30. Acquisition; Transaction Agreement, Other Related Agreements.

(a) The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Transaction Agreement and each of the other Transaction Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). As of the Closing Date, no Loan Party and, to the knowledge of any Loan Party, no other Person party thereto, is in default in any material respect in the performance or compliance with any provisions thereof.

(b) The Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other material consents and material approvals required for the consummation of the Acquisition have been, or prior to the consummation thereof will be, (i) duly waived or (ii) duly obtained and in full force and effect.

(c) Each of the Transaction Documents is in full force and effect as of the Closing Date, has not been terminated, rescinded or withdrawn, and the Loan Parties’ rights thereunder are fully assignable to the Collateral Agent by any Loan Party that is a party thereto.

(d) The consummation of the Acquisition will not violate in any material respects any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other Governmental Authority, nor will it result in a breach of, or constitute a default under, any material agreement or indenture, or any material order or decree, to which the Loan Parties or any of their Subsidiaries are a party or are subject.

(e) As of the Closing Date, no Loan Party has granted a collateral assignment of, or a security interest over, any of the Transaction Documents (other than in favor of the Collateral Agent, for the benefit of the Secured Parties), and no Loan Party has sold, transferred or assigned any Transaction Document to any Person. As of the Closing Date, no Transaction Document has been modified, amended, altered or changed in any manner adverse to the Lenders, and all such material modifications, amendments, alterations and changes (whether or not adverse to the Lenders) have been provided in writing to the Lenders.

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Section 7.31. Anti-Terrorism Laws; The Patriot Act. No Loan Party is in violation of any Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the Patriot Act, the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended (the “Trading with the Enemy Act”), the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 (the “Executive Order”). No Loan Party or other agents acting or benefiting in any capacity in connection with the Term Loans is (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (iii) a Person with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, (v) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act, or (vi) a Person that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. No Loan Party or other agents acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in any property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Anti-Terrorism Laws.

Section 7.32. Economic Sanctions/OFAC.

No Loan Party or any director, officer or employee of any Loan Party, and to the knowledge of any Loan Party no Affiliate, agent or representative of any Loan Party, is, or is owned or controlled by, a Person that is (i) the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority (“Sanctions”), including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC Sanctions”) or (ii) located, organized or conducting business in a country, region or territory that is the subject of any OFAC Sanctions or other Sanctions (each, a “Sanctioned Country”), including, without limitation, Burma/Myanmar, Crimea, Cuba, Iran, North Korea, Sudan and Syria (any such Person referred to in clause (i) or (ii), a “Sanctioned Person”).

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Section 7.33. Foreign Corrupt Practices Act.

No Loan Party or any director, officer or employee of any Loan Party, and to the knowledge of any Loan Party no Affiliate, agent or representative of any Loan Party, has taken any action in violation of Applicable Law in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or a government-owned, government-controlled or other quasi-governmental entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, and each Loan Party has conducted its businesses in compliance in all material respects with applicable anti-corruption laws and has instituted and maintained and will continue to maintain policies and procedures designed to promote and achieve compliance in all material respects with all such laws and with the representation and warranty contained in this Section 7.33.

Section 7.34. Material Contracts; No Hedging Contracts.

(a) Set forth on Schedule 7.34(a) is a list of all Material Contracts of the Loan Parties, showing the parties and any amendments and modifications thereto; provided, however, that Borrowers may from time to time after the Closing Date amend such Schedule 7.34(a) to add additional Material Contracts or remove contracts no longer qualifying as Material Contracts so long as (i) in the case of adding additional Material Contracts, such amendment occurs by written notice to the Administrative Agent as set forth in the first Compliance Certificate required to be delivered after the effectiveness of such contract, (ii) in the case of removing contracts no longer qualifying as Material Contracts, such amendment occurs by written notice to the Administrative Agent promptly after the termination thereof; provided that, no such addition to, or removal from, Schedule 7.34(a) of a Material Contract shall be deemed a waiver of any Default or Event of Default. Each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to the best of the Loan Parties’ knowledge, each other Person that is a party thereto, in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 9.08), and (c) is not in default due to the action or inaction of any Loan Party or, to the knowledge of the Loan Parties, any other party thereto. To the Borrowers’ knowledge, there exists no actual or threatened termination, limitation or modification of any business relationship between any Loan Party or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the Business. To the Borrowers’ knowledge, there exists no condition or circumstance that could reasonably be expected to impair the ability of any Loan Party or Subsidiary to conduct the Business or utilize any Material IP Rights at any time after giving effect to the Acquisition in substantially the same manner as conducted by the Seller (as defined in the Transaction Agreement) and its subsidiaries prior to giving effect to the Acquisition.

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(b) Except as permitted pursuant to this Loan Agreement, there are no Hedging Agreements or similar agreements entered into by, between or applicable to any Loan Party or any of its Subsidiaries.

Section 7.35. Affiliate Transactions. Except as set forth on Schedule 7.35, no Loan Party is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Loan Party than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 7.36. Material Customers. To the knowledge of the Loan Parties, neither the Loan Parties, nor The Proctor & Gamble Company, have received notice from any material customer that such customer has or intends to terminate or otherwise materially alter its customer agreements with The Proctor & Gamble Company in respect of the Joy Business or the Cream Business in a manner that could result in a Material Adverse Effect.

Section 7.37. Collective Bargaining Agreements. Schedule 7.37 is a complete and correct list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Loan Party or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party or any of its Subsidiaries.

Section 7.38. Qualified Capital Stock. All Capital Stock issued by the Loan Parties and their Subsidiaries is Qualified Capital Stock.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Loan Parties hereby covenant and agree that, on the Closing Date and thereafter until the Term Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents (other than Unasserted Contingent Obligations), are paid in full in cash in accordance with the terms of this Loan Agreement, and as inducement for the Agents and the Lenders to enter into this Loan Agreement and upon which the Agents and the Lenders are relying:

Section 8.01. Financial Information, Reports, Certificates and Other Information. The Loan Parties shall furnish to the Administrative Agent and each Lender copies of the following financial statements, reports, notices and information:

(a) Monthly Financial Statements. (i) Commencing with the calendar month ending June 30, 2019 and for each calendar month thereafter prior to the first full calendar month ending after the Initial Accounting Termination Date, within thirty (30) days after the end of each calendar month, a report as of the end of such month in the same form and substance as the Prior Financial Statements or otherwise reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of Holdings on behalf of the Borrowers as having been prepared in good faith and presenting fairly in all material respects the financial condition and results of operations of the Consolidated Companies at the respective dates of such information and for the respective periods covered thereby and (ii) commencing with the first full calendar month ending after the Initial Accounting Termination Date, within thirty (30) days after the end of each calendar month (A) unaudited (x) consolidated balance sheets of Holdings and its Subsidiaries as of the end of such month, and (y) unaudited consolidated statements of income and cash flow of Holdings and its Subsidiaries as of the end of such month, in each case, including in comparative form (both in Dollar and percentage terms) the figures for the corresponding month in the immediately preceding fiscal year of Holdings, and the year-to-date portion of the immediately preceding fiscal year of Holdings, and (B) a statement of Consolidated Adjusted EBITDA for the year-to-date portion of such fiscal year of Holdings ending concurrently with such month, including, (A) the Consolidated Adjusted EBITDA Calculation and (B) in comparative form (both in Dollar and percentage terms), Consolidated Adjusted EBITDA for the same year-to-date period in the immediately preceding fiscal year.

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(b) Quarterly Financial Statements. Commencing with the first full fiscal quarter ending after the Initial Accounting Termination Date, within forty-five (45) days after the end of each fiscal quarter ended March 31, June 30, September 30 and December 31, in each case, of Holdings, (i) unaudited (x) consolidated balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter, and (y) consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal quarter, in each case and for the period commencing at the end of the previous fiscal year of Holdings and ending with the end of such fiscal quarter, including (in the case of each of clause (x) and clause (y) (if applicable)), in comparative form (both in Dollar and percentage terms) the figures for the corresponding fiscal quarter in, and year to date portion of, the immediately preceding fiscal year of Holdings, (ii) a statement of Consolidated Adjusted EBITDA (x) for the year-to-date portion of such fiscal year of Holdings ending concurrently with such fiscal quarter, including (A) the Consolidated Adjusted EBITDA Calculation and (B) in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for the same year-to-date period in the immediately preceding fiscal year of Holdings and (y) for the Test Period ending concurrently with such fiscal quarter, including, in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for such Test Period against the then current Budget, and for the Test Period immediately preceding such reported period and (iii) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported, including, in comparative form the figures for the corresponding fiscal quarter in, and year-to-date portion of, the immediately preceding fiscal year of Holdings, and period commencing at the end of the previous fiscal year of the Borrowers and ending with the end of such fiscal quarter.

(c) Annual Financial Statements. Commencing with the fiscal year ending December 31, 2019, within one hundred and twenty (120) days after the end of any fiscal year of Holdings (or, solely with respect to the fiscal year ending December 31, 2019, one hundred and eighty (180) days), (i) copies of the consolidated balance sheets of Holdings and its Subsidiaries for such fiscal year, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, and setting forth in comparative form (both in Dollar and percentage terms) the figures for the immediately preceding fiscal year (commencing with the 2020 fiscal year) and against the then-current Budget for such fiscal year, such statements audited and certified without “going concern” or other qualification, exception or assumption, without any explanatory paragraph or paragraph of emphasis with respect to “going concern”, and without qualification or assumption as to the scope of such audit as conducted in accordance with GAAP, by an independent public accounting firm of nationally recognized standing reasonably acceptable to the Administrative Agent (provided that BDO USA, LLP shall be deemed to be acceptable to the Administrative Agent), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported and (ii) a statement of Consolidated Adjusted EBITDA for such fiscal year, including (A) the Consolidated Adjusted EBITDA Calculation and (B) in comparative form (both in Dollar and percentage terms) Consolidated Adjusted EBITDA for such fiscal year against the then-current Budget and for the same year-to-date period in the immediately preceding fiscal year.

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(d) Compliance Certificates. Concurrently with the delivery of the financial information pursuant to clauses (b) and (c) above, a Compliance Certificate executed by an Authorized Officer of Holdings on behalf of the Borrowers (i) certifying that such financial information presents fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP at the respective dates of such information and for the respective periods covered thereby, subject in the case of unaudited financial information, to changes resulting from normal year-end audit adjustments and to the absence of footnotes, (ii) showing compliance with the covenants set forth in Section 9.13 and stating that no Default or Event of Default has occurred and is continuing (or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the actions taken or to be taken with respect thereto), (iii) specifying any change in the identity of the Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Subsidiaries listed on Schedule 7.09, or from the most recently delivered Compliance Certificate, as applicable and (iv) including (x) an updated Schedule 7.15, Schedule 7.26, and Schedule 7.34(a) of this Loan Agreement (if applicable) and (y) a written supplement substantially in the form of Schedules 1-5, as applicable, to the Guaranty and Security Agreement with respect to any additional assets and property acquired by any Loan Party after the date hereof if required to update the perfection of Collateral Agent’s Lien with respect to such assets, all in reasonable detail.

(e) Consolidated Excess Cash Flow. On or before the date upon which annual financial statements are required to be delivered pursuant to Section 8.01(c) for each fiscal year, a written calculation of Consolidated Excess Cash Flow for the applicable fiscal year in form reasonably acceptable to the Administrative Agent, certified by an Authorized Officer of each Borrower and in compliance with the requirements of Section 4.02(a)(vi).

(f) Budget. On or prior to the thirtieth (30th) day of each calendar year (or, solely with respect to the calendar year ending December 31, 2020, on or prior to the forty-fifth (45th) day of such year), forecasted financial projections for Holdings and its Subsidiaries for the then upcoming fiscal year (on a month-by-month and quarter-by-quarter basis), in each case including projections for Consolidated Capital Expenditures, a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto, and in each case prepared by management of the Loan Parties in good faith based upon reasonable assumptions, consistent in scope with the financial statements provided pursuant to Section 8.01(c) and setting forth the principal assumptions on which such projections are based (each such projections and the projections delivered as of the Closing Date pursuant to Section 5.10(a)(ii), being referred to as a “Budget”).

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(g) Defaults; Litigation. As soon as possible and in any event (i) within three (3) Business Days after an Authorized Officer of any Loan Party or any of their respective Subsidiaries obtains knowledge thereof, written notice from an Authorized Officer of each Borrower of the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof, and what action the applicable Loan Parties have taken and propose to take with respect thereto, (ii) within five (5) Business Days after an Authorized Officer of any Loan Party or any of their respective Subsidiaries obtains knowledge thereof, written notice from an Authorized Officer of each Borrower of (1) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 7.08, (2) the commencement of any litigation, action, proceeding or labor controversy of the type and the materiality described in Section 7.08, and (3) to the extent the Administrative Agent requests and subject to any attorney client privilege requirements, copies of all documentation related thereto.

(h) Notices. Written notice promptly upon becoming aware of (and in no event later than three (3) Business Days (except for item (iv) below which shall be provided no later than five (5) Business Days) and after an Authorized Officer of any Loan Party becomes aware of) each the following, and copies of all notices and related documents and correspondence with respect to:

(i) any pending or, to the knowledge of an Authorized Officer of a Loan Party, threatened in writing litigation, action, proceeding or other controversy which purports to affect the legality, validity or enforceability of any Loan Document, Transaction Document or any other document or instrument referred to in Section 9.08, which notice shall include a statement of an Authorized Officer of each Borrower specifying the nature thereof and what actions the applicable Loan Parties have taken and propose to take with respect thereto;

(ii) the commencement of, and any material development in, each litigation, investigation or proceeding affecting any Loan Party or any Subsidiary thereof (A) the amount of which, if adversely determined could reasonably be expected to result in liability of $250,000 (or its equivalent in another currency or currencies) or more, in the aggregate, for any Loan Party or Subsidiary of any Loan Party, individually or collectively, (B) in which injunctive or similar relief is sought and which, could reasonably be expected to have a Material Adverse Effect, (C) in which the relief sought is an injunction or other stay of the performance of this Loan Agreement, any other Loan Document or any Transaction Document or (D) which alleges potential violations of any securities laws that could reasonably be expected to result in material liability to any Loan Party or any criminal liability with respect to any Loan Party;

(iii) each pending or, to the knowledge of an Authorized Officer of a Loan Party, threatened in writing labor dispute, strike, walkout, or union organizing activity with respect to any employees of a Loan Party that would reasonably be expected to have a Material Adverse Effect;

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(iv) the discharge, withdrawal or resignation by a Loan Party’s independent accountants and any replacement by nationally recognized accountants or other accountants reasonably acceptable to the Administrative Agent;

(v) the creation or acquisition of any Subsidiary of any Borrower no later than ten (10) Business Days prior to such creation or acquisition;

(vi) each other material notice or notification (other than borrowing notices) given by any Loan Party under the Preferred Equity Investment Agreement, the Holdings Equity Investment Documents, any other Transaction Document, any other Material Contract or any Revolving Loan Document;

(vii) all amendments, consent letters, waivers or modifications to a Loan Party’s Organization Documents that increase or change any payment obligations or which could otherwise be adverse to the Lenders;

(viii) all significant written final reports submitted to a Loan Party or any Subsidiary of a Loan Party by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems, including any final comment letters delivered to management and all responses thereto; and

(ix) all (i) notices submitted or delivered to a Loan Party or any Subsidiary of a Loan Party by a regulatory agency when such notice could reasonably have a Material Adverse Effect and (ii) material reports submitted or delivered to a Loan Party or any Subsidiary of a Loan Party which were prepared by the SEC.

(i) Loan Documents, etc. As soon as possible and in any event within three (3) Business Days after any Loan Party obtains knowledge of the occurrence of a breach or default or termination or notice of termination or intent or threat to terminate by any party under, or material amendment (and copies thereof) entered into by any party to, any Loan Document, any Preferred Equity Documents, any Holdings Equity Investment Documents, any Transaction Document, any other Material Contract, any Revolving Loan Document or any other material agreement between a Loan Party and any other Affiliate of any Loan Party (other than a Loan Party), or any other document or instrument referred to in Section 9.07, a statement of an Authorized Officer of the Borrowers setting forth details of such breach or default or notice of termination or intent or threat to terminate and the actions taken or to be taken with respect thereto and, if applicable, a copy of such amendment.

(j) Management Letters. Promptly upon, and in any event within five (5) Business Days after, receipt thereof, copies of all “management letters” submitted to any Loan Party by the independent public accountants referred to in Section 8.01(c) in connection with each audit made by such accountants.

(k) Reports to SEC and Shareholders. Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party or any direct or indirect parent of any Loan Party filed with the Securities Exchange Commission and (b) all registration statements of Holdings and each Loan Party filed with the Securities Exchange Commission (other than on Form S-8).

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(l) Bankruptcy, etc. Immediately upon becoming aware thereof, notice (whether involuntary or voluntary) of the bankruptcy, insolvency, reorganization of any Loan Party, or the appointment of any trustee in connection with or anticipation of any such occurrence, or the taking of any step by any Person in furtherance of any such action or occurrence.

(m) Corporate Information. Promptly upon, and in any event within five (5) Business Days after, any change in the identity of the chief executive officer, chief operations officer, chief financial officer or other “C-Level” officers, a certificate, certified to the extent of any change from a prior certification, from the secretary, assistant secretary, managing member or general partner of such Loan Party notifying the Administrative Agent of such information or change and attaching thereto any relevant documentation in connection therewith.

(n) Insurance Report. Substantially concurrently with the delivery of the financial statements provided for in Section 8.01(c), a current report of a reputable insurance broker with respect to insurance policies maintained by the Loan Parties.

(o) Leased Property. Promptly upon, and in any event within five (5) Business Days after, entering into any new material lease in respect of Real Property, a copy of such lease.

(p) Borrowing Base Certificates. Within two (2) Business Days of any borrowing base certificate pursuant to the Revolving Loan Documents (to the extent such Revolving Loan Documents exist), a copy of such borrowing base certificate and any related calculations, reports or exhibits delivered in connection therewith.

(q) Other Information. Promptly, such other information (financial or otherwise) as any Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Section 8.02. Books, Records and Inspections. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain proper books of record and account, in which entries that are complete, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as applicable, in accordance with GAAP. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, permit the Administrative Agent and its representatives and independent contractors to visit and inspect and audit any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Loan Parties and (unless an Event of Default then exists) at reasonable times during normal business hours, upon reasonable advance notice to the Loan Parties; provided that (i) unless an Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to conduct, and, the Loan Parties shall not be required to reimburse the Administrative Agent for, (x) during each year prior to the second anniversary of the Closing Date, more than two (2) such inspections and collateral audits in any calendar year and (y) during each year thereafter, more than one (1) such inspection or collateral audit in any calendar year and (ii) the Administrative Agent shall be permitted to conduct unlimited inspections and audits during any calendar year during the occurrence and continuance of an Event of Default, and the Loan Parties shall reimburse the Administrative Agent for any such inspections. Any information obtained by the Administrative Agent pursuant to this Section 8.02 may be shared with the Collateral Agent or any Lender upon such Person’s request. The Administrative Agent shall give the Loan Parties the opportunity to participate in any discussions with the Loan Parties’ independent public accountants.

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Section 8.03. Maintenance of Insurance. The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain in full force and effect at all times (including by paying all applicable premiums), with insurance companies that are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as reasonably determined by the Loan Parties in the exercise of reasonable business judgment , and in any case insuring against casualty, general liability, product liability, employment practices liability, business interruption, errors and omissions, and “D&O” insurance. The Loan Parties shall furnish to the Collateral Agent for further delivery to the Lenders, upon written request from the Collateral Agent, information presented in reasonable detail as to all such insurance so carried, and in any case including, without limitation, (i) endorsements to (x) all “All Risk” and business interruption policies naming the Collateral Agent, on behalf of the Secured Parties, as loss payee, and (y) all general liability, product liability, employment practices liability, other liability, and errors and omissions policies naming the Agents, the Lenders and the other Secured Parties as additional insureds, and (ii) legends providing that no cancellation, material reduction in amount or material change in insurance coverage thereof shall be effective until at least thirty (30) days (ten (10) days with respect to failing to pay premiums) after receipt by the Collateral Agent of written notice thereof.

Section 8.04. Payment of Taxes and Liabilities. Each Loan Party shall pay and discharge, and shall cause each of its Subsidiaries to pay and discharge, all federal, state and local income and other material Taxes, assessments, governmental charges, levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, all lawful claims respecting the foregoing that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Loan Parties or any of their respective Subsidiaries and all other liabilities and obligations of such Loan Party and its Subsidiaries; provided, that no Loan Party or any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings in accordance with Section 9.02(i) and as to which such Loan Party has maintained adequate reserves with respect thereto in accordance with GAAP and such amount is not in excess of $250,000 in the aggregate.

Section 8.05. Maintenance of Existence; Compliance with Laws, etc. Each Loan Party shall, and shall cause its Subsidiaries to, (a) preserve and maintain in full force and effect its organizational existence (except in a transaction permitted by Section 9.03), (b) preserve and maintain its good standing under the laws of its state or jurisdiction of incorporation, organization or formation; and preserve and maintain its good standing under the laws of each other state or jurisdiction where such Person is qualified, or is required to be so qualified, to do business as a foreign entity, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) comply in all material respects with all Applicable Laws, rules, regulations and orders (including all Anti-Terrorism Laws) material to the business, (d) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its Material Contracts and the rights, agreements, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks and trade names that are material to the conduct of such Loan Party’s or such Subsidiary’s business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (e) maintain, preserve and protect all property of the Loan Parties, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (f) except for obsolete or worn out equipment, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that such Loan Party’s or such Subsidiary’s business carried on in connection therewith may be properly conducted at all times, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 8.06. Environmental Compliance.

(a) Each Loan Party shall, and shall cause its Subsidiaries to, use and operate all of its and their businesses, facilities and properties in compliance with all Environmental Laws, including (i) keeping all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remaining in material compliance therewith, (ii) using, handling, managing, generating, treating, storing, transporting and disposing of all Hazardous Materials in material compliance with all applicable Environmental Laws, and (iii) keeping its and their property free of any Lien imposed by any Environmental Law, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrowers shall promptly give notice to the Administrative Agent upon any Loan Party or Subsidiary thereof becoming aware of (i) any violation by any Loan Party or any of its Subsidiaries of any Environmental Law, (ii) any inquiry with respect to, proceeding against, investigation of or other Environmental Claim with respect to any Loan Party under any Environmental Law, including without limitation a written request for information or a written notice of violation or potential environmental liability from any foreign, federal, state or local environmental agency or board or any other Governmental Authority or Person, or (iii) the discovery of a Release or threat of a Release in, at, on, under, to or from any of the Real Property of any Loan Party or any facility or assets therein in excess of reportable or allowable standards or levels under any Environmental Law, or under circumstances, or in a manner or amount which could reasonably be expected to require responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective action under any Environmental Law, which in each case could reasonably be expected to have a Material Adverse Effect.

(c) In the event of material violation of any Environmental Law or the Release or presence of any Hazardous Material in, at, on, under, to or from any Real Property of any Loan Party in amounts which require responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective or other action under any Environmental Law or which subject any Loan Party to material liability under any Environmental Law, each Loan Party and its respective Subsidiaries, upon discovery thereof, shall take all steps required by Environmental Laws to initiate and expeditiously complete all responsive, corrective, investigative, remedial, monitoring, cleanup or other corrective action or other action to mitigate and eliminate any such violation or potential liability, and shall keep the Administrative Agent informed on a regular basis of their actions and the results of such actions.

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(d) Each Loan Party shall provide the Administrative Agent with copies of any material notice, submittal or documentation (other than notices, submittals and documentation submitted in the ordinary course of any Loan Party’s business) provided by any Loan Party or any of its Subsidiaries to any Governmental Authority or other Person under any Environmental Law. Such notice, submittal or documentation shall be provided to the Administrative Agent promptly and, in any event, within five (5) Business Days after such material is provided to any Governmental Authority or third party.

Section 8.07. ERISA. (a) As soon as possible and, in any event, within ten (10) days after any Loan Party, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events, the Borrowers shall deliver to the Agents and each Lender a certificate of an Authorized Officer of each Borrower setting forth the full details as to such occurrence and the action, if any, that such Loan Party, such Subsidiary or such ERISA Affiliate has taken and is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Loan Party, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: (i) the institution of any steps by any Person to terminate any Plan; (ii) the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or under Section 430(k) of the Code; (iii) the taking of any action with respect to a Plan which could result in the requirement that any Loan Party furnish a bond or other security to the PBGC or such Plan; (iv) the occurrence of any event with respect to any Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto; (v) that a Reportable Event has occurred (except to the extent that the Borrowers has previously delivered to the Agents and Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); (vi) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following thirty (30) days; (vii) that a failure to satisfy the minimum funding standard within the meaning of Section 430 of the Code or Section 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) has occurred (or is reasonably likely to occur) or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412, 430 or 431 of the Code or Section 302, 303 or 304 of ERISA with respect to a Plan; (viii) the adoption of, or the commencement of, contributions to, any Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which results in a material increase in the contribution obligations of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate; (ix) that a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan has occurred; (x) that any Loan Party, any Subsidiary of any Loan Party or, to the knowledge of the Loan Parties, an ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information ) to IRS Form 5500 in respect of a Plan with Unfunded Current Liabilities; (xi) that a Plan having any material Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); (xii) that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; (xiii) that proceedings may be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); (xiv) that a proceeding may be or has been instituted against a Loan Party, a Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; (xv) that the PBGC has notified any Loan Party, any Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; (xvi) that any Loan Party, any Subsidiary thereof or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; (xvii) that any Loan Party, any Subsidiary thereof or , to the extent applicable or potentially applicable to the Loan Parties or any of their respective Subsidiaries, any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971, 4975 or 4980 of the Code; (xviii) that any Loan Party or any Subsidiary thereof may be directly or indirectly liable for a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan; or (xix) that any Loan Party, any Subsidiary thereof or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any Withdrawal Liability; and

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(b) Promptly following any request therefor, copies of any documents described in Section 101(k) of ERISA that any Loan Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Plan, any notices described in Section 101(l) of ERISA that any Loan Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Plan and any information that any Loan Party, any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if any Loan Party, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, the applicable Loan Party, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

Section 8.08. Maintenance of Properties. Each Loan Party shall, and shall cause its Subsidiaries to, (a) maintain, preserve, protect and keep its material Real Property, properties and assets in good repair, working order and condition (ordinary wear and tear excepted, and subject to dispositions permitted pursuant to Section 9.04), (b) make necessary repairs, renewals and replacements thereof, (c) maintain and renew as necessary all material leases, licenses, permits and other clearances necessary to use and occupy such properties and assets, in each case so that the business carried on by such Person may be properly conducted in all material respects at all times consistent with the manner in which business is conducted as of the Closing Date or such changes thereto as reasonably determined by the Loan Parties in their good faith business judgment from time to time, and (d) continue to conduct at all times its business consistent with the manner in which business is conducted as of the Closing Date or such changes thereto as reasonably determined by the Loan Parties in their good faith business judgment from time to time.

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Section 8.09. End of Fiscal Years; Fiscal Quarters.

The Loan Parties shall cause (a) each of their fiscal years and the fiscal years of each of their Subsidiaries to end on December 31 of each year and (b) each of their fiscal quarters and the fiscal quarters of each of their Subsidiaries to end on dates consistent with such fiscal year-end.

Section 8.10. Additional Collateral, Guarantors and Grantors. The Loan Parties shall, upon the formation or acquisition thereof, promptly (but in any event, within ten (10) days after the date of formation or acquisition or such longer time as the Administrative Agent may agree in writing, in its sole discretion) cause any direct or indirect Domestic Subsidiary formed or otherwise purchased or acquired after the Closing Date to (i) execute a supplement to the Guaranty and Security Agreement in the form of Annex I to the Guaranty and Security Agreement or otherwise in form and substance satisfactory to the Collateral Agent, (ii) execute a joinder to this Loan Agreement, whereby such Subsidiary becomes a Loan Party hereunder, (iii) obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of the aforementioned joinder and the Security Documents and the performance of its obligations hereunder and thereunder and the granting by it of the Liens thereunder, and (iv) cause its assets to be subject to a first priority perfected Lien (subject only to Permitted Liens that, pursuant to the terms of this Loan Agreement, are permitted to have priority over the Collateral Agent’s Liens thereon) in favor of the Collateral Agent for the benefit of the Secured Parties and take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such first priority Lien. Not later than ten (10) Business Days after the acquisition by any Loan Party of any asset (including without limitation, any IP Rights) that is required to be provided as Collateral pursuant to this Loan Agreement or any Security Document, which asset would not automatically be subject to the Collateral Agent’s first priority perfected Lien pursuant to pre-existing Security Documents, the applicable Loan Party shall cause such asset to be subject to a first priority perfected Lien (subject only to Permitted Liens that, pursuant to the terms of this Loan Agreement, are permitted to have priority over the Collateral Agent’s Liens thereon) in favor of the Collateral Agent for the benefit of the Secured Parties and take such actions as shall be necessary or requested by the Collateral Agent to grant and perfect or record such first priority Lien. Without limitation of any of the foregoing, each Loan Party shall deliver to the Collateral Agent a collateral assignment, in form and substance satisfactory to the Collateral Agent, of its right under (i) any Material License Agreement not later than ten (10) Business Days after entering into such Material License Agreement and (ii) any acquisition or similar agreement not later than ten (10) Business Days after entering into such acquisition or similar agreement.

Section 8.11. Pledges of Additional Stock and Indebtedness. The Loan Parties shall promptly (but in any event, within ten (10) days after the date of issuance or acquisition or such longer time as the Administrative Agent may agree in writing, in its sole discretion) pledge to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock of each Domestic Subsidiary and each Foreign Subsidiary (to the extent such Foreign Subsidiary is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code), and 66 2/3% of the issued and outstanding Voting Stock and 100% of the outstanding non-voting Capital Stock of each Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code directly held by such Loan Party, in each case formed or otherwise purchased or acquired after the Closing Date, (ii) to the extent required by the Security Documents, all promissory notes executed after the Closing Date evidencing Indebtedness of any Loan Party or Subsidiary of any Loan Party, and (iii) to the extent required by the Security Documents all other evidences of Indebtedness.

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Section 8.12. Use of Proceeds. The proceeds of the Term Loans shall be used on the Closing Date only (i) to finance the Acquisition, (ii) to pay the transaction fees, costs and expenses incurred directly in connection with this Loan Agreement and the Transactions, and (iii) for working capital and other general corporate purposes explicitly permitted by this Loan Agreement.

Section 8.13. Mortgages; Landlord Agreements.

(a) Within forty-five (45) days after the Closing Date (or such longer time as the Administrative Agent may agree to in its sole discretion), the Loan Parties shall cause each Loan Party’s fee simple interests in Real Property with a fair market value in excess of $500,000 to be subject to a Lien in favor of the Collateral Agent pursuant to a Mortgage securing the Obligations. If any Loan Party acquires a fee simple interest in Real Property with a fair market value in excess of $500,000 after the Closing Date, the Borrowers shall promptly notify the Agents and the Lenders thereof in writing and update Schedule 7.15 accordingly. With respect to all Loan Parties’ fee simple interests in Real Property with a fair market value in excess of $500,000 in each case, or $1,000,000 in the aggregate, the Loan Parties shall take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 8.15, all at the sole cost and expense of the Borrowers. Each Mortgage delivered to the Collateral Agent hereunder shall be accompanied by (i) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 9.02, together with such endorsements and reinsurance as the Collateral Agent may reasonably request, (ii) a current ALTA survey by a licensed surveyor, sufficient to allow the issuer of the title insurance policy to issue such policy without a survey inspection, (iii) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (iv) if the Mortgaged Property or any portion thereof is located in a Special Flood Hazard Area, Federal Flood Insurance and (v) if requested by the Collateral Agent, an opinion of local counsel to the applicable Loan Parties with respect to the Mortgage and the Liens granted thereunder, in form and substance satisfactory to the Collateral Agent.

(b) Within thirty (30) days of the Closing Date (or such longer time as the Administrative Agent may agree to in its sole discretion), the Loan Parties shall use commercially reasonable efforts to cause (i) the headquarters location of each Loan Party and (ii) each other location where (1) original books and records, primary servers, or any other material systems necessary to operate the business in the ordinary course of business are located or (2) Collateral having a value greater than $250,000 is stored to be subject to a Landlord Agreement to be provided by the landlord of such leased location or other applicable lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in such Collateral.

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Section 8.14. Accounts; Control Agreements.

(a) Within thirty (30) days after the Closing Date (or such longer time as the Administrative Agent may agree in writing, in its sole discretion), the Loan Parties shall cause each deposit account, securities account and commodity account listed on Schedule 7.26 (other than any Excluded Deposit Account) to be subject to an Account Control Agreement; provided, however, that, so long as no Event of Default has occurred and is continuing, the Loan Parties may open new deposit accounts, new securities accounts and new commodity accounts so long as, prior to or concurrently with opening each such account, (i) the Loan Parties shall have delivered to the Agents an amended Schedule 7.26 including such account and (ii) the Loan Parties shall have delivered to the Collateral Agent an Account Control Agreement with respect to such account (other than any Excluded Deposit Account).

(b) Within five (5) Business Days after the request of the Collateral Agent, the Loan Parties shall provide the Collateral Agent with copies of all monthly or other periodic account statements with respect to all deposit accounts, securities accounts, commodity accounts, and investment property of the Loan Parties.

Section 8.15. Further Assurances.

(a) The Loan Parties shall execute any and all further documents, financing statements, agreements and instruments, and shall take all such further actions, which may be required under any Applicable Law or which either Agent may reasonably request, in order to grant, preserve, protect, perfect and evidence the validity and priority of the security interests created or intended to be created by the Guaranty and Security Agreement or any other Security Document (including, without limitation, the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, and assisting the Collateral Agent in completing all documentation relating to the Assignment of Claims Act, if applicable), all at the sole and reasonable cost and expense of the Borrowers.

(b) Notwithstanding anything herein to the contrary, if the Collateral Agent determines in its sole discretion that the cost of creating or perfecting any Lien on any property is excessive in relation to the practical benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Loan Documents.

Section 8.16. Annual Lender Meetings. Each Loan Party shall, and shall cause each of its Subsidiaries to, upon the request of the Administrative Agent, participate in a meeting of the Lenders, (a) so long as no Event of Default under Sections 10.01(a) or 10.01(j) shall have occurred and be continuing, once per fiscal year, and (b) when an Event of Default under Sections 10.01(a) or 10.01(j) shall have occurred and be continuing, as frequently as may be required by the Administrative Agent, in each case to be held via teleconference or in person (at the Administrative Agent’s election) at least once per year, at a time selected by the Administrative Agent and reasonably acceptable to the Lenders and the Borrowers. The purpose of this meeting shall be to present the Loan Parties’ previous fiscal year’s financial results and to present the Loan Parties’ Budget for the current fiscal year.

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Section 8.17. Board Observation Rights.

(a) The Initial Lenders shall have the right to appoint a single observer to the governing body of each Loan Party (each, a “Board of Directors”), which Person shall be entitled to attend (or at the option of such observer, monitor by telephone) all meetings of each Board of Directors and each committee of each Board of Directors (other than any portions of any meetings that relate to this Loan Agreement or which involve the exchange of privileged attorney-client information or work product) but shall not be entitled to vote on, or consent to or otherwise approve any activity or policy taken of adopted by the Board of Directors, and which Person shall receive all reports, meeting materials, notices, written consents, and other materials, including but not limited to, consents in lieu of meetings (in each case other than any portions of such reports or materials that contain confidential information relating to this Loan Agreement or attorney-client privileged information or work product) as and when provided to the members of the applicable Board of Directors. For the avoidance of doubt, in no event shall such observer have any fiduciary duties or be considered or deemed to be a director of such Loan Party or be required to be present for purposes of a quorum. The Borrowers shall reimburse the Initial Lenders for the reasonable travel expenses incurred by any such observer appointed by the Initial Lenders in connection with attendance at or participation in meetings in person or by telephone to the same extent as directors of the applicable Loan Party are reimbursed for such expenses.

(b) Each Borrower and each other Loan Party agrees that such observer may share with the Administrative Agent and Lenders with which such observer is affiliated and any of the Administrative Agent’s and any Lender’s legal and financial advisors any information, confidential or otherwise, related to the business and operations of any of the Loan Parties disclosed to such observer.

(c) Each Borrower agrees to hold at least one meeting of its Board of Directors in person in each fiscal year of the Borrowers. Each Borrower further agrees to hold at least two other meetings of its Board of Directors, either in person or via teleconference other than the fiscal quarter in which an in-person Board of Directors meeting is held pursuant to the immediately preceding sentence.

Section 8.18. Performance of Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective material obligations and liabilities, including:

(a) all Tax liabilities, assessments and governmental charges or levies upon it or its property and assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement or execution of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person or such amounts do not exceed $250,000 in the aggregate;

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(b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property and assets unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and

(c) all payments of any amount when due (whether by scheduled maturity, mandatory prepayment, acceleration, demand or otherwise, but subject to any applicable grace period) and the timely performance or observance of all material obligations and conditions of any Material Contract (subject to any applicable grace period) unless such failure to pay or perform or observe such other obligation or condition continues unremedied for a period of (i) if such obligation or condition has an applicable grace period, fifteen (15) days after the occurrence (or termination of the applicable grace period) thereof, (ii) if such obligation or condition does not have an applicable grace period, twenty (20) days after the occurrence thereof.

Section 8.19. Intellectual Property; Licenses, etc. Each Loan Party shall, and shall cause each Subsidiary to, maintain ownership, control and possession of the Material IP Rights that are used in the operation of its respective businesses. Each Loan Party shall, and shall cause each Subsidiary to, conduct and operate the businesses of such Loan Party or such Subsidiary in a manner that does not, to the knowledge of any Loan Party, infringe, misappropriate, dilute, or otherwise violate any IP Rights owned by any other Person.

Section 8.20. Security Interests; Perfection, etc. Each Loan Party shall, and shall cause each Subsidiary to, take all necessary actions to ensure that the Guaranty and Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Loan Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof.

Section 8.21. Credit Enhancement. If any lender or any agent under the Revolving Loan Documents receives any (i) additional Collateral, guaranty, letter of credit, or any other credit enhancement from the Loan Parties or any of their Subsidiaries after the date the parties first enter into the Revolving Loan Documents or (ii) any additional Collateral granted on behalf of the Loan Parties, the Loan Parties shall promptly (but in any event, within five (5) days or such longer time as the Administrative Agent may agree in writing in its sole discretion) grant, or cause to be granted the same to the Agents for the benefit of the Lenders.

Section 8.22. Post-Closing Obligation.

(a) On or prior to the date that is five (5) Business Days after the Closing Date (or such later date as the Administrative Agent may agree to in its sole discretion), the Administrative Agent shall have received evidence of the filing with the Delaware Secretary of State a Certificate of Amendment or a Certificate of Correction to the PrefCo Certificate of Incorporation in which (i) the definition of “Loan Agreement” set forth in the PrefCo Certificate of Incorporation is amended by replacing the words “as of May 2” therein with “as of May 3” and replacing the words “as in effect on the date of this Agreement” therein with “as in effect on May 3, 2019” and (ii) the definition of “Stockholders’ Agreement” set forth in the PrefCo Certificate of Incorporation is amended by replacing the words “as of May 2” therein with “as of May 3” and replacing the words “as in effect on the date of this Certificate of Incorporation” therein with “as in effect on May 3, 2019”.

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(b) Notwithstanding anything set forth in Section 8.03, on or prior to the date that is forty-five (45) days after the Closing Date (or such later date as the Collateral Agent may agree to in its sole discretion), the Loan Parties shall furnish to the Collateral Agent for further delivery to the Lenders, endorsements to (i) all “All Risk” and business interruption policies naming the Collateral Agent, on behalf of the Secured Parties, as lender’s loss payee, and (ii) all general liability, product liability, employment practices liability, other liability, and errors and omissions policies naming the Collateral Agent as additional insured.

ARTICLE IX

NEGATIVE COVENANTS

The Loan Parties hereby covenant and agree that, on the Closing Date and thereafter until the Term Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents (other than Unasserted Contingent Obligations), are paid in full in cash in accordance with the terms of this Loan Agreement, and as inducement for the Agents and the Lenders to enter in this Loan Agreement and upon which the Agents and the Lenders are relying:

Section 9.01. Limitation on Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, suffer to exist or otherwise become directly or indirectly liable, contingently or otherwise with respect to any Indebtedness, except for:

(a) Indebtedness in respect of the Obligations;

(b) Indebtedness constituting Capitalized Lease Obligations assumed in connection with any Permitted Acquisition in an aggregate amount not to exceed, together with the Indebtedness under Section 9.01(e) below, $350,000 in the aggregate at any time outstanding;

(c) Indebtedness existing as of the Closing Date which is identified in Schedule 7.25 and which is not otherwise permitted by this Section 9.01, and any Refinancing Indebtedness in respect of such Indebtedness;

(d) Indebtedness incurred under the Revolving Credit Facility and evidenced by the Revolving Loan Documents in an aggregate principal amount not to exceed the maximum amount of such Indebtedness permitted under the Intercreditor Agreement as may be agreed to by the Administrative Agent in its sole discretion;

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(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of such Loan Party and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Loan Party and its Subsidiaries; provided, that such Indebtedness is incurred within ninety (90) days of the acquisition of such property, and (ii) consisting of Capitalized Lease Obligations, in an aggregate amount for clause (i) and (ii) not to exceed, together with the Indebtedness under Section 9.01(b) above, $350,000 in the aggregate at any time outstanding;

(f) Guaranty Obligations of a Loan Party in respect of Indebtedness of a Loan Party otherwise permitted hereunder, and Guaranty Obligations of a Subsidiary of a Loan Party in respect of Indebtedness of a Loan Party or any Subsidiary of a Loan Party otherwise permitted hereunder;

(g) [reserved];

(h) non-recourse Indebtedness incurred by a Borrower or any of its Subsidiaries to finance the payment of insurance premiums of such Person in the ordinary course of business;

(i) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to any Borrower or any of their Subsidiaries incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person in the ordinary course of business;

(j) Indebtedness consisting of unsecured intercompany loans and advances made by or among any Loan Parties (other than Holdings) to any other Loan Party (other than Holdings); provided that, (y) concurrently with the incurrence of any such Indebtedness in excess of $250,000 in the aggregate, each Loan Party shall have executed and delivered to each other Loan Party one or more demand notes (collectively, the “Intercompany Notes”) to evidence all such intercompany Indebtedness owing at any time by such Loan Party to such other Loan Party, which Intercompany Notes shall be in form and substance satisfactory to the Administrative Agent and shall be pledged and delivered to the Collateral Agent for the benefit of the Secured Parties pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; and (z) the obligations of each Loan Party under all Intercompany Notes shall be subordinated to the Obligations of such Loan Party hereunder in a manner satisfactory to the Administrative Agent;

(k) [reserved];

(l) other unsecured Indebtedness of the Loan Parties or their Subsidiaries not exceeding $500,000 in the aggregate at any time outstanding; and

(m) Indebtedness incurred under the Preferred Equity Documents.

Section 9.02. Limitation on Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of any such Person (including its Capital Stock), whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

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(a) Liens securing payment of the Obligations;

(b) Liens created by or existing under the Revolving Credit Facility in accordance with the Revolving Loan Documents;

(c) Liens existing as of the Closing Date and listed on Schedule 9.02, securing Indebtedness permitted under Section 9.01(c); provided, that (i) no such Lien shall encumber any additional property not encumbered as of the Closing Date, (ii) the amount of Indebtedness secured by such Lien shall not be increased from the amount outstanding on the Closing Date and (iii) the term of such Indebtedness shall not be extended from that existing on the Closing Date (as such Indebtedness may be permanently reduced subsequent to the Closing Date);

(d) Liens securing Indebtedness of the type permitted under Section 9.01(e); provided, that (i) such Lien is granted within ninety (90) days after such Indebtedness is incurred, and (ii) such Lien secures only the assets that are the subject of the Indebtedness referred to in Section 9.01(e) and the proceeds thereof;

(e) Liens arising by operation of law in favor of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for amounts not yet overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been established on its books;

(f) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety, appeal or performance bonds;

(g) judgment Liens in existence for less than thirty (30) days after the entry thereof, or with respect to which execution has been stayed or the payment of which is covered in full by insurance maintained with responsible insurance companies, and which judgment Liens do not otherwise result in an Event of Default under Section 10.01(h);

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(i) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable, or that are being diligently contested in good faith by appropriate proceedings where the execution or enforcement of such Lien has been stayed and for which adequate reserves in accordance with GAAP shall have been established on its books;

(j) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, provided the applicable provisions of Section 8.14 have been complied with in respect of such deposit or securities accounts;

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(k) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any such Loan Party or Subsidiary in the ordinary course of its business and covering only the assets so leased, licensed (on a non-exclusive basis) or subleased;

(l) Liens of sellers of goods to such Person arising under Article II of the UCC or similar provisions of Applicable Law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;

(m) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto, to the extent permitted under Section 9.01(h);

(n) precautionary Uniform Commercial Code filings made by a lessor pursuant to an operating lease of a Loan Party entered into in the ordinary course of business; and

(o) other Liens with respect to which the aggregate amount of the obligations secured thereby does not exceed $500,000 in the aggregate at any time outstanding.

Section 9.03. Consolidation, Merger, Etc.. Each Loan Party will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, Divide, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person or any division of any Person; provided, however, that (a) any Loan Party (other than Holdings or C-PAK IP) or Subsidiary of any Loan Party (other than C-PAK IP) may liquidate or dissolve voluntarily into, and may merge with and into, C-PAK, so long as C-PAK is the surviving entity, (b) any Guarantor (other than Holdings) may liquidate or dissolve voluntarily into, and may merge with and into, any other Guarantor (other than Holdings), (c) any Subsidiary of a Loan Party that is not itself a Loan Party may liquidate or dissolve voluntarily into, and may merge with and into, any Loan Party (other than Holdings or C-PAK IP) or Domestic Subsidiary, (d) the assets of any Loan Party (other than the assets of Holdings or C-PAK IP) or Capital Stock of any Loan Party (other than Holdings) or Subsidiary of any Loan Party may be purchased or otherwise acquired by C-PAK, (e) the assets or Capital Stock of any Guarantor (other than Holdings) may be purchased or otherwise acquired by any Loan Party (other than Holdings or C-PAK IP), (f) the assets or Capital Stock of any Subsidiary that is not a Loan Party may be purchased or otherwise acquired by any Loan Party (other than Holdings or C-PAK IP) or Domestic Subsidiary (other than Holdings or C-PAK IP) and (g) the Capital Stock of Holdings may be purchased by any Person so long as no Change of Control results from such purchase.

Section 9.04. Permitted Dispositions. Each Loan Party will not, and will not permit any of its Subsidiaries to, make a Disposition, or enter into any agreement to make a Disposition, of such Loan Party’s or such other Person’s assets (including, without limitation, Accounts Receivable, Capital Stock or IP Rights) to any Person in one transaction or a series of transactions, unless such Disposition either:

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(a) is in the ordinary course of its business and is of obsolete, worn out or surplus property or property not presently used or useful in its business;

(b) is for fair market value and the following conditions are met:

(i) the aggregate amount of Dispositions during any year does not exceed $500,000;

(ii) immediately prior to and immediately after giving effect to such Disposition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) the Borrowers shall apply any Net Disposition Proceeds arising therefrom pursuant to Section 4.02(a)(ii); and

(iv) no less than eighty percent (80%) of the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash;

(c) is a sale of Inventory in the ordinary course of business;

(d) is the leasing, as lessor, of real or personal property not presently used or useful in such Person’s business and is otherwise in the ordinary course of business;

(e) is a sale or disposition of equipment or other assets, to the extent that such equipment or other assets are exchanged for credit against the purchase price of similar replacement equipment or assets or the proceeds of such Dispositions are reasonably promptly applied to the purchase price of similar replacement equipment, all in the ordinary course of business;

(f) is an abandonment, failure to renew, or other disposition in the ordinary course of business of any IP Rights that are not material to the conduct of the business of any Loan Party or any Subsidiary of such Loan Party;

(g) is otherwise permitted by Section 9.03; or

(h) is a Disposition of assets other than Capital Stock by (i) any Loan Party or Subsidiary thereof to either Borrower, (ii) any Subsidiary of a Loan Party (other than the Borrowers) to any Loan Party or (iii) by any Foreign Subsidiary to any Domestic Subsidiary;

provided that, notwithstanding anything to the contrary herein, no Disposition shall be permitted hereunder to the extent that it results in any Material IP Rights or any other property that is material to the business of the Loan Parties being owned or licensed on an exclusive basis by any Person that is not a Loan Party.

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Section 9.05. Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Closing Date and listed on Schedule 9.05;

(b) Investments in cash and Cash Equivalents;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) except as otherwise prohibited herein, Investments by way of contributions to capital or purchases of Capital Stock by any Loan Party in any of its Subsidiaries that are Loan Parties; provided, that no Investment otherwise permitted under clause (d) shall be permitted to be made if any Default or Event of Default has occurred and is continuing or would result therefrom;

(e) Investments constituting (i) Accounts Receivable arising, (ii) trade debt granted, or (iii) deposits made, in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f) Investments consisting of any deferred portion of the sales price received by any Loan Party in connection with any Disposition permitted under Section 9.04;

(g) other Investments in an aggregate principal amount at any time not to exceed $500,000;

(h) intercompany Indebtedness advanced by any Loan Party to any other Loan Party to the extent permitted pursuant to Section 9.01(j);

(i) the maintenance of deposit accounts in the ordinary course of business, so long as the applicable provisions of Section 8.14 have been complied with in respect of each such deposit account;

(j) Guaranty Obligations permitted by Section 9.01(f);

(k) loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time not to exceed $100,000;

(l) the Acquisition pursuant to the Transaction Documents;

(m) Permitted Acquisitions;

(n) and the Closing Date IP Contribution; and

(o) the license of IP Rights by C-PAK from C-PAK IP pursuant to the C-PAK Exclusive License.

Section 9.06. Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make or declare any Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a) so long as no Event of Default has occurred and is continuing, cash Restricted Payments to Holdings to be used for (i) customary director indemnification payments to Holdings’ directors, (ii) financial and other reporting and similar customary administrative costs and expenses attributable and fairly allocable to the Loan Parties (including audit and professional fees and other ordinary course operating and administrative expenses incurred by Holdings in its capacity as the holding company of the Borrowers) (in an amount not to exceed $250,000 in the aggregate under clause (i) and (ii) in any fiscal year) and (iii) Board of Director fee payments in amount not to exceed $100,000 in the aggregate in any fiscal year;

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(b) Restricted Payments in cash by any Subsidiary of any Borrower to (i) either Borrower or (ii) such Subsidiary’s direct parent company so long as such parent company is a Loan Party and a direct or indirect wholly-owned Subsidiary of such Borrower;

(c) Restricted Payments by any Loan Party or any Subsidiary of any Loan Party to pay dividends with respect to its Capital Stock payable solely in additional shares of its common stock (other than Disqualified Capital Stock);

(d) Restricted Payments in cash consisting of Tax Distributions;

(e) cash repurchases of Capital Stock under equity incentive plans approved by Holdings’ board of directors in the exercise of their reasonable business judgment, to occur upon the exercise of stock options or warrants or similar equity incentive awards; provided, that (i) no Event of Default exists or would result immediately after giving effect to such payment, and (ii) the amount paid in respect of such repurchases does not exceed $100,000 in the aggregate in any fiscal year;

(f) during each fiscal year of the Borrowers beginning with the fiscal year ending December 31, 2021, if Consolidated Excess Cash Flow for the most recently ended fiscal year of the Borrowers exceeds $5,000,000, Restricted Payments solely to pay accrued and unpaid amounts of Management Fees or the Transaction Fee required to be paid under the Management Agreement in cash in an amount not to exceed the lesser of (x) $750,000 for the fiscal year ended December 31, 2021 and $1,000,000 for each fiscal year thereafter and (y) Retained Excess Cash Flow for the most recently ended fiscal year of the Borrowers; provided that, (i) no Restricted Payment shall be made pursuant to this clause (f) during any fiscal year of the Borrowers prior to the date on which the Borrowers shall have (A) delivered a written calculation of Excess Cash Flow for the most recently ended fiscal year of the Borrowers pursuant to Section 8.01(e) and (B) made the prepayment of the Term Loans due during such fiscal year of the Borrowers pursuant to Section 4.02(a)(vi), to the extent any such prepayment is required, (ii) no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Payment, (iii) after giving effect to such Restricted Payment, the Loan Parties shall have Liquidity of not less than $3,000,000, (iv) after giving effect to each such Restricted Payment, the Total Net Leverage Ratio calculated on a pro forma basis as of the most recent Test Period for which financial statements were required to have been delivered pursuant to Section 8.01(b) or Section 8.01(c) shall not be greater than 2.25:1.00 and (v) the Borrowers shall have delivered to the Administrative Agent a certificate signed by an Authorized Officer of the Borrowers certifying that each condition set forth in this clause (f) shall have been satisfied (together with supporting calculations, as applicable) with respect to such Restricted Payment, which certificate shall be delivered not less than three (3) Business Days prior to the date on which such Restricted Payment is made;

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(g) cash repurchases of Holdings Common Units held by Piney Lake or any of its Approved Funds or Affiliates pursuant to an exercise of Piney Lake’s or any of its Approved Fund’s or Affiliate’s put right with respect to Holdings Common Units under Section 15.2 of the Holdings Limited Liability Company Agreement; and

(h) Restricted Payments in cash consisting of Preferred Equity Distributions.

Section 9.07. Payments and of Indebtedness; Cancellation of Indebtedness.

(a) Except in connection with Refinancing Indebtedness permitted by Section 9.01, and to the extent permitted by Section 9.06, each Loan Party will not, and will not permit any of its Subsidiaries to, make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations, if such payment is not permitted at such time under the subordination terms and conditions applicable thereto.

(b) Each Loan Party will not, and will not permit any of its Subsidiaries to, forgive, cancel, settle or otherwise forfeit any amount in excess of $250,000 owing to it as of the Closing Date or at any time thereafter other than in the ordinary course of business.

Section 9.08. Modification of Certain Agreements. Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, supplement, waive, otherwise modify, or forbear from exercising any rights with respect to the terms or provisions of, or consent to any amendment, supplement, waiver, other modification or forbearance from exercising any rights with respect to the terms or provisions of: (a) any Transaction Document, any other Material Contract, or any other material agreement between a Loan Party and any other Affiliate of any Loan Party (other than a Loan Party) or any Organization Document, in each case, other than any amendment, supplement, waiver, modification or forbearance which could not reasonably be expected to be materially adverse to any Agent or Secured Party; (b) the Revolving Credit Facility or any documents executed in connection therewith, unless expressly permitted by the terms of the Intercreditor Agreement or (c) any document, agreement or instrument evidencing or governing any Indebtedness that has been subordinated to the Obligations in right of payment or any Liens that have been subordinated in priority to the Liens of the Collateral Agent, unless such amendment, supplement, waiver, other modification or forbearance is expressly permitted under the terms of the subordination agreement applicable thereto.

Section 9.09. Sale and Leaseback. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into or consummate any agreement or arrangement providing for the sale or transfer by any Loan Party, its Subsidiaries or their respective Affiliates, of any Property (now owned or hereafter acquired) to any other Person and the subsequent lease or rental of such Property or other similar Property by any Loan Party, its Subsidiaries or their respective Affiliates, from such Person or any of its Affiliates.

Section 9.10. Transactions with, or by, Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to (whether effected by means of a Division or any other means), enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate except: (a) on fair and reasonable terms no less favorable to such Loan Party or such Subsidiary thereof than such Person could obtain in an arm’s-length transaction with a Person that is not an Affiliate or a seller under the Transaction Agreement; (b) any transaction expressly permitted under Section 9.03, Section 9.05 or Section 9.06; and (c) so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors or other governing body to the extent required in accordance with Applicable Law, (i) customary indemnifications of non-officer directors of the Loan Parties and their respective Subsidiaries and (ii) the payment of reasonable and customary compensation and indemnification arrangements and benefit plans for officers and employees of the Loan Parties and their respective Subsidiaries in the ordinary course of business. Each Loan Party shall not permit any of its Affiliates to acquire, directly or indirectly, any Related Brands; it being understood that any such acquisition, to the extent permitted hereunder, shall be the exclusive opportunity of the Loan Parties.

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Section 9.11. Restrictive Agreements, etc.. Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting or conflicting with any right granted hereunder (other than the prohibitions and restrictions contained in a Loan Document, the Revolving Loan Documents, the Holdings Equity Investment Agreement and documents related thereto) with respect to:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than documentation related to Permitted Liens);

(b) the ability of such Person to amend or otherwise modify any Loan Document; or

(c) the ability of such Person to make any payments, directly or indirectly, to either Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments;

provided, however, the foregoing prohibitions shall not apply to customary restrictions of the type described in clause (a) above (which do not prohibit the Loan Parties from complying with or performing the terms of this Loan Agreement and the other Loan Documents) which are contained in any agreement, (i) governing any Indebtedness permitted by Section 9.01(e) as to the transfer of assets financed with the proceeds of such Indebtedness, (ii) for the creation or assumption of any Lien on the sublet or assignment of any leasehold interest of any Loan Party or any of its Subsidiaries entered into in the ordinary course of business, (iii) for the assignment of any contract entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business or (iv) for the transfer of any asset pending the close of the sale of such asset pursuant to a Disposition permitted under this Loan Agreement.

Section 9.12. Changes in Name, Form, Business and Fiscal Year. Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a) engage in any business activity other than business activities described on Schedule 9.12;

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(b) modify or change its fiscal year to end other than on December 31 of each year;

(c) modify or change its method of accounting in any material respect except as may be required to conform to GAAP and in accordance with Section 1.03;

(d) change its legal form;

(e) change its jurisdiction of organization; or

(f) change its name as it appears in official filings in its jurisdiction of organization;

in the case of clauses (d), (e), and (f), without at least thirty (30) days’ (or such shorter period of time as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and the acknowledgment of the Administrative Agent that all actions required by the Administrative Agent, including those to continue the perfection of any Liens, have been completed.

Section 9.13. Financial Covenants. The Loan Parties will not permit:

(a) Total Leverage Ratio. The Total Leverage Ratio, as of the last day of each Test Period set forth below, to be greater than the Total Leverage Ratio set forth below opposite such Test Period:

Test Period	Total Leverage Ratio
September 30, 2019	5.00:1.00
December 31, 2019	5.00:1.00
March 31, 2020	5.00:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.50:1.00
December 31, 2020	4.00:1.00
March 31, 2021	4.00:1.00
June 30, 2021	3.50:1.00
September 30, 2021	3.50:1.00
December 31, 2021 and as of the end of each fiscal quarter thereafter	3.00:1.00

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(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of any Test Period ending on or after September 30, 2019, to be less than 1.50:1.00.

(c) Minimum Liquidity. Liquidity as of the last day of the fiscal quarter ending September 30, 2019 to be less than $2,500,000 and of the last day of any fiscal quarter thereafter to be less than $3,000,000.

(d) [Reserved].

(e) Equity Cure. In the event the Borrowers fail to comply with any covenant contained in Sections 9.13(a), (b) or (c) for any Test Period or fiscal quarter, as applicable (any such failure, a “Financial Covenant Default”), the Borrowers shall have the right to cure the resulting Event of Default on the following terms and conditions (the “Equity Cure Right”):

(i) In the event the Borrowers desire to cure any Financial Covenant Default, the Borrower shall deliver to the Administrative Agent irrevocable written notice of the Borrowers’ intent to cure (a “Cure Notice”) no later than five (5) Business Days after the earlier of (x) the date on which financial statements and a Compliance Certificate executed by an Authorized Officer of Holdings on behalf of each Borrower for the applicable fiscal quarter are required to be delivered and (y) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter were actually delivered. The Cure Notice shall set forth the calculation of the amount of the Equity Cure Investment necessary to cure the applicable Financial Covenant Default pursuant to the terms hereof (the “Financial Covenant Cure Amount”).

(ii) If the Borrowers deliver a Cure Notice, (x) the Permitted Holders shall, directly or indirectly, make a cash capital contribution to Holdings and (y) Holdings shall, directly, simultaneously make a cash capital contribution to the Borrowers, (collectively, an “Equity Cure Investment”) in an amount equal to the Financial Covenant Cure Amount, no later than ten (10) Business Days after the earlier of (x) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter are required to be delivered and (y) the date on which financial statements and a Compliance Certificate for the applicable fiscal quarter were actually delivered. The cash proceeds received by the Borrowers from such contributions shall be deemed to increase Consolidated Adjusted EBITDA (or, solely with respect to the minimum Liquidity Financial Covenant, cash) on a dollar-for-dollar basis, and the amount of such increase may be included in a recalculation of the financial covenant(s) giving rise to the Financial Covenant Default for the fiscal quarter immediately preceding such purchase or contribution, as applicable, and, other than with respect to the Liquidity Financial Covenant, without duplication, for each of the following three fiscal quarters and for no other purpose under this Loan Agreement.

(iii) The Equity Cure Right shall not be exercised (x) in more than two fiscal quarters in any four consecutive fiscal quarter period or (y) more than four times during the term of this Loan Agreement, and the amount of any Equity Cure Investment shall be no greater than the amount of Consolidated Adjusted EBITDA (or cash, solely with respect to the minimum Liquidity Financial Covenant) required to cause the Borrowers to be in compliance with all financial covenants.

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(iv) Upon timely receipt by either of the Borrowers of the cash proceeds from the Equity Cure Investment, and the application of the mandatory prepayment thereof by the Borrowers pursuant to Section 4.02(a)(iv), the applicable Financial Covenant Default shall be deemed cured.

(v) Any Term Loans prepaid with the proceeds of an Equity Cure Investment shall be deemed outstanding for the purposes of determining compliance with the financial covenants for the fiscal quarter being cured and the next three fiscal quarters.

Section 9.14. Repurchase of Capital Stock. Holdings and the Borrowers will not, and will not permit any of any of their respective Subsidiaries to become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of any Loan Party or Subsidiary of any Loan Party, or any option, warrant or other right to acquire any such Capital Stock.

Section 9.15. Acquisition of Debt. The Loan Parties shall not, and shall not permit any Subsidiary or Affiliate to, purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any Indebtedness of a Loan Party, including, without limitation, any Indebtedness incurred under the Revolving Credit Facility. The Loan Parties will promptly cancel or cause to be cancelled all Indebtedness of a Loan Party acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender, and no loans or notes may be issued in substitution or exchange for any such Indebtedness.

Section 9.16. Management. The Loan Parties shall not, and shall not permit any Subsidiary to, permit any of their senior management to engage in any activity related to the Related Brands other than on behalf of or for the benefit of the Loan Parties and their Subsidiaries.

Section 9.17. Status of Holdings and Subsidiaries.

(a) Holdings shall not (i) engage in any business or other commercial activities, (ii) own any assets or property, (iii) incur any Indebtedness, Guaranty Obligations or other Contractual Obligations, or (iv) grant any Liens over any of its assets or property, other than: (v) ownership of the Capital Stock of C-PAK; (w) the maintenance of its corporate existence, and activities and contractual rights incidental thereto; (x) assets and liabilities customary of and incidental to the conduct of its business as a holding company, (y) incurrence of Indebtedness, granting Liens and performance of its obligations under the Loan Documents and Revolving Credit Documents to which it is a party and (z) performing its obligations under any Transaction Document or Material Contract or any Holdings Equity Investment Document to which it is a party.

Section 9.18. Economic Sanctions/OFAC. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, (i) use or permit any of its or any of their respective directors, officers, employees, representatives or agents to use, any proceeds of any Term Loans, directly or indirectly, or (ii) lend, contribute or otherwise make available any proceeds of any Term Loans, directly or indirectly, to any Person: (x) to fund, finance or facilitate any activity, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activity, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States; or (y) in any manner that could reasonably be expected to result in a violation of any Sanctions (including OFAC Sanctions) applicable to a Loan Party, a Subsidiary of a Loan Party, or a Secured Party.

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Section 9.19. Anti-Terrorism Laws; Foreign Corrupt Practices Act. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, fail to comply with any Anti-Terrorism Law or other Law referred to in Section 7.31 or Section 7.33.

Section 9.20. Use of Proceeds. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Loan Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Law or in violation of this Loan Agreement.

Section 9.21. Key Person. Eric C. Blue shall cease to be the Chairman of the Board of Managers of Holdings unless he is replaced as Chairman of the Board of Managers of Holdings within sixty (60) days of his ceasing to be Chairman of the Board of Managers of Holdings by an individual reasonably satisfactory to the Administrative Agent who shall exercise and discharge the same or substantially similar responsibilities as Eric C. Blue exercised and discharged in his capacity as Chairman of the Board of Managers of Holdings.

ARTICLE X

EVENTS OF DEFAULT

Section 10.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. The Borrowers shall default in the payment of:

(i) any principal of any Term Loan when such amount is due (whether by scheduled maturity, mandatory prepayment, acceleration, demand or otherwise); or

(ii) any interest on any Term Loan and such default shall continue unremedied for a period of three (3) Business Days after such amount is due; or

(iii) any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three (3) Business Days after such amount is due.

(b) Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by any Loan Party in any Loan Document (including any certificate delivered pursuant to Article V) is or shall be incorrect in any material respect (or in any respect, to the extent already qualified by materiality or Material Adverse Effect) on or as of the date when made or deemed to have been made.

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(c) Non-Performance of Certain Covenants and Obligations. Any Loan Party shall default in the due performance or observance of any of its obligations under Section 8.01, Section 8.02, Section 8.03 (solely with respect to maintenance of insurance), Section 8.05 (solely with respect to such Loan Party’s existence and its maintenance of good standing in its jurisdiction of organization), Section 8.09, Section 8.10, Section 8.11(i), Section 8.12, Section 8.13, Section 8.14, Section 8.16 (except for as specified in clause (d) hereof), Section 8.17 (except for as specified in clause (d) hereof), Section 8.20, Section 8.22 or Article IX.

(d) Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any obligation contained in Section 8.11(ii), Section 8.11(iii), Section 8.15, Section 8.16 (solely with respect to rescheduling an annual lender meeting), Section 8.17 (solely with respect to a Borrower’s failure to (1) provide all reports, meeting materials, written consents and consents in lieu of meetings or (2) reimburse the Initial Lenders for reasonable travel expenses, in each case as required pursuant to such section), Section 8.18 or Section 8.21, and such default shall continue unremedied for a period of five (5) Business Days after the occurrence thereof.

(e) Non-Performance of Other Covenants and Obligations. Any Loan Party shall default in the due performance and observance of any obligation in any Loan Document executed by it (other than as specified in Sections 10.01(a) through (d) above), and such default, breach, failure to perform or failure to comply shall continue unremedied for a period of thirty (30) days after the later to occur of (i) the occurrence thereof or (ii) the date on which an Authorized Officer of the Borrowers knew or should have known (in the exercise of his or her reasonable business judgment) of the occurrence thereof.

(f) Default on Other Indebtedness. (i) A Loan Party shall default in the payment of any amount when due (whether by scheduled maturity, mandatory prepayment, acceleration, demand or otherwise, but subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, (x) any Indebtedness under or in respect of the Preferred Equity Investment Agreement, (y) any Indebtedness under or in respect of the Revolving Credit Facility or (z) any other Indebtedness of any Loan Party or Subsidiary of any Loan Party (other than the Obligations) having a principal or stated amount, individually or in the aggregate, in excess of $500,000, or a Loan Party shall default in the performance or observance of any obligation or condition with respect to the Preferred Equity Investment Agreement or any such other Indebtedness and the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness under the Preferred Equity Investment Agreement or such other Indebtedness to become immediately due and payable, (ii) any Loan Party shall default (after expiration of any available grace or cure periods) in the performance or observance of any obligation or condition with respect to any Indebtedness which has been subordinated (whether as to payment or Lien priority) to the Obligations or the liens in respect of which have been subordinated to the Collateral Agent’s Liens, or any such Indebtedness shall be required to be or prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity, or (iii) any Indebtedness of any Loan Party or any Subsidiary of any Loan Party under or in respect of (x) the Preferred Equity Investment Agreement or (y) otherwise having a principal or stated amount, individually or in the aggregate, in excess of $500,000 shall otherwise be required to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

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(g) [Reserved].

(h) Judgments. Any judgment, order or court-approved settlement for the payment of money individually or in the aggregate in excess of $500,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment, order or court-approved settlement) shall be rendered against any Loan Party or any Subsidiary of any Loan Party and such judgment, order or court-approved settlement shall not have been paid, vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment, order or court-approved settlement.

(i) Plans. Any of the following events shall occur:

(i) one or more ERISA Events that results or could reasonably be expected to result in a liability to or obligation of such Plan or any of the Loan Parties or any Subsidiary of any of the Loan Parties (individually or collectively) in excess of $250,000 in the aggregate; or

(ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code.

(j) Bankruptcy, Insolvency, etc. Any Loan Party or any Subsidiary of any Loan Party shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the assets or other property of any such Person, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiesce to or permit or suffer to exist, the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within forty-five (45) days; provided, that each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 45-day period to preserve, protect and defend such Secured Party’s rights under the Loan Documents;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding or action under the Bankruptcy Code or any other bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding in respect thereof, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced to by such Person or shall result in the entry of an order for relief or shall remain undismissed for forty-five (45) days; provided, that each Loan Party hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend such Secured Party’s rights under the Loan Documents; or

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(v) take any action authorizing, or in furtherance of, any of the foregoing.

(k) Impairment of Security, etc. Any Loan Document or any Lien with respect to more than $250,000 of the Collateral granted under any Loan Document shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto (other than as the result of the action or inaction of the Collateral Agent, the Administrative Agent or the Lenders), or any Loan Party shall, directly or indirectly, contest, deny or limit in any manner such effectiveness, validity, binding nature or enforceability; or, except as expressly permitted under any Loan Document, any Lien with respect to more than $250,000 of the Collateral securing any Obligation or pledge of Capital Stock of the Borrowers shall, in each case, in whole or in part, cease to be a valid and perfected Lien (other than as the result of the action or inaction of the Collateral Agent, the Administrative Agent or the Lenders) or shall become subordinated to any Lien not securing any Obligation, or any Loan Party or any Affiliate of any Loan Party shall assert that any Lien securing any Obligation shall, in whole or in part, ceases to be a valid or perfected Lien.

(l) Change of Control. The occurrence of a Change of Control.

(m) Restraint of Operations; Loss of Assets. If any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order or other Governmental Authority from continuing to conduct all or any material part of its business affairs, or if any material portion of any Loan Party’s or any Loan Party’s Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of forty-five (45) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by such Loan Party or the applicable Subsidiary.

(n) Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Indebtedness required to be subordinated to the Obligations pursuant to the terms hereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall contest (or support any other Person contesting) in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Loan Agreement or such subordination provisions.

Section 10.02. Remedies Upon Event of Default.

(a) If any Event of Default under Section 10.01(j) shall occur for any reason, whether voluntary or involuntary, all of the outstanding principal amount of the Term Loans and other Obligations shall automatically be due and payable together with the Prepayment Premium (payable pursuant to Section 3.02 and Section 4.02(a)(vii)) applicable to the date such Event of Default occurs, without further notice, demand or presentment. The parties hereto acknowledge and agree that the (A) Prepayment Premium referred to in this Section 10.02(a) (i) is additional consideration for providing the Term Loans, (ii) is a material inducement to the Lenders to make the Term Loans, (iii) is reasonable and is the product of an arm’s length transaction between sophisticated parties ably represented by counsel, (iv) constitutes reasonable liquidated damages to compensate the Lenders for (and is a proportionate quantification of) the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), (v) shall be payable notwithstanding any then-prevailing market rates at the time payment is made, and (vi) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration; (B) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for the agreement to pay the Prepayment Premium; and (C) the Loan Parties shall be estopped from claiming differently from as agreed to in this Section 10.02(a).

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(b) If any Event of Default (other than any Event of Default under Section 10.01(j)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Term Loans and other Obligations to be due and payable together with the Prepayment Premium (payable pursuant to Section 3.02 and Section 4.02(a)(vii)) applicable to the date such Event of Default occurs, whereupon the full unpaid amount of such Term Loans, Prepayment Premium and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, in each case, without further notice, demand or presentment. The parties hereto acknowledge and agree that: (A) the Prepayment Premium referred to in this Section 10.02(b) (i) is additional consideration for providing the Term Loans, (ii) is a material inducement to the Lenders to make the Term Loans, (iii) is reasonable and is the product of an arm’s length transaction between sophisticated parties ably represented by counsel, (iv) constitutes reasonable liquidated damages to compensate the Lenders for, and is a proportionate quantification of, the actual loss of the anticipated stream of interest payments upon an acceleration of the Term Loans (such damages being otherwise impossible to ascertain or even estimate for various reasons, including, without limitation, because such damages would depend on, among other things, (x) when the Term Loans might otherwise be repaid and (y) future changes in interest rates which are not readily ascertainable on the Closing Date), (v) shall be payable notwithstanding any then-prevailing market rates at the time payment is made, and (vi) is not a penalty to punish the Borrowers for their early prepayment of the Term Loans or for the occurrence of any Event of Default or acceleration; (B) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for the agreement to pay the Prepayment Premium; and (C) the Loan Parties shall be estopped from claiming differently from as agreed to in this Section 10.02(b).

(c) All Prepayment Premiums referred to in Sections 10.02(a) and (b) above shall be payable upon an acceleration of any Obligations, whether before, during or after the commencement of any proceeding under the Bankruptcy Code involving any Borrower or any other Loan Party. The Prepayment Premium shall also be payable in the event the Obligations (or any portion thereof) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or any other means, including any foreclosure, sale or other disposition of or realization upon any Collateral or any other satisfaction, release, restructuring, reorganization, defeasance or compromise of any Obligations in any insolvency or other similar proceeding (under the Bankruptcy Code or otherwise). Notwithstanding anything in this Loan Agreement or any other Loan Document to the contrary, if the Obligations are accelerated following the occurrence of an Event of Default (including pursuant to this Section 10.02, by operation of law or otherwise), the Prepayment Premium determined as of the date of such acceleration will also be due and payable and will be treated and deemed as if the Term Loans were prepaid as of such date, and shall constitute part of the Obligations for all purposes. Each Borrower and each Guarantor expressly waive the provisions of any present or future statute or other law that prohibits or may prohibit the collection of the Prepayment Premium in connection with any acceleration of the Obligations or any portion thereof.

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(d) The Lenders and the Agents shall have all other rights and remedies available at law or in equity or pursuant to this Loan Agreement or any other Loan Document.

ARTICLE XI

THE AGENTS

Section 11.01. Appointments

(a) Each Lender and each other Secured Party hereby appoints Piney Lake as its Administrative Agent under and for purposes of each Loan Document, and hereby authorizes the Administrative Agent to act on behalf of such Secured Party under each Loan Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Loan Documents received from time to time by the Administrative Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.

(b) Each Lender and each other Secured Party hereby appoints Piney Lake as its Collateral Agent under and for purposes of each Loan Document, and hereby authorizes the Collateral Agent to act on behalf of such Secured Party under each Loan Document and, in the absence of other written instructions from the Lenders pursuant to the terms of the Loan Documents received from time to time by the Collateral Agent, to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof, together with such powers as may be incidental thereto.

(c) Each Lender and each other Secured Party hereby directs the Agents to execute and deliver the Loan Documents (including any intercreditor agreements and subordination agreements contemplated hereby and, in each case, any amendments, supplements and other modifications thereto not prohibited by the terms of this Loan Agreement) on behalf of such Secured Party, in all cases in such form as the applicable Agent shall determine. Upon execution and delivery of the Loan Documents by an Agent, each Secured Party shall be bound by the terms and conditions thereof. Without limiting the foregoing, the Administrative Agent is hereby expressly authorized to execute and deliver any and all such documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the terms and conditions of this Loan Agreement and the other Loan Documents. For purposes of determining compliance with, and satisfaction of, the conditions specified in Article V, each Lender that has signed this Loan Agreement (or an Assignment and Acceptance, as applicable) shall be deemed to have consented to, approved, accepted and be satisfied with, each document and other matter required thereunder to be consented to, approved by or otherwise satisfactory or acceptable to such Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto.

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(d) Each Lender and each other Secured Party hereby irrevocably designates and appoints each Agent as the agent of such Lender. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, (i) each Agent is acting solely on behalf of the Secured Parties and with duties that are entirely administrative in nature, notwithstanding the use of the terms “Administrative Agent,” “Collateral Agent,” “Agent,” and “agent,” which terms are used for title purposes only, and (ii) no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Loan Document or otherwise exist against any Agent. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party (other than the Agents) shall have any right individually to realize upon any of the Collateral or to enforce this Loan Agreement, the Guaranty and Security Agreement or any other Security Document unless instructed to do so by the applicable Agent in writing, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agents, on behalf of the Secured Parties, in accordance with the terms hereof or thereof, as applicable, and (ii) in the event of a foreclosure by any of the Agents on any of the Collateral pursuant to a public or private sale or other disposition, any Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and each Agent as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations (including Obligations owed to any other Secured Party) as a credit on account of the purchase price for any Collateral payable by such Agent at such sale or other disposition, the Lenders hereby agreeing that they may not exercise any right to credit bid at any public or private foreclosure sale or other disposition of Collateral unless instructed to do so by the applicable Agent in writing.

Section 11.02. Delegation of Duties. Each Agent may execute any of its duties under this Loan Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

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Section 11.03. Exculpatory Provisions. Neither an Agent nor any officers, director, employee, agent, attorney in fact or Affiliate of an Agent shall be (a) liable for any loss, damage, expense or liability directly or indirectly arising from any action lawfully taken or omitted to be taken by any such Person under or in connection with this Loan Agreement or any other Loan Document, except to the extent that any of the foregoing are found by a final, non-appealable order of a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct, and, without limiting the foregoing, in no event shall any Agent be required to take any action that, in its opinion or in the opinion of its counsel or other professional advisor, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including any action that may be in violation of the automatic stay under the Bankruptcy Code or any other bankruptcy or insolvency laws, or (b) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made or deemed made by or on behalf of any Loan Party or any officer of any Loan Party in this Loan Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Loan Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Loan Document or for any failure of any Loan Party or other Person to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 11.04. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agents. Each Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Administrative Agent (or, if so specified by this Loan Agreement, all or other requisite Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Loan Documents in accordance with a request of the Administrative Agent (or, if so specified by this Loan Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans and all other Secured Parties.

Section 11.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to any Default or Event of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received written notice from a Lender or the Borrowers referring to this Loan Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received notice from a Lender or the Borrowers referring to this Loan Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default”. In the event that an Agent receives such a notice, such Agent shall give notice thereof to the other Agent and the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Loan Agreement, all Lenders or any other instructing group of Lenders specified by this Loan Agreement); provided, that unless and until the applicable Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as such Agent shall deem advisable in the interests of the Secured Parties.

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Section 11.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to such Lender and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Secured Party. Each Lender represents to the Agents that such Lender has, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to enter into this Loan Agreement and make its Term Loans hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.

Section 11.07. Indemnification by Lenders. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Total Credit Exposure in effect on the date on which indemnification is sought under this Section 11.07 (or, if indemnification is sought after the date upon which the Term Loans shall have been paid in full in cash, ratably in accordance with such Total Credit Exposure immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by, or asserted against, such Agent in any way relating to or arising out of, this Loan Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final, non-appealable order of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 11.07 shall survive the repayment, satisfaction or discharge of the Term Loans and all other amounts payable under the Loan Documents, and the termination of this Loan Agreement.

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Section 11.08. Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party, and any Affiliate of any Loan Party, all as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Loan Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity.

Section 11.09. Successor Agents.

(a) Either Agent may resign as Agent upon thirty (30) days’ written notice to the Lenders, the other Agent and the Borrowers; provided that either Agent may resign as Agent immediately upon written notice to the Lenders, the other Agent and the Borrowers if an Event of Default has occurred and is continuing. If either Agent resigns as such Agent in its applicable capacity under this Loan Agreement and the other Loan Documents, then Required Lenders shall appoint from among the Lenders a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of such Agent in its applicable capacity, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall thereafter mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent in its applicable capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the other parties to this Loan Agreement or any holders of the Term Loans. If no successor agent has accepted appointment as such Agent in its applicable capacity by the date upon which the retiring Agent’s notice of resignation is effective in accordance with the first sentence of this Section 11.09(a), such retiring Agent’s resignation shall nevertheless become effective on the applicable date and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as the Administrative Agent or the Collateral Agent, as applicable, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Loan Agreement and the other Loan Documents.

(b) Notwithstanding, but without limiting, the foregoing, if and to the extent Piney Lake is a holder of the Term Loans, unless and until the Agents resign or are replaced in accordance with the provisions hereof, upon receipt by an Agent of written notice of the occurrence of any event of default under any of the documents or agreements pursuant to which any Term Loans were pledged by Piney Lake to a Collateral Assignee (a “Collateral Assignee Default Notice”), each such Agent agrees to act on behalf of, serve as agent for, and take direction from, such Collateral Assignee, and shall no longer serve as agent for or on behalf of Piney Lake. In furtherance of the provisions hereof, subject to the provisions of Section 12.01, each Agent agrees, after receipt of a Collateral Assignee Default Notice, to execute and deliver such documents or to take such other actions as are reasonably requested by any such Collateral Assignee, in order to enforce, perfect, protect, realize upon or otherwise preserve any of its interests hereunder or in any of the Term Loans, including, without limitation, upon the removal of Piney Lake as Agent, the filing of such amendments to UCC financing statements in order to reflect such Collateral Assignee as the new secured party of record. Any such Collateral Assignee shall be entitled to specific performance with respect to, and is made an express third party beneficiary of, the provisions of this Section 11.09(b).

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Section 11.10. Agents Generally. Except as expressly set forth in this Loan Agreement or any other Loan Document, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 11.11. Restrictions on Actions by Secured Parties; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any of their respective Subsidiaries or any deposit accounts of any Loan Party or any of their respective Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent or the Collateral Agent otherwise consents in writing, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, judicial or otherwise, to enforce any Loan Document or any right or remedy against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. The provisions of this Section 11.11(a) are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party or other Person.

(b) Subject to Section 12.09(b), if at any time or times any Lender receives (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from the Agents pursuant to the terms of this Loan Agreement, or (ii) payments from the Agents in excess of such Lender’s pro rata share of all such distributions by the Agents, then in each such case such Lender promptly shall (A) turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, or in immediately available funds, as applicable, for the account of all of the applicable Lenders and for application to the Obligations in accordance with the applicable provisions of this Loan Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other applicable Lenders so that such excess payment received shall be applied ratably as among the applicable Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

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Section 11.12. Agency for Perfection. The Collateral Agent hereby appoints each other Secured Party as its agent and bailee and as sub-agent for the other Secured Parties (and each Secured Party hereby accepts such appointment) for the purpose of perfecting all Liens with respect to the Collateral, including with respect to assets which, in accordance with Article 8 or Article 9, as applicable, of the Uniform Commercial Code of any applicable state can be perfected by possession or control. Should any Secured Party obtain possession or control of any such Collateral, such Secured Party shall notify the Collateral Agent thereof and, promptly upon the Collateral Agent’s request therefor, shall deliver possession or control of such Collateral to the Collateral Agent and take such other actions as agent or sub-agent in accordance with the Collateral Agent’s instructions to the extent, and only to the extent, so authorized or directed by the Collateral Agent.

Section 11.13. Credit Bid. Each Loan Party, each Lender and the Collateral Agent each hereby irrevocably authorizes the Administrative Agent or its designee, based upon the written instruction of Required Lenders, to bid and purchase for an amount approved by Required Lenders (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by any Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (ii) under the provisions of the Bankruptcy Code, including Sections 363, 365 and 1129 of the Bankruptcy Code, or (iii) by any Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with Applicable Law (any such sale described clauses (i), (ii) or (iii), a “Collateral Sale”), and in connection with any Collateral Sale, the Administrative Agent or its designee may (with the consent of Required Lenders) accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of any Agent and the Administrative Agent may (with the consent of Required Lenders) offset all or any portion of the Obligations against the purchase price for such Collateral.

Section 11.14. One Lender Sufficient. This Loan Agreement shall be and shall remain in full force and effect, and all agency provisions shall be and shall remain effective, notwithstanding the fact that from time to time (including on the Closing Date) there may be only one Lender hereunder and the fact that such Lender may be the same Person that is serving as the Administrative Agent or the Collateral Agent hereunder.

Section 11.15. License. The Loan Parties hereby grant the Agents an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all IP Rights of the Loan Parties and their Subsidiaries, computer hardware and software, trade secrets, brochures, customer and supplier/vendor lists, promotional and advertising materials, labels, packaging materials and all other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any and all Collateral. Each Loan Party’s rights and interests under or in connection with all IP Rights shall inure to the Agents, for the benefit of the Secured Parties.

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ARTICLE XII

MISCELLANEOUS

Section 12.01. Amendments and Waivers

(a) Neither this Loan Agreement nor any other Loan Document other than the Fee Letter, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.01.

(b) The Required Lenders may, or with the consent of the Required Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Loan Party or Loan Parties written amendments, supplements or other modifications hereto and to the other Loan Documents and (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Loan Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, other modification or waiver shall:

(i) without the prior written consent of each Lender directly and adversely affected thereby, (A) reduce or forgive any portion of any Term Loan, or extend the final expiration date of any Lender’s Commitment, or extend the final scheduled maturity date of any Term Loan, or reduce the stated interest rate on any Term Loan; provided that only the consent of Required Lenders shall be necessary to waive any obligation of any Borrower to pay interest at the “default rate” or amend Section 2.05(d), or (B) reduce or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees)), or (C) decrease or forgive any Term Loan Repayment Amount or any other mandatory payment or prepayment hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any mandatory prepayment of Term Loans or Term Loan Repayment Amount (which shall not constitute a decrease or forgiveness of any repayment or prepayment of principal hereunder)) or (D) extend any scheduled Term Loan Repayment Date, or (E) amend or modify any provisions of Section 11.11(b), Section 12.09 or any other provision that provides for the pro rata nature of disbursements by or payments to Lenders, or (F) amend, modify or waive any provision of this Section 12.01, or reduce the percentages specified in the definitions of the term “Required Lenders”, or (G) consent to the assignment or transfer by any Loan Party of its rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.03);

(ii) increase the aggregate amount of any Commitment of any Lender without the prior written consent of such Lender;

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(iii) amend, modify or waive any provision of Article XI without the prior written consent of the then-current Collateral Agent and Administrative Agent; or

(iv) without the prior written consent of each Lender, release Holdings or all or substantially all of the Guarantors under the Guaranty and Security Agreement (except as expressly permitted by the Guaranty and Security Agreement), or release all or substantially all of the Collateral (except as expressly permitted thereby and by Section 12.20).

(c) Notwithstanding anything in Section 12.01(b) to the contrary, the Administrative Agent and the Borrowers, without the consent of any Lenders or any other Loan Parties, may amend, modify or supplement this Loan Agreement or any other Loan Document (i) solely to correct mistakes or typographical errors or cure ambiguities, inconsistencies or omissions herein or therein, so long as (x) such amendment, modification or supplement does not materially and adversely affect the rights of any Lender or (y) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days following the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement and (ii) to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to or protect any such security interests in any property or so that the security interests therein comply with the Loan Documents or Applicable Law or in each case otherwise enhance the rights or benefits of any Agent or any Lender under any Loan Document.

Section 12.02. Notices and Other Communications.

(a) Subject to Section 12.02(c) below, all notices and other communications provided for in, or otherwise given under or in connection with, this Loan Agreement or any other Loan Document, shall be in writing and shall be delivered either by hand, by overnight courier service, by certified or registered mail or by email (in portable document format (“pdf”) or tagged image file format (“TIFF”)) as follows:

(i) if to any Loan Party, to it at:

C-PAK Consumer Product Holdings LLC

38 E. Holister Street

Cincinnati, Ohio 45219
Attention: Sam Ross and Britt Jeffcoat
Email:  sam.ross@prestigevaluebrands.com britt.jeffcoat@prestigevaluebrands.com with a copy to:

Capital Park Group

c/o Capital Park Holdings Corp.

2100 Cedar Springs Road, Suite 601

Dallas, Dallas County, Texas 75201

Attention: Eric C. Blue
email: eric.blue@capitalpark.net

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with a copy to:

Locke Lord LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Arthur E. Anthony, Esq.

Facsimile No.: aanthony@lockelord.com

(ii) if to Piney Lake in its capacity as the Administrative Agent, the Collateral Agent or a Lender hereunder, to it at:

Piney Lake Opportunities ECI Master Fund LP
Four Greenwich Office Park
Greenwich, CT 06831
Attention: Michael Cassetta
Facsimile No.: (203) 307-5988

Email: notices@piney-lake.com

with a copy to (such copy not to constitute notice):

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention: Peter J. Antoszyk
Facsimile No.: 617-526-9899
Email: pantoszyk@proskauer.com

(iii) if to any other Lender, to it at its address, facsimile number or email address set forth either on the signature pages hereto or in the Assignment and Acceptance by which such Lender becomes a party hereto, as applicable.

(b) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice delivered to all of the other parties hereto in accordance with Section 12.02(a) above.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Loan Agreement shall be deemed to have been given (i) in the case of notices and other communications delivered by hand or overnight courier service, upon actual receipt thereof, (ii) in the case of notices and other communications delivered by certified or registered mail, upon the earlier of actual delivery and the third (3rd) Business Day after the date deposited in the U.S. mail with postage prepaid and properly addressed, provided, that no notice or communication to either Agent or to Piney Lake in its capacity as a Lender pursuant to this clause (ii) shall be effective until actually received by such Agent or Piney Lake, as applicable, (iii) in the case of notices and other communications delivered by telefacsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefacsimile was sent indicating that the telefacsimile was sent in its entirety to the recipient’s telefacsimile number and (iv) in the case of notices and other communications delivered by email, upon receipt by the sender of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, a return email or other written acknowledgement), provided, that no notice or communication to either Agent or to Piney Lake in its capacity as a Lender pursuant to this clause (iv) shall be effective until receipt by the sender of written confirmation of receipt affirmatively initiated by such Agent or Piney Lake, as applicable; provided, however, that in each case, if a notice or other communication would be deemed to have been given in accordance with the foregoing at any time other than during the recipient’s normal business hours on a Business Day for such recipient, such notice or other communication shall be deemed given on the next succeeding Business Day for such recipient; and provided further, that no notice to Piney Lake shall be effective until delivered by at least two, not one, of the methods described in clauses (i) through (iv) above.

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(d) Each Loan Party and each Secured Party acknowledges and agrees that the use of electronic transmission in general, and email in particular, is not necessarily secure and that there are risks associated with the use thereof, including risks of interception, disclosure and abuse, and each indicates it assumes and accepts such risks by hereby authorizing the use of electronic transmission.

(e) The Agents and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.

(f) Each Loan Party acknowledges, understands and agrees that: (a) some or all of the Lenders from time to time borrow funds from one or more lenders pursuant to loan agreements with notice provisions that are strictly enforced by such lenders; (b) the provisions in this Loan Agreement and the other Loan Documents requiring delivery of notices and governing delivery of such notices (i) are of the essence of this Loan Agreement and such other Loan Documents, and without such provisions the Lenders would not enter into this Loan Agreement and (ii) require technical compliance in all material respects, not just notice in fact, whether or not there is any prejudice to a Lender or any other Person.

Section 12.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04. Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents shall survive the execution and delivery of this Loan Agreement and the making of the Term Loans hereunder.

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Section 12.05. Payment of Expenses and Taxes; Indemnification. Each Borrower and each other Loan Party agrees: (a) to pay or reimburse the Agents for all their reasonable and documented costs, fees and expenses incurred in connection with the development, negotiation, preparation, execution, delivery and administration of, and any amendment, supplement, or other modification to, and any waiver of any provision of, and any consent under, this Loan Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including without limitation such costs, fees and expenses related to due diligence, lien searches and filing fees and such costs, fees and expenses in relation to any payoff letter or other termination agreement and associated lien releases, and including the reasonable fees, disbursements and other charges of counsel to the Agents and tax professionals, accounting professionals, and other consultants and advisors, in all cases whether or not the Closing Date occurs and whether or not the transactions contemplated hereby or thereby are consummated; (b) [reserved]; (c) to pay or reimburse the Agents and each Lender for all of their costs, fees and expenses incurred in connection with the enforcement or preservation of any rights under this Loan Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, in connection with any workout, restructuring or negotiations in respect thereof, in connection with any action to protect, collect, sell, liquidate or dispose of any Collateral, and in connection with any litigation, arbitration or other contest, dispute, suit, or proceeding relating to any of the foregoing, including in each case the fees, disbursements and other charges of counsel to the Agents, counsel to each Lender, and tax professionals, accounting professionals, and other consultants and advisors of the Agents and of each Lender; (d) to pay, indemnify, and hold harmless the Agents and each Lender from any and all Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the other Loan Documents and any such other documents; (e) to pay or reimburse the Agents and the Lenders for all reasonable fees, costs and expenses incurred in exercising their rights under Section 8.02 and Section 8.16 and to pay and reimburse Piney Lake for all reasonable fees and expenses incurred in exercising its rights under Section 8.17; and (f) to pay, indemnify and hold harmless the Agents, each Lender, each other Secured Party, and the respective Related Parties of each of them, from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and documented costs, expenses and disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the negotiation, execution, delivery, enforcement, performance and administration of this Loan Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to any Environmental Claim that relates to any Loan Party or any property owned or leased by any Loan Party, the violation of, noncompliance with or liability under, any Environmental Law by any Loan Party or any property owned or leased by any Loan Party or any actual or alleged presence of Hazardous Materials on any property owned or leased by any Loan Party or resulting from any Loan Party in connection with the operations of each Loan Party, any of its Subsidiaries or any of their Real Property (all the foregoing in this clause (f), collectively, the “Indemnified Liabilities”); provided, however, that the Loan Parties shall have no obligation under this clause (f) to the Agents, any Lender, any other Secured Party, or any Related Parties of any of them, for Indemnified Liabilities arising from (A) the gross negligence or willful misconduct of the party to be indemnified, as determined by a final, non-appealable order of a court of competent jurisdiction or (B) any Claim resulting from one party to be indemnified against any other party to be indemnified and that does not involve an act or omission of the Borrowers, any Guarantor or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Lender, any other Secured Party, and the Related Parties of each of them, on any theory of liability, for any general or consequential damages, or direct or indirect damages, in each case of any kind, and in each case whether special, reliance, punitive, compensatory, benefit of the bargain, “cover”, expectancy, exemplary, incidental, “lost profits”, or similar or other damages (including, but not limited to, damages resulting from loss of profits, revenue or business opportunity, business impact or anticipated savings) or multiples of damages, other than direct, foreseeable, actual out-of-pocket damages, arising out of, in connection with, or as a result of, this Loan Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Lender, no Agent, no other Secured Party, and no Related Party of any of them shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Loan Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, in the absence of the willful misconduct or gross negligence of such Person as determined by a final, non-appealable order of a court of competent jurisdiction. The agreements in this Section 12.05 shall survive the termination of the Commitments, the repayment, satisfaction or discharge of the Term Loans and all other amounts payable under the Loan Documents, and the termination of this Loan Agreement.

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Section 12.06. Successors and Assigns; Participations and Assignments.

(a) This Loan Agreement shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and of the Related Parties and other indemnified Persons hereunder and their respective successors and permitted assigns, and the obligations and liabilities assumed in this Loan Agreement by the parties hereto shall be binding upon their respective successors and permitted assignees (including, in the case of any Loan Party, any debtor in possession on behalf of such Loan Party, except that (i) except as permitted under Section 9.03, no Loan Party may assign, transfer, hypothecate or otherwise convey any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender, and any attempted assignment, transfer, hypothecation or other conveyance by any Loan Party without such prior written consent shall be null and void and of no effect ab initio, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.06. Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 12.06) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the other Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement. Notwithstanding anything to the contrary herein, (a) any Lender shall be permitted to pledge or grant a security interest in all or any portion of such Lender’s rights hereunder including, but not limited to, any Term Loans (without the consent of, or notice to or any other action by, any other party hereto) to secure the obligations of such Lender or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its Affiliates and (b) the Agents shall be permitted to pledge or grant a security interest in all or any portion of their respective rights hereunder or under the other Loan Documents, including, but not limited to, rights to payment (without the consent of, or notice to or any other action by, any other party hereto), to secure the obligations of such Agent or any of its Affiliates to any Person providing any loan, letter of credit or other extension of credit to or for the account of such Agent or any of its Affiliates.

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(b) (i) Subject to the conditions set forth in Section 12.06(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent of:

(A) the Borrowers, which consent shall not be unreasonably withheld, conditioned, delayed or burdened (provided that it shall be deemed to be reasonable for the Borrowers not to consent to any assignment to a direct competitor of the Borrowers or a Subsidiary of a direct competitor of the Borrowers); provided, however, that (1) no consent of the Borrowers shall be required for an assignment to any Eligible Assignee or, if an Event of Default has occurred and is continuing, to any other assignee and (2) the Borrowers shall be deemed to have consented to any such assignment (and shall not be a party to or be required to sign any Assignment and Acceptance related thereto) unless it objects thereto by written notice delivered to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the Administrative Agent, which consent shall not be unreasonably withheld, conditioned, delayed or burdened; provided, that no consent of the Administrative Agent shall be required for an assignment to an Eligible Assignee; and provided further that the withholding, conditioning, delaying or burdening of consent by the Administrative Agent to an assignment to any Permitted Holder, Loan Party or to any Affiliate of the foregoing shall be deemed to be reasonable and not unreasonable.

(C) Notwithstanding anything herein to the contrary, no assignment, participation or other transfer of any Lender’s rights and obligations under this Loan Agreement (including all or a portion of the Term Loans at the time owing to it) may be made to any Loan Party, Permitted Holder or Affiliate of the foregoing and any such proposed transfer or participation shall be null and void ab initio.

(ii) Assignments by Lenders shall be subject to the following additional conditions:

(A) except in the case of an assignment to an Eligible Assignee, or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the (i) Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000, unless each of the Borrowers and the Administrative Agent otherwise consent, which consent, in each case, shall not be unreasonably withheld, delayed, conditioned or burdened; provided, however, that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing; and provided further, that contemporaneous assignments to a single assignee made by affiliated Lenders or related Approved Funds, and contemporaneous assignments by a single assignor to affiliated Lenders or related Approved Funds, shall in each case be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

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(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement as to the Term Loans so assigned; provided, that this paragraph shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect its Term Loans; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in connection with simultaneous assignments to two or more Approved Funds.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.06(b)(v), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.06, 2.07, 4.04 and 12.05 to the extent of any amounts owed to such Lender under any of such provisions). Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this Section 12.06 shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(c).

(iv) The Administrative Agent, acting solely as a non-fiduciary agent of the Borrowers for tax purposes and solely with respect the actions described in this Section 12.06(b)(iv), shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall contain the name and address of each Lender and the lending office through which each Lender acts under this Loan Agreement. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time on any Business Day upon reasonable prior written notice; provided, that no Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the Administrative Agent in its sole discretion. This Section 12.06(b)(iv) shall be construed such that the Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

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(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, and any written consent to such assignment required by Section 12.06(b)(i), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Loan Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of either Borrower or the Agents, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Loan Agreement (including all or a portion of the Term Loans owing to it); provided, that (A) such Lender’s obligations under this Loan Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 12.01(b)(i), 12.01(b)(ii), 12.01(b)(iii) or 12.01(b)(iv). Subject to Section 12.06(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.06, 2.07 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.06(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 12.09(b) as if it were a Lender; provided, that such Participant agrees to be subject to Section 12.09(a) as if it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.06, 2.07 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Borrower agrees that each Participant shall be entitled to the benefits of Section 4.04 so long as the documentation required by Section 4.04(f) is delivered by the participant to the participating Lender.

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(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain at one of its offices in the United States a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Lender’s Term Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in each Participant Register shall be conclusive absent manifest error, and the applicable Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Administrative Agent shall have no responsibility for maintaining any Participant Register, and any notices or other documents required to be delivered by the Loan Parties shall be deemed to be delivered to a Participant upon actual delivery to the Lender that sold the participation to such Participant.

(d) Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of a Lender to collaterally assign or pledge all or any portion of its interests in the Term Loans and the other rights and benefits under the Loan Documents to an unaffiliated third party lender of such Lender (each such Person, a “Collateral Assignee”); provided that unless and until the Borrowers receive notification from a Collateral Assignee of such assignment directing payments to be made to such Collateral Assignee, any payment made by the Borrowers for the benefit of such Lender in accordance with the terms of the Loan Documents shall satisfy the Borrowers’ obligations thereunder to the extent of such payment. Any such Collateral Assignee, upon foreclosure of its security interests in the Term Loans pursuant to the terms of such assignment and in accordance with Applicable Law, shall succeed to all the interests of or shall be deemed to be a Lender, with all the rights and benefits afforded thereby, and such transfer shall not be deemed to be a transfer for purposes of and otherwise subject to the provisions of this Section 12.06. Notwithstanding the foregoing, each Lender shall remain responsible for all obligations and liabilities arising hereunder or under any other Loan Document, and, except as otherwise expressly set forth in any applicable pledge or assignment, nothing herein is intended or shall be construed to impose any obligations upon or constitute an assumption by a Collateral Assignee thereof.

(e) The Administrative Agent and the Lenders may enter into an agreement on or at any time after the Closing Date, pursuant to which they may agree to certain voting arrangements relating to matters requiring the consent or approval of some or all of the Lenders, to pricing or yield arrangements, to the manner in which payments and proceeds are applied, and to such other matters as they may deem appropriate in their sole discretion; provided that a copy of such agreement shall be provided to the Borrower. Any such agreement shall be binding on the parties thereto with respect to the matters addressed therein, notwithstanding any conflicting or other terms in this Loan Agreement to the contrary. Each Person who becomes a Lender pursuant to an assignment permitted under Section 12.06(b)(i) shall be bound by the terms of each such agreement as if such Person was an original party thereto.

Section 12.07. Replacements of Lenders Under Certain Circumstances. The Administrative Agent, at the Borrowers sole cost and expense, shall be permitted to replace any Lender or any Participant that (i) requests reimbursement for amounts owing pursuant to Section 2.06, Section 2.08, or Section 4.04 if such Lender has declined or is unable to designate a different lending office in accordance with Section 2.08, or (ii) is affected in the manner described in Section 2.06(a)(iii) and as a result thereof any of the actions described in such Section 2.06(a)(iii) is required to be taken; provided, that (A) such replacement does not conflict with any Applicable Law, (B) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrowers shall repay (or the replacement bank or institution shall purchase), at par, all Term Loans and other amounts (including any applicable Prepayment Premium and Fees (excluding any disputed amount which shall be placed into an escrow account on terms and conditions reasonably satisfactory to the Administrative Agent, until such dispute is resolved) owing to such replaced Lender pursuant to this Loan Agreement, (D) the replacement bank or institution (if not already a Lender), and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, and the withholding of consent by the Administrative Agent to any Loan Party or any Affiliate of any Loan Party becoming a replacement Lender shall be deemed to be reasonable and not unreasonable, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.06 (except that such replaced Lender shall not be obligated to pay any processing and recordation fee required pursuant thereto), (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, any Agent or any other Lender shall have against the replaced Lender, and (G) in the case of any such assignment resulting from a claim for compensation under Section 2.06 or payments required to be made pursuant to Section 4.04, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

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Section 12.08. Securitization. The Loan Parties acknowledge that the Lenders and their Affiliates may (i) pledge all or a portion of the Term Loans as collateral security for loans to such Lenders or their Affiliates, (ii) sell all or a portion of the Term Loans to a third party, (iii) issue direct or indirect interests in the Term Loans to their controlled Affiliates or (iv) otherwise securitize all or a portion of the Term Loans (any transaction described in clauses (i) through (iv), a “Securitization”), and that the Lenders and their Affiliates may seek to have such loans to such Lenders or their Affiliates, such sold Term Loans, such direct or indirect interests or such securitization rated by Moody’s, S&P or one or more other rating agencies (each, a “Rating Agency”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect any and all Securitizations and to obtain a public or unpublished loan rating or a corporate rating from any Rating Agency requested by any Lender, including, without limitation, by (a) amending this Loan Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by such Lenders, in connection with any Securitization (provided that, if such request occurs at any time before the aggregate principal amount of the Term Loans is less than or equal to $250,000,000 (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties in excess of $10,000 throughout the term of this Loan Agreement (unless such costs are reimbursed by the Lenders requesting such Securitization on a pro rata basis) and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Obligations) and (b) providing such information as may be reasonably requested by such Lenders, in connection with the rating of the Obligations or any Securitization, including, if so requested by a Lender, by meeting with representatives of such Rating Agency and discussing its business and affairs with such representatives to the extent required to obtain such rating. No Securitization shall (i) release any Lender from any of its obligations hereunder, (ii) restrict or limit an Agent’s discretion in connection with any amendment, supplement, waiver or other modification of any of the terms of this Loan Agreement or any other Loan Document or (iii) substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto, and no change in ownership of the Term Loans may be effected, in each case except pursuant to Section 12.06.

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Section 12.09. Adjustments; Set-off.

(a) If any Lender at any time receives any payment of all or part of its Term Loans, interest thereon or Prepayment Premium in respect thereof, or receives any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.01(j), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans, interest thereon or Prepayment Premium in respect thereof, such recipient Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Term Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such recipient Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such recipient Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The foregoing provisions of this Section 12.09 shall not apply to payments made and applied in accordance with the terms of this Loan Agreement and the other Loan Documents.

(b) After the occurrence and during the continuance of an Event of Default, to the extent consented to by the Administrative Agent, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers or any other Loan Party, any such notice being expressly waived by the Loan Parties to the extent permitted by Applicable Law, upon any amount becoming due and payable by either Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding any Excluded Deposit Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Agents after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10. Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and signed and delivered by facsimile or other electronic means. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

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Section 12.11. Counterparts. Any number of counterparts of this Loan Agreement and the other Loan Documents, including facsimiles and other electronic copies, may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

Section 12.12. Severability. All provisions of this Loan Agreement are severable, and the unenforceability or invalidity of any of the provisions of this Loan Agreement shall not affect the validity or enforceability of the remaining provisions of this Loan Agreement. Should any part of this Loan Agreement be held invalid or unenforceable in any jurisdiction, the invalid or unenforceable portion or portions shall be removed (and no more) only in that jurisdiction, and the remainder shall be enforced as fully as possible (removing the minimum amount possible) in that jurisdiction. In lieu of such invalid or unenforceable provision, the parties hereto will negotiate in good faith to add as a part of this Loan Agreement a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

Section 12.13. Integration. This Loan Agreement and the other Loan Documents contain the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings with respect thereto, both written and oral. This Loan Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties. By executing and delivering this Loan Agreement, each Loan Party hereby fully and irrevocably releases and agrees not to assert in any manner any and all claims which such Loan Party may have at law or in equity in relation to all prior written and oral discussions and understandings relating to this Loan Agreement, the other Loan Documents, the subject matter hereof and thereof, and the Transactions. When this Loan Agreement or any other Loan Document refers to a party’s “sole discretion”, such phrase means that party’s sole and absolute discretion as to process and result, which shall be final for all purposes hereunder, to be exercised (to the fullest extent the law permits) for any reason, subject to no standard of reasonableness or review and part of no claim before any court, arbitrator or other tribunal or forum or otherwise.

Section 12.14. GOVERNING LAW. THIS LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCEPT AS MAY OTHERWISE BE PROVIDED THEREIN), AND THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE HEREOF AND THEREOF SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ANY CLAIM BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK FOR CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS REQUIRING APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

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Section 12.15. Waiver of Certain Rights. Each Loan Party irrevocably and unconditionally waives, to the maximum extent not prohibited by Applicable Law, all rights of rescission, setoff, counterclaims, and other defenses in connection with the repayment of the Obligations.

Section 12.16. Acknowledgments. Each Loan Party hereby acknowledges that:

(a) it has been advised by counsel of its choice in the negotiation, execution and delivery of this Loan Agreement and the other Loan Documents, such counsel has reviewed this Loan Agreement and the other Loan Documents, this Loan Agreement and the other Loan Documents (including, without limitation, Section 12.14, Section 12.15 and Article XIII hereof) are the result of such advice and review, and neither this Loan Agreement nor any other Loan Document shall be construed against an Agent or any Lender merely because of such Agent’s or such Lender’s involvement in the preparation of any such document;

(b) neither any Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Loan Agreement or any of the other Loan Documents, and the relationship between any Agent and any Lender, on one hand, and each Loan Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Loan Parties and the Agents and the Lenders; and

(d) this Loan Agreement does not give rise now or in the future to an agency or partnership relationship between any Loan Party on the one hand and any Agent, any Lender or any of their respective Affiliates on the other hand.

Section 12.17. No Arranger Duties. Notwithstanding anything herein or elsewhere to the contrary, the “Sole Lead Arranger” referred to on the cover page hereof does not, and shall not, have any powers, duties, responsibilities or liabilities to the Borrowers or any other Person under this Loan Agreement or any of the other Loan Documents in such capacity.

Section 12.18. Confidentiality. Each Agent and each Lender shall use commercially reasonable efforts to hold all non-public information relating to any Loan Party or any Subsidiary of any Loan Party obtained pursuant to the requirements of this Loan Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices; provided, however, that in any event any Agent or Lender may disclose Confidential Information:

(a) as such Person reasonably believes is required by Law (including, without limitation, SEC rules and regulations);

(b) pursuant to any subpoena or any other legal process or as is otherwise required or requested by any court or other tribunal, securities exchange, or any other judicial, governmental, quasi-governmental, supervisory or regulatory board or agency, or representative thereof (including, without limitation, the SEC), or any representative of any such court, other tribunal, securities exchange, board or body;

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(c) in connection with, and at all times following, the enforcement of any rights or exercise of any remedies by any Agent or any Lender under this Loan Agreement or any other Loan Document, or any action or proceeding relating to this Loan Agreement or any other Loan Document;

(d) to such Agent’s or Lender’s Affiliates, and to such Agent’s, Lender’s and Affiliates’ respective Related Parties;

(e) in connection with:

(i) the establishment of any special purpose funding vehicle with respect to the Term Loans,

(ii) any Securitization permitted under Section 12.08;

(iii) any prospective assignment of, or participation in, its rights and obligations pursuant to Section 12.06, to prospective assignees or Participants, as applicable, provided that such prospective assignees or Participants agree to treat such information as confidential substantially in accordance with the terms of this Section 12.18 as if such prospective assignees or Participants were Agents or Lenders hereunder;

(iv) any actual or proposed credit facility for loans, letters of credit or other extensions of credit to or for the account of such Agent or Lender or any of its Affiliates, to any Person providing or proposing to provide such loan, letter of credit or other extension of credit or any agent, trustee or representative of such Person; and

(v) any public or regulatory filing or reporting;

(f) to any Rating Agency; and

(g) to any other creditor of any Loan Party or Subsidiary thereof; and

(h) to any other Person with the consent of the Borrowers.

Notwithstanding the foregoing, (A) each of the Agents, the Lenders and any Affiliate thereof is hereby expressly permitted by the Loan Parties to refer to any Loan Party and any of their respective Subsidiaries in connection with any promotion or marketing undertaken by such Agent, Lender or Affiliate and, for such purpose, such Agent, Lender or Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with such Loan Party or such Subsidiary or any of their businesses and (B) no Agent or Lender shall have any obligation to keep information confidential if such information: (i) is or becomes public or known to participants in the Borrowers industry from a source other than an Agent, a Lender or an Agent’s or a Lender’s legal or financial advisors; (ii) is, was or becomes known on a non-confidential basis to or discovered by an Agent, Lenders or any of their legal or financial advisors independently from communications by or on behalf of any Loan Party, provided that the source of such information was not actually known by the disclosing Agent, Lender or advisor to be bound by a confidentiality agreement with (or subject to any other contractual, legal or fiduciary obligation of confidentiality to) the relevant Loan Party; or (iii) is independently developed by an Agent or a Lender without use of such confidential information.

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Section 12.19. Press Releases, etc.. Each Loan Party will not, and will not permit any of its Affiliates or its or its Affiliates’ respective officers, directors, shareholders or employees to, directly or indirectly, (i) publish or permit to be published any press release or other similar public disclosure or announcements (including any marketing materials) regarding this Loan Agreement, the other Loan Documents or any of the Transactions, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, or (ii) publish or permit to be published Piney Lake’s name or logo, or otherwise refer to Piney Lake or any of its Affiliates, in connection with this Loan Agreement, the other Loan Documents or any of the Transactions, without the prior written consent of the Administrative Agent. Each Loan Party respects the fact that public relations and investor relations are core missions for Piney Lake and commits to work constructively and in good faith with Piney Lake on any press release in connection with the financing contemplated by this Loan Agreement such that any such press release advances Piney Lake’s mission and is satisfactory to Piney Lake.

Section 12.20. Termination of Obligations; Releases of Guaranties and Liens

(a) At such time as the Term Loans and the other Obligations (other than Unasserted Contingent Obligations) shall have been paid in full in cash, all obligations of the Administrative Agent, the Collateral Agent and the Lenders under this Loan Agreement and under the other Loan Document shall automatically terminate without delivery of any instrument or performance of any act by any Person, and at the Borrowers’ request and sole cost and expense, the Collateral Agent shall terminate the Security Documents and release the Collateral from the Liens created by the Security Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.01 or (ii) under the circumstances described in Section 12.21(c).

(c) [Reserved].

(d) Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any guarantee obligations pursuant to this Section 12.21. In each case as specified in this Section 12.21, the Collateral Agent will (and each Lender irrevocably authorizes the Collateral Agent to), at the Borrowers sole cost and expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral or guarantee obligation from the assignment and security interest granted under the Security Documents, in each case in accordance with the terms of the Loan Documents and this Section 12.21.

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(e) Notwithstanding anything herein to the contrary, the agreements of the parties in Sections 12.02, 12.12, 12.13, 12.14, 12.16, 12.17, 12.22 and Article XIII shall survive the repayment, satisfaction or discharge of the Term Loans and all other amounts payable under the Loan Documents, and the termination of this Loan Agreement.

(f) This Loan Agreement shall remain in full force and effect and continue to be effect should any petition be filed by or against either Borrower for liquidation or reorganization, should either Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Borrower’s assets, and this Loan Agreement shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of all or any portion of the Obligations is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any oblige of any Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.21. USA Patriot Act. Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Loan Party on the Closing Date or who becomes a Loan Party thereafter.

Section 12.22. No Fiduciary Duty. Each Loan Party, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Loan Parties, their respective Subsidiaries and Affiliates, on the one hand, and the Agents, the Lenders, the other Secured Parties, and all of their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.23. Reliance on Certificates. Notwithstanding anything to the contrary herein, the Secured Parties shall be entitled to rely and act upon any certificate, notice or other document delivered by or on behalf of any Person purporting to be an Authorized Officer of a Loan Party, and shall have no duty to inquire as to the actual incumbency or authority of such Person.

Section 12.24. No Waiver. A Secured Party’s failure to insist at any time upon strict compliance with this Loan Agreement or with any of the terms of this Loan Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by such Secured Party of any of its rights or privileges. A waiver or consent, express or implied, of or to any breach or default by any party in the performance by that party of its obligations with respect to this Loan Agreement is not a waiver or consent of or to any other breach or default in the performance by that party of the same or any other obligations of that party.

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Section 12.25. The Borrower as the Loan Parties’ Representative. Each Loan Party (other than the Borrowers) hereby irrevocably appoints the Borrowers as the borrowing agent and attorney-in-fact for all Loan Parties, which appointment is coupled with an interest and shall remain in full force and effect unless and until the Administrative Agent (i) in its sole discretion shall have consented in writing to the revocation of such appointment and (ii) received prior written notice signed by the Loan Parties that such appointment has been revoked and that another Loan Party has been appointed. Each Loan Party hereby irrevocably appoints and authorizes the Borrowers to (a) provide the Agents and the Lenders with all notices with respect to all Term Loans and other extensions of credit obtained for the benefit of the Borrowers and all other notices and instructions under this Loan Agreement and the other Loan Documents, (b) amend, supplement or otherwise modify any term or condition of this Loan Agreement or any other Loan Document in accordance with Section 12.01(b) without any requirement that such Loan Party also sign any documents or instruments to effectuate any such amendment, supplement or other modification, and (c) take such action as the Borrowers deems appropriate on such Loan Party’s behalf to exercise such powers as are reasonably incidental thereto to carry out the purposes of this Loan Agreement and the other Loan Documents. Each Loan Party acknowledges that the handling of this Loan Agreement, the other Loan Documents and the Collateral in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to the Loan Parties in order to utilize the collective borrowing powers of the Loan Parties in the most efficient and economical manner and at their request, and that no Agent or Lender shall incur liability to any Loan Party as a result thereof. Each Loan Party expects to derive substantial benefit, directly or indirectly, from the handling of this Loan Agreement, the other Loan Documents and the Collateral in a combined fashion because the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce the Agents and Lenders to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Agent and each Lender against, and hold each Agent and each Lender harmless from, any and all liability, expense, loss or claim of damage or injury made against any Agent or Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (a) the handling of this Loan Agreement, the other Loan Documents and the Collateral as provided herein, or (b) an Agent or a Lender relying on any instructions of the Borrowers, except that the Loan Parties will have no liability to any Agent or Lender pursuant to this Section 12.25 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent or such Lender, as applicable.

Section 12.26. [Reserved].

Section 12.27. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

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(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(iii) a reduction in full or in part or cancellation of any such liability;

(iv) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Loan Agreement or any other Loan Document; or

(v) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.28. Interest Rate Limitation. Notwithstanding anything in this Loan Agreement or any other Loan Document to the contrary, the interest paid or agreed to be paid under this Loan Agreement and the other Loan Documents, together with all fees, charges and other amounts which are treated as interest under Applicable Law (collectively, “Charges”), shall not exceed the maximum rate of non-usurious interest permitted to be contracted for, charged, taken or received pursuant to Applicable Law (the “Maximum Rate”). If at any time the interest rate and Charges applicable to any Term Loan exceed the Maximum Rate, then, ipso facto as of the first date on which the interest rate and Charges applicable to any Term Loan exceed the Maximum Rate, such interest rate and Charges shall be limited to the Maximum Rate and, to the extent permitted by Applicable Law, the amount of all interest and Charges that would have been payable but were not payable as a result of the operation of this Section 12.09 shall be applied first, to the outstanding principal amount of the Term Loans, and second, to all other outstanding Obligations (other than interest and Charges), and then third, any remaining excess shall be refunded to either Borrower.

Section 12.29. Joint and Several Liability of the Borrowers. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to each Agent and the Secured Parties and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to each Agent it’s the Secured Parties by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12.29 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12.29 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any Obligation or any agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce any Obligation or the waiver or consent by any Agent or any Secured Party with respect to any of the provisions governing any Obligation; (iii) the insolvency of any Borrower or Subsidiary thereof; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than defense of payment in full). Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

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ARTICLE XIII

JURISDICTION; WAIVERS; MISCELLANEOUS

Section 13.01. [Reserved].

Section 13.02. JURISDICTION; VENUE; SERVICE OF PROCESS; JURY TRIAL WAIVER; ETC. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES AS FOLLOWS:

(a) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS LOAN AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES BY WAY OF ARBITRATION OR IN THE COURTS OF ANY JURISDICTION.

(b) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT IN ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(c) EACH PARTY TO THIS LOAN AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER AND AT THE ADDRESSES PROVIDED FOR NOTICES IN SECTION 12.02 BY MAIL. NOTHING IN THIS LOAN AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS LOAN AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY ACKNOWLEDGES THAT (A) IT HAD THE OPPORTUNITY TO REVIEW THIS JURY TRIAL WAIVER WITH ITS LEGAL COUNSEL, (B) IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND (C) NO PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF A LITIGATION, SEEK TO ENFORCE THE FOREGOING JURY TRIAL WAIVERS. THIS SECTION 13.02(d) IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS GRANTING ANY FINANCIAL ACCOMMODATIONS TO THE LOAN PARTIES.

(e) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO INITIATE, MAKE OR PURSUE, IN EACH CASE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT ANY ARBITRATION, ACTION OR PROCEEDING COMMENCED BY AN AGENT OR A LENDER RELATING TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT SHOULD BE DISMISSED OR STAYED BY REASON OF, OR PENDING THE RESOLUTION OF, ANY ACTION OR PROCEEDING COMMENCED BY A LOAN PARTY RELATING IN ANY WAY TO THE TERM LOANS, THIS LOAN AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT WHETHER OR NOT COMMENCED EARLIER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY WILL TAKE ALL MEASURES NECESSARY FOR ANY ARBITRATION, ACTION OR PROCEEDING COMMENCED BY AN AGENT OR ANY LENDER TO PROCEED TO JUDGMENT PRIOR TO THE ENTRY OF JUDGMENT IN ANY SUCH ACTION OR PROCEEDING COMMENCED BY A LOAN PARTY.

(f) No provision of, nor the exercise of any rights under, Section 13.02(a) or Section 13.02(b) above shall limit the right of any Agent or any other Secured Party to (i) foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the UCC, or otherwise pursuant to applicable Law, (ii) exercise self-help remedies including but not limited to set-off and repossession, or (iii) request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of any rights of an Agent or any other Secured Party to submit any Dispute to arbitration if an Agent or another Secured Party would otherwise have such right.

[signatures begin on next page]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Loan Agreement as of the date first above written.

THE BORROWERS:	C-PAK CONSUMER PRODUCT HOLDINGS LLC, a Delaware limited liability company

	By:	/s/ Sam Ross
Sam Ross, President and Chief Operating Officer

C-PAK Consumer Product IP SPV LLC, a Delaware limited liability company

	By:	/s/ Sam Ross
Sam Ross, President and Chief Operating Officer

HOLDINGS:	C-PAK CONSUMER PRODUCT HOLDINGS SPV I LLC, a Delaware limited liability company

	By:	/s/ Eric Blue
Eric C. Blue, Manager

[Signature Page to Loan Agreement]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:	PINEY LAKE OPPORTUNITIES ECI MASTER FUND LP

	By:	Piney Lake Capital Manager LP, as Advisor

	By:	/s/ Michael Lazar
	Name:	Michael B. Lazar
	Title:	President

[Signature Page to Loan Agreement]

LENDER:	Piney Lake Opportunities ECI Master Fund LP

	By:	Piney Lake Capital Manager LP, as Advisor

	By:	/s/ Michael Lazar
	Name:	Michael B. Lazar
	Title:	President

[Signature Page to Loan Agreement]

SCHEDULE 1.01(a)

TERM LOAN COMMITMENTS

Lenders	Term Loan Commitment	Pro Rata Portion
Piney Lake Opportunities ECI Master Fund LP	$22,000,000.00	100.00%
Total	$22,000,000.00	100.00%